      AS FILED WITH THE SECURITIES EXCHANGE COMMISSION ON FEBRUARY 7, 1996


                                                       REGISTRATION NO. 33-64599

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------
                             TELEMUNDO GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                     13-3348686
(State or other jurisdiction of      (I.R.S. Employer
incorporation or organization)    Identification Number)

                  2290 WEST 8TH AVENUE, HIALEAH, FLORIDA 33010
                                 (305) 884-8200

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              PETER J. HOUSMAN II
                            CHIEF FINANCIAL OFFICER
                                 AND TREASURER
                             TELEMUNDO GROUP, INC.
                  2290 WEST 8TH AVENUE, HIALEAH, FLORIDA 33010
                                 (305) 884-8200

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

          PATRICK J. DOOLEY, ESQ.                    ROBERT B. KNAUSS, ESQ.
 Akin, Gump, Strauss, Hauer & Feld, L.L.P.           Munger, Tolles & Olson
              399 Park Avenue                  355 South Grand Avenue, 35th Floor
            New York, NY 10022                 Los Angeles, California 90071-1560
              (212) 872-1000                             (213) 683-9100

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Exchange Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

$
   [LOGO]
TELEMUNDO GROUP, INC.
   % SENIOR NOTES DUE 2006


The % Senior Notes Due 2006 (the "Senior Notes") are being issued by Telemundo Group, Inc. ("Telemundo" or the "Company") and will mature on
             , 2006. Interest on the Senior Notes will be paid semi-annually  on
             and              , of each year, commencing              , 1996.



The  Senior Notes  will bear  interest at  a rate  of      % per  annum on their
principal amount at maturity through  and including                 , 1999,  and
after such date until maturity will bear interest at a rate of % per annum on their principal amount at maturity. The Senior Notes will be issued at a substantial discount from their principal amount at maturity. The price to the public of the Senior Notes shown below represents a yield to maturity of % per annum, computed on the basis of semi-annual compounding of interest. The Senior Notes may be redeemed at the option of the Company, in whole or in part,
at any time on and after              , 2001 at the redemption prices set  forth
herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company may at its option, on one or more occasions, at any time on or
before                 ,  1999, redeem up  to   %  of the aggregate  outstanding
principal amount of Senior Notes at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity issuances provided that at least $ million in aggregate principal amount at maturity of the Senior Notes remains outstanding immediately following any such redemption. The Senior Notes do not provide for any sinking fund.



In the event of a Change of Control (as defined herein), holders of Senior Notes will have the right, subject to certain conditions, to require the Company to offer to purchase their Senior Notes (in whole or in part) at 101% of their Accreted Value (as defined herein), plus accrued and unpaid interest to the date of purchase. See "Description of the Senior Notes -- Change of Control Offer."



The Senior Notes will be general unsecured obligations of the Company and PARI PASSU in right of payment with all senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated to all secured indebtedness of the Company and to all indebtedness and other liabilities of the Company's subsidiaries.



SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------

                                              PRICE TO        UNDERWRITING    PROCEEDS TO
                                              PUBLIC (1)      DISCOUNT        COMPANY (1) (2)
Per Senior Note.............................  %               %               %
Total.......................................  $               $               $
--------------------------------------------------------------------------------------------

(1) Plus accrued interest and Accreted Value, if any, from             , 1996 to
the date of delivery.


(2) Before deducting offering expenses payable by the Company estimated to be $1,170,000.



The Senior Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Senior Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through
the facilities of The Depository Trust Company, on or about              , 1996.


SALOMON BROTHERS INC

                               ALEX. BROWN & SONS

    INCORPORATED


                                                       BT SECURITIES CORPORATION
The date of this Prospectus is             , 1996

Map of the United States and Puerto Rico entitled "The Telemundo Television Network" with stars representing the owned and operated full-power stations (Chicago pending) and circles representing owned and operated low-power stations and affiliates. The full-power stations' channel numbers and call letters are set forth next to the appropriate star. The Company's full-power station in Puerto Rico is indicated on the map.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and exhibits filed as a part thereof and otherwise incorporated therein and which may be inspected and copied in the manner and at the sources described above. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by the Company with the Commission are incorporated by reference into this Prospectus:


    1. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 as amended by Form 10-Q/A filed November 27, 1995 and by Form 10-Q/A-2 filed January 31, 1996;


    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;


    3. The Company's Current Reports on Form 8-K filed January 13, 1995 and January 31, 1996;


    4. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

    5. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.


    Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such documents should be directed to the Company at its principal executive offices, 2290 West 8th
Avenue, Hialeah,  Florida  33010, Attention:  Shareholder  Relations,  telephone

(305) 884-8200.

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND PRO FORMA FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) ALL REFERENCES TO THE UNITED STATES OR U.S. EXCLUDE PUERTO RICO AND (II) ALL MARKET RANK, TELEVISION HOUSEHOLD DATA, RANK IN MARKET AND AUDIENCE SHARE DATA IN THIS DOCUMENT ARE DERIVED FROM A.C. NIELSEN COMPANY, A NATIONAL MEDIA RATINGS SERVICE ("NIELSEN") EXCEPT FOR INFORMATION WITH RESPECT TO PUERTO RICO WHICH IS DERIVED FROM MEDIAFAX, INC., A MEDIA RATINGS SERVICE IN PUERTO RICO. "MARKET AREA" OR "DMA" REFERS TO DESIGNATED MARKET AREA, A TERM DEVELOPED BY NIELSEN AND USED BY THE TELEVISION INDUSTRY TO DESCRIBE A GEOGRAPHICALLY DISTINCT TELEVISION MARKET.

                                  THE COMPANY

    Telemundo Group, Inc., together with its subsidiaries (collectively, "Telemundo" or the "Company"), is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24-hours per day to its owned and operated stations and affiliates, which serve 55 markets in the U.S., including the 32 largest Hispanic markets, and reach approximately 85% of all U.S. Hispanic households. Hispanics currently constitute approximately 10% of the U.S. population, or 27 million people, according to the U.S. Census Bureau, which also projects Hispanics to be the largest minority group in the United States by the year 2010. The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico. For the twelve months ended September 30, 1995, pro forma revenue and EBITDA (as defined below) for the Company were $189.7 million and $30.2 million, respectively.

    After the pending acquisition (the "Acquisition") of a 74.5% interest in the Company's Chicago affiliate, WSNS-TV ("WSNS"), Telemundo will own and operate full power Spanish-language television stations in the seven largest Hispanic Market Areas in the United States. See "The Acquisition." The following table sets forth certain information about these stations, the Puerto Rico station and their Market Areas.

                                                              RANKING OF        NUMBER OF
                                 APPROXIMATE                  MARKET AREA         OTHER          RANKING OF
                                  HISPANIC      HISPANICS         BY        SPANISH-LANGUAGE   MARKET AREA BY
                                 TELEVISION        AS A        NUMBER OF       TELEVISION         NUMBER OF
                                HOUSEHOLDS IN   PERCENTAGE     HISPANIC         STATIONS            TOTAL
                                   MARKET        OF TOTAL     TELEVISION      OPERATING IN       TELEVISION
MARKET AREA SERVED AND STATION     AREA(1)     POPULATION(1) HOUSEHOLDS(1)     MARKET AREA      HOUSEHOLDS(2)
------------------------------  -------------  ------------  -------------  -----------------  ---------------
Los Angeles, CA                    1,306,000         37    %         1                2                 2
 KVEA, Channel 52
New York, NY                         913,000         16    %         2                1                 1
 WNJU, Channel 47
Miami, FL                            434,000         37    %         3                3                16
 WSCV, Channel 51
Houston, TX                          278,000         23    %         4                2                11
 KTMD, Channel 48
San Antonio, TX                      274,000         51    %         5                2                39
 KVDA, Channel 60
San Francisco, CA                    272,000         17    %         6                2                 5
 KSTS, Channel 48
Chicago, IL (Pending)                270,000         12    %         7                1                 3
 WSNS, Channel 44
San Juan, PR                       1,064,000      --            --                    6            --
 WKAQ, Channel 2

------------------------
    (1) Estimated by Nielsen for January 1, 1996.
    (2) Based on 1994-1995 Nielsen data.

    The Company also distributes its programming through 13 owned and operated low-power television stations, 33 affiliated broadcast stations and 88 satellite direct cable affiliates. The Company's programming is carried on an additional 507 cable systems in markets served by broadcast stations in the Company's network. In addition, the Company has a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour per day Spanish-language international news service.


    The Hispanic population in the United States, the fifth largest in the world, is growing at approximately five times the rate of the non-Hispanic U.S. population. By the year 2010, Hispanics are projected by the U.S. Census Bureau to account for approximately 13.5% of the total population of the U.S. and would be the country's largest minority group. A distinguishing characteristic of the Hispanic market is that Hispanics tend to retain Spanish as their dominant or only language. The 1995 Nielsen Enumeration Study indicates that approximately 49% of Hispanic households speak mainly or exclusively Spanish. Consequently, many Hispanics rely on Spanish-language media as an important, and often the exclusive, source of news and information as well as entertainment.

    Management believes that, in addition to the market's growth and the unique characteristics of the population, several factors make the Hispanic market attractive to advertisers. First, the Hispanic population is already a large market segment, with annual purchasing power of approximately $200 billion. Second, Hispanic households on average tend to be larger, younger and spend a greater percentage of their total household income on consumer products than non-Hispanic households. Furthermore, the Hispanic population is more concentrated geographically, with approximately 50% of all Hispanics residing in the seven largest Hispanic Market Areas.


    According to HISPANIC BUSINESS MAGAZINE, an estimated $953 million of total advertising expenditures were directed towards Spanish-language media in 1994, representing a 15% increase from 1993, and an estimated $1.1 billion of total advertising expenditures were directed towards Spanish-language media in 1995, representing an 11% increase from 1994. Of that amount, nearly half was targeted to Spanish-language television advertising. More than 80% of Hispanic television households view Spanish-language television, and aggregate viewing of Spanish-language television increased by approximately 20% for the quarter ended September 30, 1995 as compared with the quarter ended September 30, 1993. As a result, the Company believes that major advertisers such as The Procter & Gamble Co., AT&T Corp. and Sears, Roebuck & Co. have found that Spanish-language television advertising is a more cost-efficient means to target this growing audience than English-language broadcast media.


                                   BACKGROUND


    The Company was organized in May 1986 under the laws of Delaware and is the successor to John Blair & Company, formerly a diversified communications company. The Company began its United States Spanish-language network with three television stations in January 1987, providing approximately 18 hours per week of network programming. The Company entered into bankruptcy in July of 1993 and emerged from bankruptcy on December 30, 1994. The Company had experienced an overall decline in ratings from a 40% share of the Spanish-language network television audience in November 1992 to their lowest point of 20% in February 1995. In March 1995, the Company appointed Roland A. Hernandez as its new President and Chief Executive Officer.


                               BUSINESS STRATEGY


    The Company's management team, led by Mr. Hernandez, has aggressively pursued a number of strategies aimed at improving the profitability of the Company. The Company believes that these strategies have contributed to the improved results of operations experienced in the second half of 1995 and to the Company's achievement of a 27% share of the Spanish-language network television audience in December 1995.


    INCREASING SHARE OF AUDIENCE THROUGH ENHANCED NETWORK PROGRAMMING

    In March 1995, the network hired a new Executive Vice President for Programming and Production and immediately implemented several measures aimed at increasing the Company's audience share.

Specifically, the Company rearranged its prime time schedule to compete more effectively against programming offered by the competition. The Company also added production capability in Los Angeles to its production capability in Miami, enabling Telemundo to produce programs which target U.S. Hispanics of Mexican origin. While the Company produces approximately 44% of its network programming in its U.S. production facilities, it also acquires programs from outside producers to provide a balanced program lineup which will appeal to the greatest number of Hispanic viewers in the U.S. The Company is exploring opportunities to co-produce programming with other producers in Mexico and other Latin American countries.

    The Company believes that its ability to produce as well as acquire programming will allow it to increase its share of the Spanish-language television audience while controlling its overall programming expenses. See "-- Reducing and Controlling Operating Expenses."

    INCREASING REVENUE THROUGH ENHANCED SALES AND MARKETING EFFORTS

    The Company devotes significant resources towards providing advertisers with the data needed to understand better the purchasing habits and preferences of the Hispanic market. Telemundo, together with the Univision Group ("Univision"), the Company's major competitor, and Nielsen, developed the Nielsen Hispanic Television Index, a people-meter based audience measurement service for Spanish-language television, which became operational at the end of 1992. This service provided the first broadly accepted information about the Spanish-language television audience and helped persuade many major general market advertisers and their agencies of the importance of using Spanish-language television to reach the expanding Hispanic market. The Company estimates, based on Nielsen data, that approximately 4% of total television viewing is of Spanish-language television. However, less than 1.7% of total television advertising expenditures are currently directed to Spanish-language television. Management believes that the sophisticated research currently being commissioned by the Company and Univision, particularly the Nielsen Hispanic Television Index, will help to narrow this gap.


    At the network, as well as at each owned and operated full-power station, the sales and marketing forces work closely with their clients to increase the effectiveness of specific advertising campaigns and to increase advertising spending directed to the Hispanic market and the Company. The Company's sales force has extensive experience in both the general market and Spanish-language media businesses. With this diverse background, the sales force is able to create and implement fully integrated and specifically targeted marketing campaigns for its clients. Since it produces a significant amount of its own programming, Telemundo is able to offer its advertising clients opportunities to integrate their products into particular programs and develop major marketing events featuring these programs, the network talent and the clients' products. The Company's top network advertisers include The Procter & Gamble Co., AT&T Corp., MCI Communications Corp., Sears, Roebuck & Co., Ford Motor Co., Western Union, The Coca-Cola Company and Sprint Corp.


    REDUCING AND CONTROLLING OPERATING EXPENSES

    The Company has reduced its operating expenses before depreciation and amortization by $12.1 million, or 10%, for the nine months ended September 30, 1995 from the comparable period of the prior year. Over $8.4 million of these reductions have been achieved through the lowering of program acquisition and production costs. For example, the Company's decision to purchase novelas (soap operas) from Latin American program suppliers rather than produce such programs itself, will result in a reduction of more than 50% in the cost of the Company's prime time novelas for 1995. Other significant cost saving measures included the relocation of its corporate headquarters and the reduction of employee staff levels by approximately 7%. After the consummation of the Acquisition, the Company believes that it will realize cost savings at WSNS through efficiencies gained by integrating WSNS into the Telemundo owned and operated station group. The Company intends to continue to closely monitor and identify cost saving measures throughout its operations.

    BUILDING A STRONGER LOCAL PRESENCE

    Local news presence and involvement in community events are important elements in the Company's strategy for each of its owned and operated stations to achieve a distinct local identity, strengthen audience loyalty and increase revenue. The Company invites its viewers to be part of its programming efforts and to participate along with its stations in community events and other outreach programs. The Company sponsors local community events such as "Calle Ocho" in Miami, "Cinco de Mayo" in Los Angeles and the "Hispanic Day Parade" in New York and has developed an award winning public information campaign, "De Padres a Hijos" ("From Parents to Children"). The campaign awards annual scholarships for Hispanic students and features nationally televised vignettes on important issues in education. Awards are granted both on a national and local level with all Telemundo stations participating in selecting recipients in their respective markets.

    CAPITALIZING ON DOMINANT MARKET POSITION IN PUERTO RICO


    The Company's station in Puerto Rico, WKAQ-TV ("WKAQ"), is the market leader in audience share and revenue. Programming produced specifically for that market, in WKAQ's own production facilities, has consistently ranked among the top rated programs in Puerto Rico. In December 1995, WKAQ had 8 of the top 10 shows in the market and a 33% share of the overall audience, including a 36% share in the prime time period. WKAQ has also recently changed its affiliate covering the western side of the island, resulting in what the Company believes is better coverage on a more cost-effective basis.



    Capitalizing on its strong ratings, production capabilities, association with most major entertainment events in Puerto Rico and aggressive sales and marketing efforts, management believes that WKAQ should continue to achieve a greater share of the market's total advertising dollars than WKAQ's share of the audience. The Company has also focused on reducing operating costs at the station and, as a result, expects operating expenses before depreciation and amortization for 1995 to decline by approximately 4% from the prior year. Operating synergies and cost efficiencies with the U.S. network will continue to be explored.


    STRENGTHENING THE NETWORK THROUGH SELECTIVE ACQUISITIONS AND CAPITAL EXPENDITURES

    The Company believes that securing distribution through station ownership in the largest Hispanic Market Areas in the U.S. is an important element in ensuring the strength of its network. In furtherance of this, the Company has entered into an agreement to acquire a 74.5% interest in its Chicago affiliate. See "The Acquisition." A large base of owned and operated stations allows the network to amortize program investments and other network and corporate expenses over a larger portfolio of properties and should provide greater leverage with advertisers and suppliers. While the Company will continue to evaluate opportunities to enhance its network as they arise, the Company does not currently have any other agreements to acquire additional stations.

    The Company also selectively invests in property and equipment in order to strengthen signals, improve production capabilities and generate operating efficiencies. For example, the Los Angeles station, KVEA, is replacing its transmitter and antenna to improve its signal and provide better service to the Los Angeles market. The Company was also one of the first broadcasters to use digital broadcast compression equipment, providing the Company with the ability to transmit multiple signals from a single satellite transponder. This enables the network to simultaneously address different time zones and provide additional live capabilities and interactivity between the stations and network center on a cost-effective basis.

                                THE ACQUISITION

    On November 8, 1995, the Company entered into an agreement to acquire for $44.7 million a 74.5% interest in Video 44, an Illinois general partnership ("Video 44"), which holds the license to and operates WSNS in Chicago, currently the Company's largest affiliated station. The acquisition of WSNS will ensure the network's long-term distribution in the important Chicago Market Area. Chicago is the seventh largest Market Area in the U.S. based on Hispanic television households and the fourth largest Market Area based on Hispanic television households that speak primarily Spanish. The Hispanic population in Chicago grew by approximately 60% from 1980 to 1994. The Company believes that it will realize cost savings at WSNS through efficiencies gained by integrating WSNS into the Telemundo owned and operated station group.

                                THE REFINANCING


    The Company is implementing a refinancing (the "Refinancing") of certain of its outstanding indebtedness. The elements of the Refinancing include (i) the repurchase of up to $116.9 million aggregate principal amount of the Company's 10.25% Senior Notes due December 30, 2001 (the "Old Notes") pursuant to an offer to purchase, commenced on November 27, 1995 (the "Repurchase Offer") and (ii) the solicitation (the "Consent Solicitation") of certain consents (the "Consents") from the holders of the Old Notes to amend the indenture (the "Old
Note Indenture") governing the Old Notes (the "Proposed Amendments") and the payment of a consent fee (a "Consent Fee") in connection therewith. As of January 30, 1996, the holders of $116,705,500 principal amount of Old Notes, representing approximately 99.8% of the aggregate outstanding principal amount of Old Notes, had tendered their Old Notes and delivered their Consents to the Proposed Amendments. As of December 12, 1995, the Company had received Consents from holders of a majority of the aggregate outstanding principal amount of Old Notes and on that date, the Company and the Trustee under the Old Note Indenture executed a supplemental indenture to the Old Note Indenture (the "Supplemental Indenture"). Upon the execution of the Supplemental Indenture, the Proposed Amendments became effective and binding on all holders of Old Notes, including those holders who did not submit their Consents, but will not become operative until the Acceptance Date (as defined below).


    The Refinancing is designed to enhance the Company's operating and financial flexibility by, among other things, (i) removing the near-term amortization requirements of the Old Notes and (ii) amending certain covenants contained in the Old Note Indenture to conform generally to certain covenants contained in the Senior Note Indenture (as defined below).


    The Company intends to issue $175 million gross proceeds of % Senior Notes (the "Offering") to fund the Acquisition and the Refinancing and, after related fees and expenses, to use the balance, if any, for general corporate purposes, which may include the repayment, but without any accompanying permanent reduction, of certain of the outstanding borrowings under the Company's credit agreement (the "Credit Facility"). See "Description of Certain Indebtedness -- Credit Facility." The Acquisition, the Refinancing and the Offering are defined herein as the "Transactions."



                              RECENT DEVELOPMENTS



    The Company is in the process of preparing its financial statements for the year ended December 31, 1995 and expects to report that net revenue was approximately $169.1 million and EBITDA was approximately $26.0 million (see note 4 to Summary Historical and Pro Forma Consolidated Financial Data), compared to $183.9 million and $24.0 million, respectively, for the prior year. For the quarter ended December 31, 1995, the Company expects to report net revenue of approximately $49.3 million and EBITDA of approximately $15.6 million, compared to $52.1 million and $13.7 million, respectively, for the corresponding period of the prior year. The Company's audience share declined throughout 1994, reaching the lowest point in February 1995. The Company's share of the Spanish-language television network audience increased from 20% in February 1995 to 27% in December 1995. However, as a result of the lag between a change in ratings and the resulting impact on revenue, commercial air time sales in the fourth quarter of 1995 were based on a lower audience share than such revenue from the comparable period of the prior year. Continued significant expense savings during the quarter more than offset the approximately 5% decline in revenue, resulting in the increase in EBITDA in the quarter as compared to the comparable period of the prior year. Such results are preliminary and have not been audited. When the actual results of operations are finalized and audited, it is possible that such results will vary from the amounts set forth above. The Company does not believe, however, that any such variations will be material. On a pro forma basis, after giving effect to the Acquisition, net revenue for 1995 is expected to be approximately $186.8 million and EBITDA, after minority interest, approximately $31.6 million, compared to $200.3 million and $30.4 million, respectively, for the prior year.

                                  THE OFFERING

    All capitalized terms used in this Prospectus with respect to the Senior Notes and not otherwise defined herein have the meanings set forth under "Description of the Senior Notes -- Certain Definitions."


Securities Offered.....................  $     million principal amount  at maturity of    %
                                         Senior Notes  due 2006  (the "Senior  Notes").  The
                                         Senior  Notes  will  be  issued  at  a  substantial
                                         discount  from  their  principal  amount  and  will
                                         generate   gross   proceeds  to   the   Company  of
                                         approximately $175 million.

Maturity Date..........................  , 2006.

Interest...............................  The Senior Notes bear  interest at a rate  of     %
                                         per  annum  on their  principal amount  at maturity
                                         through and including        , 1999, and after such
                                         date until maturity will bear interest at a rate of
                                            %  per  annum  on  their  principal  amount   at
                                         maturity. Interest will be paid on each         and
                                                 ,  commencing           .  The price to the
                                         public of the  Senior Notes represents  a yield  to
                                         maturity  of    %  per annum, computed on the basis
                                         of semi-annual compounding of interest.

Original Issue Discount; Certain
Federal Income Tax Consequences........  For Federal income tax  purposes, each Senior  Note will  be issued with "original issue discount." See
                                         "Certain Federal Income Tax Considerations."

Ranking................................  The  Senior   Notes  will   be  general   unsecured
                                         obligations  of  the  Company, and  will  rank PARI
                                         PASSU  in  right   of  payment   with  all   senior
                                         indebtedness  and senior in right of payment to all
                                         existing and  future subordinated  indebtedness  of
                                         the  Company. The Senior  Notes will be effectively
                                         subordinated to  all  secured indebtedness  of  the
                                         Company  to the extent of  the assets securing that
                                         indebtedness  and   all  indebtedness   and   other
                                         liabilities of the Company's subsidiaries.

Optional Redemption....................  The  Senior Notes are redeemable  at any time on or
                                         after              , 2001, in whole or in part,  at
                                         the option of the Company, at the redemption prices
                                         set  forth herein plus  accrued and unpaid interest
                                         to the redemption date.

Optional Redemption Upon Common Stock
Offering...............................  At any time on or before               , 1999,  the
                                         Company   may,  at  its  option,  on  one  or  more
                                         occasions, redeem  up  to     %  of  the  aggregate
                                         outstanding principal amount of Senior Notes at the
                                         redemption prices set forth herein plus accrued and
                                         unpaid  interest  to the  redemption date  with the
                                         proceeds of a Common Stock Offering; provided  that
                                         at  least $   million aggregate principal amount at
                                         maturity  of  Senior   Notes  remains   outstanding
                                         immediately following such redemption.

Change of Control......................  Upon  the occurrence  of a  Change of  Control, the
                                         Company will  be  required  to  make  an  offer  to
                                         purchase  all of the Senior  Notes at a price equal
                                         to 101% of the Accreted Value thereof plus  accrued
                                         and unpaid interest to the date of repurchase.

Sinking Fund...........................  None.

Certain Covenants......................  The indenture with respect to the Senior Notes (the
                                         "Senior Note Indenture") contains certain covenants
                                         that,  among other things, limit the ability of the
                                         Company to  incur debt,  make restricted  payments,
                                         enter  into  certain transactions  with affiliates,
                                         acquire and dispose of certain assets and engage in
                                         certain mergers and consolidations.

                                USE OF PROCEEDS


    The proceeds of this Offering will be used to consummate the Acquisition and the Refinancing and the balance, if any, will be used for general corporate purposes, which are expected to include repayment of certain amounts outstanding and related fees under the Credit Facility, but without any accompanying permanent reduction. See "Use of Proceeds."


                                  RISK FACTORS

    Investors should consider carefully certain risk factors relating to an investment in the Senior Notes. See "Risk Factors."
                            ------------------------

    The Company's Series A Common Stock and Warrants to purchase Series A Common Stock are traded in the over-the-counter market on the Nasdaq National Market and SmallCap Market, respectively, under the symbols "TLMD" and "TLMDW." The Company's executive offices are located at 2290 West 8th Avenue, Hialeah, Florida 33010. The Company's telephone number is (305) 884-8200.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following presents summary historical consolidated financial data of the Company for the three years ended December 31, 1994, and for the nine months ended September 30, 1994 and 1995, which have been derived from the Company's audited consolidated financial statements for the three years ended December 31, 1994 and the unaudited consolidated financial statements for the nine months ended September 30, 1994 and 1995.

    On December 30, 1994, the Company consummated its financial restructuring pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Reorganization"). The periods prior to the Reorganization are presented on a historical cost basis without giving effect to the Reorganization. The term "Predecessor" refers to the Company prior to emergence from Reorganization.

    The unaudited pro forma consolidated statements of operations data have been presented as if the Transactions had been effected as of the beginning of each of the periods presented. The unaudited pro forma consolidated financial data for the year ended December 31, 1994 and the twelve months ended September 30, 1995 give effect to the Reorganization as if it had occurred on the first day of each of the respective periods. The pro forma consolidated balance sheet data have been presented as if the Transactions had been effected on September 30, 1995. The Acquisition has been accounted for under the purchase method of accounting. The pro forma consolidated financial data do not purport to represent what the Company's results of operations would have been if such transactions had been effected at the date indicated and do not purport to project results of operations of the Company in any future period. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

    The information in this table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Financial Statements and the notes thereto for both the Company and Video 44 included elsewhere herein.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            HISTORICAL
                                       -----------------------------------------------------
                                                                                                          PRO FORMA (1)
                                                      PREDECESSOR                             -------------------------------------
                                       ------------------------------------------
                                                                         NINE MONTHS ENDED                 NINE MONTHS   12 MONTHS
                                                                                              YEAR ENDED      ENDED        ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,       DECEMBER     SEPTEMBER    SEPTEMBER
                                       -------------------------------  --------------------      31,          30,          30,
                                         1992       1993       1994       1994       1995        1994         1995       1995 (2)
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Net revenue........................  $ 153,572  $ 177,809  $ 183,894  $ 131,807  $ 119,848   $ 200,279    $ 133,105    $ 189,704
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Costs and expenses:
    Direct operating costs...........     71,211     83,166     90,914     68,734     59,148      93,885       61,857       84,902
    Selling, general & administrative
     expenses other than network and
     corporate.......................     33,225     34,191     35,688     27,107     25,917      40,060       30,028       39,956
    Network expenses.................     21,026     26,167     28,501     21,822     20,994      28,501       20,994       27,673
    Corporate expenses...............      6,772      6,219      4,811      3,885      3,345       4,931        3,435        4,391
    Depreciation and amortization....     10,515     11,469     10,804      7,899      8,653      15,329       10,069       14,082
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
      Total expenses.................    142,749    161,212    170,718    129,447    118,057     182,706      126,383      171,004
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Operating income...................     10,823     16,597     13,176      2,360      1,791      17,573        6,722       18,700
  Other income (expense).............      1,438       (351)       (34)       (20)       (19)        (34)         (19)         (33)
  Reorganization items...............          0     (2,543)    76,255     (4,250)         0      76,255            0       80,505
  Interest expense -- net of interest
   income............................    (35,739)   (24,411)      (645)      (487)   (10,756)    (20,930)     (15,407)     (20,730)
  Net loss from investment in
   TeleNoticias......................          0          0     (1,314)         0     (4,590)     (1,314)      (4,590)      (5,904)
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Income (loss) before income
   taxes.............................    (23,478)   (10,708)    87,438     (2,397)   (13,574)     71,550      (13,294)      72,538
  Income tax provision...............     (3,265)    (3,351)    (3,389)    (2,575)    (2,534)     (3,389)      (2,534)      (3,348)
  Minority interest..................          0          0          0          0          0      (2,550)      (1,913)      (2,550)
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Income (loss) before extraordinary
   item..............................    (26,743)   (14,059)    84,049     (4,972)   (16,108)     65,611      (17,741)      66,640
  Extraordinary gain (loss) --
   extinguishment of debt............          0          0    130,482          0          0     112,948      (16,419)     112,948
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Net income (loss)..................  $ (26,743) $ (14,059) $ 214,531  $  (4,972) $ (16,108)  $ 178,559    $ (34,160)   $ 179,588
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Income (loss) before extraordinary
   item per Common Share.............  $       *  $       *  $       *  $       *  $   (1.61) $        *   $    (1.77 ) $        *
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
  Number of shares used in per share
   calculations......................          *          *          *          *     10,000           *       10,000            *
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------

  Ratio of earnings to fixed charges
   (3)...............................          *          *          *          *         --           *           --            *
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
OTHER FINANCIAL DATA:
  EBITDA (4).........................  $  21,338  $  28,066  $  23,980  $  10,259  $  10,444  $   30,352   $   14,878   $   30,232
  EBITDA margin......................      13.9%      15.8%      13.0%       7.8%       8.7%       15.2%        11.2%        15.9%
  Cash interest expense..............  $       0  $     405  $     647  $     489  $   6,620  $   14,894   $   11,143   $   14,862
  Capital expenditures...............  $   3,992  $   8,485  $  12,550  $   9,688  $   4,274  $   12,726   $    5,150   $    8,187

  Ratio of EBITDA to cash interest
   (5)...............................                                                                2.0                       2.0
  Ratio of EBITDA to interest expense
   (5)...............................                                                                1.5                       1.5
  Ratio of total debt to EBITDA
   (5)...............................                                                                                          6.0
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.......................                        $ 232,024             $ 220,599                            $  278,824
  Working capital....................                        $  32,325             $  31,844                            $   32,944
  Total debt.........................                        $ 108,553             $ 113,755                            $  182,416
  Stockholders' equity...............                        $  70,000             $  54,231                            $   37,812


----------------------------------
(1)  Assumes the consummation of the Transactions.

(2) Pro forma data for the twelve months ended September 30, 1995 is presented by adding the pro forma data calculated for the three months ended December 31, 1994 to the pro forma data for the nine months ended September 30, 1995.

(3) For purposes of computing the ratio of earnings to fixed charges, "fixed charges" consists of interest expense - net, which includes interest on capital leases and amortization of deferred financing fees, and "earnings" consists of net income (loss), before extraordinary items, income taxes, net loss from investment in TeleNoticias and fixed charges. Earnings were insufficient to cover fixed charges by approximately $9.0 million and $10.9 million, respectively, for the nine months ended September 30, 1995 and the related pro forma period.

(4) EBITDA represents net income (loss), before extraordinary gain (loss) on extinguishment of debt, income tax provision, net loss from investment in TeleNoticias, interest expense - net, reorganization items, other income (expense) and depreciation and amortization. Although EBITDA is not intended to represent cash flow or any other measure of financial performance under generally accepted accounting principles ("GAAP"), the Company believes it is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures. The use of the term "EBITDA" is materially consistent with the use of the same term in the Senior Note Indenture. EBITDA has been reduced by the minority interest which represents the minimum distribution payable to the 25.5% minority partner of Video 44.

(5) Due to seasonality, EBITDA ratios for periods less than one year are not applicable. See "Business -- Seasonality of Business."

 * As a result of the effects of the Reorganization, net loss per share, number of shares used in per share calculations and ratio of earnings to fixed charges are not applicable for 1994 and prior periods.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE SENIOR NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

HISTORY OF LOSSES; BANKRUPTCY

    On December 30, 1994, the Company emerged from bankruptcy. Although the Company has reported operating income for each of the three years ended December 31, 1994 and for the nine months ended September 30, 1995, the Company has a history of net losses. The net income reported for the year ended December 31, 1994 was as a result of the effect of items related to the Reorganization. Net losses before reorganization items and income taxes of approximately $23.5 million, $8.2 million and $13.6 million were reported for the years ended December 31, 1992 and 1993 and for the nine months ended September 30, 1995, respectively. For a discussion of the results of the Reorganization on the Company's Statement of Operations, see "Management's Discussion and Analysis of Results of Operations and Financial Condition." There can be no assurance that the Company will achieve or sustain profitability in the future. See "Business -- Legal Proceedings."


    The Company does not, as a matter of policy, publish projections covering future performance. However, in connection with the consummation of the Reorganization, the Company was required by law to include certain projections in its disclosure statement to establish the viability of the Reorganization. Those projections were filed on April 29, 1994. As a result of a number of factors, including the overall decline in the Company's share of the Spanish-language audience, the Company did not meet its projections for the year ended December 31, 1995 and the projections for future periods should not be relied upon.



SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS



    After giving effect to the Transactions, the Company will remain highly leveraged. At September 30, 1995, the Company had outstanding total debt in an aggregate principal amount of approximately $129.0 million ($113.8 million recorded in the Company's financial statements for book value purposes) and total stockholders' equity of approximately $54.2 million. After giving pro forma effect to the Transactions, the Company's aggregate principal amount of total debt at September 30, 1995 would have been $200.6 million ($182.4 million recorded in the Company's financial statements for book value purposes) and total stockholders' equity at September 30, 1995 would have been approximately $37.8 million.


    On a pro forma basis after giving effect to the Transactions, earnings would be insufficient to cover fixed charges by $10.9 million for the nine months ended September 30, 1995.

    The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and the principal of, its debt; (iii) the agreements governing the Company's indebtedness will contain certain restrictive financial and operating covenants which could limit the Company's ability to compete and expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financial flexibility than the Company.

    If the Company is unable to generate sufficient cash flow to meet its debt obligations, which could be affected by factors beyond the Company's control, the Company may be required to renegotiate the terms of the instruments relating to its indebtedness or to refinance all or a portion of its indebtedness. However, there can be no assurance that the Company will be able to successfully renegotiate such terms or refinance its indebtedness, or, if the Company were able to do so, that the terms available would be favorable to it. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company likely would have to consider various other options such as the sale of certain assets to meet its required debt service. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."


    In the event of a default under the Credit Facility, the indebtedness outstanding at such time may become immediately due and payable which could result in a default under all of the Company's indebtedness, including the Senior Notes. The Credit Facility and Old Note Indenture contain, and the Senior
Note Indenture, will contain certain restrictive covenants that, among other things limit the Company's ability to incur additional indebtedness, create liens, and make investments and capital expenditures. The Credit Facility requires the Company to comply with certain financial ratios and tests, under which the Company will be required to achieve certain financial and operating results. The lender under the Credit Facility has consented to the Transactions. See "Description of Certain Indebtedness" and "Description of the Senior Notes."


HOLDING COMPANY STRUCTURE

    The Company is a holding company which derives substantially all of its operating income from its subsidiaries. The Company's subsidiaries will have no obligation, contingent or otherwise, to pay interest or principal on the Company's indebtedness or make any funds available to the Company. The Company must rely upon cash flow from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Senior Notes and other indebtedness. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws, claims of creditors of the Company's subsidiaries, including trade creditors, and will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the
Company's indebtedness, including the Senior Notes. The holders of any indebtedness of the Company's subsidiaries will be entitled to payment of their indebtedness prior to the holders of any general unsecured obligations of the Company, including the Senior Notes and other indebtedness. The Senior Notes are not secured by any of the assets of the Company or its subsidiaries. Certain subsidiaries of the Company are, however, jointly and severally obligated under the Credit Facility. There can be no assurance that the Company will obtain sufficient funds from its subsidiaries in order to make payments on its indebtedness, including the Senior Notes. See "Description of the Senior Notes."

COMPETITION

    The broadcasting industry has become increasingly competitive in recent years. The Company's owned and operated television stations and affiliates face competition for advertising revenue from other Spanish-language and English-language television broadcasters. The Company's competitors also include cable television operators, Spanish-language and English-language radio broadcasters, and other media including newspapers, magazines, movies and other forms of entertainment. Many of the Company's competitors are better capitalized and have greater financial resources and flexibility than the Company.

    In each of the markets in which the Company owns and operates full-power stations, except Puerto Rico, the Company's station competes directly with a full-power Univision station. The Univision stations and the Univision network affiliates together reach a larger percentage of Hispanic viewers in the U.S. than the Company's stations and affiliates and have attracted as much as 80% of the Spanish-language network television viewing audience. Generally, the competing Univision stations have been operating in their markets longer than have the Company's stations. In addition, Univision entered into an agreement with one of its owners, Televisa, to manage the Galavision cable network ("Galavision") and has also obtained an option to acquire Galavision in 1996. Galavision, which has operated primarily as a Spanish-language cable television network since 1980 and serves approximately 1.6 million subscribers, also competes with the Company. Both Televisa and Corporacion Venezolana de Television, C.A. ("Venevision"), which is also one of Univision's owners, have entered into long-term contracts to supply Spanish-language programming to the Univision and Galavision networks. Televisa is the largest supplier of Spanish-language programs in the world. Through these program license agreements, Univision has the right of first refusal for 25 years to air in the U.S. all Spanish-language programming produced by Televisa and Venevision. These supply contracts currently provide Univision with a competitive advantage in obtaining programming originating from Mexico and in targeting Hispanics of Mexican origin, who account for approximately 64% of the U.S. Hispanic market. The Company's stations, especially in Puerto Rico and Los Angeles, also face competition from various independent Spanish-language television stations. See "Business -- Competition."

    The Company also competes with English-language broadcasters for Hispanic viewers. There can be no assurance that current Spanish-language television viewers will continue to watch the Company's or any other Spanish-language broadcasters' programming rather than English-language programming.

THE ACQUISITION


    The consummation of the Acquisition, which is anticipated to occur prior to February 29, 1996, is subject to certain conditions, including receipt of approval of the Federal Communications Commission (the "FCC") to the transfer of control of Video 44, the licensee of WSNS. There can be no assurance that the closing conditions will be satisfied or waived.



    The transfer of control application was granted by the FCC on February 2, 1996. The Company presently intends to, though reserves the right not to, consummate the Acquisition prior to the time such approval becomes "final" (that is, during the time a third party could file a petition for reconsideration of such approval or the FCC could on its own motion reconsider its initial approval of the Acquisition). If any such petition is filed, or if the FCC reconsiders its initial approval on its own motion, or if the FCC approval is ultimately appealed to the courts, the FCC may, under certain circumstances, modify or reverse the approval of the Acquisition. Under these circumstances, the FCC may impose a variety of remedies, including, among other things, requiring the Company to divest its interest in WSNS.


    If the Acquisition is consummated, management will be required to devote significant time to the integration of WSNS into the Company. Upon consummation of the Acquisition, overall management and control of the business and affairs of Video 44 shall be vested exclusively in a wholly-owned subsidiary of the Company, subject to certain approval rights of the minority partner with respect to certain specified major decisions. In addition, the minority partner will be entitled to a minimum annual preferred distribution from Video 44 and, to the extent Video 44 is unable to make such distributions, the Company's subsidiaries that are partners in Video 44 shall contribute additional capital to permit such payments to be made. See "The Acquisition -- The Purchase Agreement."

    In January 1995, Univision acquired an owned and operated station in Chicago. Since then, Univision's shares of the Chicago Hispanic audience and advertising revenue have increased, while WSNS's respective shares have significantly decreased. Although the Company believes that part of WSNS's market share decrease is attributable to a new audience measurement system in Chicago, there can be no assurance that the Company's share of the Hispanic audience in Chicago will not continue to decline. In addition, there can be no assurance that the Company will successfully integrate WSNS or that the Company will be able to achieve its anticipated cost savings.

IMPACT OF NEW TECHNOLOGIES


    In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. Further advances in technology such as video compression, direct broadcast satellites and programming delivered through fiber optic telephone lines could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. Each of these factors could adversely affect the Company's operations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or on the future results of the Company's operations. See "Business -- Competition" and "-- FCC Regulation."

NETWORK DEPENDENCE ON PROGRAMMING AND DISTRIBUTION SYSTEM

    The Spanish-language television market shares for the network and its stations are dependent upon the Company's ability to produce, acquire and distribute programming which attracts a significant national audience. If the Company's programming fails to attract viewers, the Company's ability to attract advertisers and generate revenues and profits would be impaired. Although the Company makes significant investments in programming, there can be no assurance that the Company's programming will achieve or maintain satisfactory viewership levels in the future.


    The Company currently provides programming to 122 broadcast stations and satellite direct cable affiliates which, including the Chicago Market Area, represent approximately 38% of the Company's coverage of the U.S. Hispanic market. The Company provides its affiliates with programming transmitted by the Telemundo network and in exchange receives the right to sell generally between 50% and 60% of the commercial advertising time available during such programming. The ability of the Company to cost-effectively renew its affiliations or attract new affiliates depends in part on the ability of the Company to provide programming that will attract a satisfactory viewing audience. The Company also competes with other broadcasters for relationships with affiliates. Although the Company expects to continue to be able to renew its affiliation agreements, no assurance can be given that such renewals will be obtained on a cost-effective basis. No affiliate accounts for more than 3.1% of the Company's coverage of the U.S. Hispanic market, other than the Company's Chicago affiliate, in which the Company has agreed to acquire a majority interest.


    The Company broadcasts its programs to its owned and operated stations and affiliates by means of satellite. Although the Company's satellite lease agreement provides for the use, subject to availability, of other satellites in the event of a failure, there can be no assurance that such other satellites would be available to the Company, or if available, whether the use of such other satellites could be obtained on favorable terms. The operation of the satellite is outside the control of the Company and a disruption of the transmissions could have a material adverse effect on the Company. See "Business -- The Telemundo Network and Broadcast Operations" and "The Acquisition."

INDUSTRY AND ECONOMIC CONDITIONS; SEASONALITY

    The Company's profitability may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological advances, proposals to eliminate the tax deductibility of certain advertising expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the television broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

    Historically, advertising in most forms of media has correlated with the general condition of the economy. Television broadcasters are also exposed to the general economic conditions of the local regions in which they operate. Due to the concentration of revenues from WKAQ in Puerto Rico, the Company may be adversely affected more than other broadcasters by an economic downturn in Puerto Rico.

    Seasonal revenue fluctuations are common in the television broadcasting industry and the Company's revenue reflects seasonal patterns with respect to advertiser expenditures. Increased advertising during the holiday season results in increases in advertising revenue for the fourth quarter, particularly in Puerto Rico. As a result, the Company experiences seasonal fluctuations in its revenue to a greater degree than its direct competitors and the broadcasting industry in general. Because costs are more ratably spread throughout the year, the impact of this seasonality on operating income may be pronounced. See "-- Concentration of Revenue from WKAQ in Puerto Rico."

CONCENTRATION OF REVENUE FROM WKAQ IN PUERTO RICO

    The Company's owned and operated station in Puerto Rico, WKAQ, accounted for approximately 22.6% of the Company's net commercial air time sales for the year ended December 31, 1994. A significant decline in the revenue of WKAQ could have a material adverse effect on the Company's results of operations and cash flow. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

GOVERNMENT REGULATION


    The television broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act") and FCC rules and policies require that each television broadcaster must operate in compliance with a license issued by the FCC. Each of the Company's television stations operates pursuant to one or more licenses issued by the FCC that expire at different times. The Company must apply to renew these licenses, and third parties may challenge those applications. Although the Company has no reason to believe that its licenses will not be renewed in the ordinary course, there can be no assurance that its licenses will be renewed.


    Congress and the FCC currently have under consideration and may in the future adopt new laws or modify existing laws and regulations and policies regarding a wide variety of matters, including the adoption of attribution rules which would further restrict broadcast station ownership, that could directly or indirectly adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies. For example, the repeal of the "must-carry" provisions under the 1992 Cable Act (as defined below) could have a material adverse effect on the Company.


    The adoption of various measures could accelerate the existing trend toward vertical integration in the media and home entertainment industries and cause the Company to face more formidable competition in the future. For example, such measures could include (and, in the case of certain legislation passed by Congress and awaiting the signature of the President of the United States (the "Telcom Bill"), do include) the elimination or modification of restrictions on the offering of multiple network services by the existing major television networks, the removal or modification of restrictions on the participation by the regional telephone operating companies in cable television and other direct-to-home video technologies, and the removal or modification of certain restrictions on broadcast station ownership. The President has announced his intention to sign the Telcom Bill into law, but there is no assurance that he will do so. The Company is unable to predict whether these or other potential changes in the current regulatory environment could restrict or curtail the ability of the Company to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of television stations and other media properties.


    Low-power television stations ("LPTVs") and "translator" stations that rebroadcast a station's signal operate on a secondary basis and are subject to displacement by a licensed full-power station and have limited cable carriage rights under FCC rules. The network's largest LPTV, which is an affiliated station, represents approximately 2.4% of the Company's coverage of the U.S. Hispanic market. See "Business -- FCC Regulation."

CHANGE OF CONTROL

    In the event of a change of control (as defined in each of the Old Note Indenture and the Senior Note Indenture), the Company will be required to offer to purchase all of the outstanding Old Notes and Senior Notes at 101% of the principal amount of the Old Notes or 101% of the Accreted Value of the Senior Notes plus any accrued and unpaid interest thereon to the date of purchase. Events triggering a change of control under the Senior Notes may be different than events triggering a change of control under the Old Notes. A change of control under either indenture results in a default under the Credit Facility. The exercise by the holders of Old Notes or Senior Notes of their respective rights to require the Company to offer to purchase Old Notes or Senior Notes upon a change of control could also cause a default under other indebtedness of the Company, even if the change of control itself does not, because of the financial effect of such repurchase on the Company. To the extent that change of control provisions have not been triggered with respect to one, but not both, of the Old Notes and the Senior Notes, the ability of the Company to make scheduled payments under notes which are not repurchased because the change of control provision is not triggered may be affected by the payment of amounts pursuant to any change of control provision which has been triggered. The Company's ability to pay cash to any of the holders of Old Notes or Senior Notes upon a repurchase may be limited by the Company's then existing capital resources. There can be no assurance that in the event of a change of control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for any Old Notes or Senior Notes. See "Description of the Senior Notes."

OWNERSHIP BY MAJOR STOCKHOLDERS


    The Major Stockholders (as defined below) beneficially own an aggregate of 917,930 shares of Series A Common Stock constituting approximately 15.4% of the Series A Common Stock outstanding and 3,083,154 shares of Series B Common Stock constituting approximately 76.3% of the Series B Common Stock outstanding and approximately 40.0% of the total Common Stock outstanding. The Series B Common Stock is entitled to elect a majority of the Board of Directors of the Company. The Major Stockholders have entered into a Shareholders Agreement dated as of December 20, 1994, as amended as of July 20, 1995 (the "Shareholders Agreement"), pursuant to which each of them has agreed, subject to the provisions of the Shareholders Agreement, among other things, that all of the shares of Common Stock owned by each of them will be voted by a voting committee. As a result, the voting committee is entitled to elect a majority of the Company's directors (and to vote all shares of Common Stock subject to the Shareholders Agreement for certain nominees specified by the Major Stockholders) and this may have the effect of facilitating or making more difficult certain types of material transactions, including a change of control of the Company. The Shareholders Agreement (other than provisions relating to certain shareholder's rights to participate in certain sales of Common Stock by TLMD Partners II, L.L.C. ("TLMD Partners")) will terminate on the earlier of the date when no shares of Series B Common Stock are outstanding (which will occur no later than December 30, 1999) or the date when TLMD Partners ceases to own at least 245,003 shares of Series B Common Stock. The Shareholders Agreement (other than such sale participation rights) may also be terminated as of the date specified by TLMD Partners subject to the receipt of any requisite regulatory approvals. See "Principal Stockholders."


TELENOTICIAS


    On October 16, 1995, Telemundo News Network, Inc. ("TNNI"), a wholly-owned subsidiary of the Company which holds partnership interests in TeleNoticias, filed an action in New York Supreme Court, New York County against its partners to address certain corporate governance issues affecting TeleNoticias. In its complaint, TNNI asserts a cause of action for breach of a stockholders agreement, a cause of action for a declaration that TNNI has the right to nominate the President of TeleNoticias, a cause of action for a declaration that certain "board" resolutions are invalid, and a cause of action for breach of fiduciary duty. Certain of the defendants have asserted counterclaims against TNNI for injunctive and declaratory relief as well as for damages in an unliquidated amount. In an order issued January 11, 1996, the court denied the cross motions seeking injunctive relief and directed that all discovery be completed within 60 days of the date of the order.



    In December, 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5 million per year, increasing by $500,000 each year. If news programming is unavailable from TeleNoticias, the Company believes that alternative sources of news programming will be available, although there can be no assurance as to the cost of such programming.



    The Company is required to make cash contributions of up to $10 million through TeleNoticias' sixth year of operations, which ends on September 16, 2000. The Company has made cash contributions totalling $8.2 million through December 31, 1995, and anticipates the remaining $1.8 million will be required during 1996. Losses of $1.3 million in 1994 and $4.6 million for the first nine months of 1995 were realized on the Company's investment in TeleNoticias and it is expected that losses will continue. There can be no assurance that once the Company and its partners have made all required capital contributions to TeleNoticias, that TeleNoticias will have sufficient capital or operating income to continue its business in its present form.


    The partners of TeleNoticias are engaged in discussions in connection with seeking a resolution of their disagreements regarding TeleNoticias. Such discussions have included a number of possible alternatives, including a resolution of the dispute regarding management of TeleNoticias, a winding up of the partnership, and a purchase by one or more of the partners of the interests of the other partners. In connection with these discussions, the Company has had conversations with a number of organizations with respect to replacing some or all of the other TeleNoticias partners. The Company does not contemplate entering into any transaction relating to the replacement of any of the partners of TeleNoticias if, as a result, the Company would have materially greater financial commitments to TeleNoticias than it presently has with respect thereto. The Company believes, but there can be no assurance, that the outcome of the litigation, or the impact of any restructuring or winding up of TeleNoticias, will not result in a material adverse effect on the Company or its ability to acquire quality news programming.


RELIANCE ON KEY PERSONNEL

    The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers and network talent. The loss of the services of any of its key personnel may have a material adverse effect on the operations of the Company. The Company presently does not maintain any key man life insurance policies on any of its personnel. The Company generally has employment agreements with its key personnel which contain non-competition covenants. See "Management."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SENIOR NOTE PRICE

    There will be no public market for the Senior Notes, and there can be no assurance that an active trading market for the Senior Notes will develop or be sustained. If such a market were to develop, the Senior Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Although the Underwriters have advised the Company that they currently intend to make a market in the Senior Notes, they are not obligated to do so and any market making may be discontinued at any time. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Notes. There can be no assurance that the market for the Senior Notes will not be subject to similar disruptions. The Company does not intend to list the Senior Notes on any national securities exchange or to arrange for their quotation on Nasdaq.

                                USE OF PROCEEDS


    The gross proceeds of the Offering will be used (i) to consummate the Acquisition, (ii) to repurchase up to $116.9 million aggregate principal amount of Old Notes pursuant to the Repurchase Offer commenced on November 27, 1995,
(iii) to pay Consent Fees in connection with the Consent Solicitation (iv) to pay fees and expenses related to the Transactions and (v) for general corporate purposes, which may include the repayment of certain amounts outstanding and related fees under the Credit Facility, but without any permanent reduction. To the extent that less than all of the Old Notes are purchased in the Repurchase Offer, the amount of funds required for such purposes will be less and the proceeds not used to repurchase Old Notes will be used for general corporate purposes.



    Assuming that all of the Old Notes are purchased in the Repurchase Offer and that all holders of Old Notes submit Consents, the uses of the gross proceeds of the Offering are expected to be as follows (dollars in thousands):



The Acquisition (1)......................................  $  44,700
Repurchase of the Old Notes (2)..........................    116,889
Consent Fees (3).........................................      1,169
Transaction fees and expenses (4)........................      7,000
General corporate purposes and Credit Facility (5).......      5,242
                                                           ---------
    Total................................................  $ 175,000
                                                           ---------
                                                           ---------


------------------------
(1) For a detailed description of the Acquisition, see "The Acquisition."


(2) Represents a payment in connection with the repurchase of all of the aggregate principal amount of the Old Notes, at 100% of face value, outstanding prior to the Repurchase Offer. The Old Notes were issued in connection with the Reorganization. Accrued interest on the Old Notes to the date of retirement will be paid from the Company's available cash. The Old Notes bear interest at 10.25% per annum on the aggregate principal amount outstanding.


(3) Represents a payment equal to 1.0% of the aggregate principal amount of Old Notes outstanding assuming Consents from all holders of Old Notes in connection with the Proposed Amendments.

(4) Includes underwriting discount and other fees and expenses in connection with the Transactions, including costs associated with the Acquisition.


(5) Includes repayment of up to approximately $5.2 million of the approximately $5.9 million outstanding under the Credit Facility as of December 31, 1995. The Credit Facility bears interest at the rate of prime plus 1.75%, which rate was 10.25% per annum as of December 31, 1995.

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company as of September 30, 1995, on an actual basis and on a pro forma basis as adjusted to give effect to the Transactions. See "Use of Proceeds." This table should be read in conjunction with the detailed information and financial statements and related notes appearing elsewhere in this Prospectus (dollars in thousands).


                                                                         SEPTEMBER 30, 1995
                                                                      ------------------------
                                                                        ACTUAL      PRO FORMA
                                                                      -----------  -----------
Total debt:
  Credit Facility (1)...............................................  $     4,700  $         0
  Capital lease obligations (including current portion).............        7,416        7,416
  Old Notes (2).....................................................      101,639            0
  Senior Notes (3)..................................................            0      175,000
                                                                      -----------  -----------
    Total debt......................................................      113,755      182,416
Minority interest (4)...............................................            0        5,340
Stockholders' equity (5)............................................       54,231       37,812
                                                                      -----------  -----------
    Total capitalization............................................  $   167,986  $   225,568
                                                                      -----------  -----------
                                                                      -----------  -----------


------------------------

(1) The Company had approximately $5.9 million outstanding under the Credit Facility as of December 31, 1995. On a pro forma basis, approximately $700,000 would remain outstanding at December 31, 1995.



(2) The Old Notes were issued for an aggregate principal amount of $116.9 million. The Old Notes were recorded at their fair value on December 31, 1994 of $100.5 million, in conformity with SOP 90-7 (as defined below) based upon market trading activity at the time of consummation of the Reorganization.



(3) Net of approximately $18.2 million of original issuance discount.



(4) Represents the 25.5% minority interest that will be outstanding in Video 44.



(5) Reflects an extraordinary loss of approximately $16.4 million as a result of the early extinguishment of debt relating to the Old Notes.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following presents unaudited pro forma consolidated financial data of the Company and Video 44 as of and for the nine months ended September 30, 1995 and for the year ended December 31, 1994 which have been derived from the Company's and Video 44's unaudited financial statements as of and for the nine months ended September 30, 1995 and from the audited financial statements for the year ended December 31, 1994 included elsewhere herein. In the opinion of management, the unaudited financial statements of the Company and of Video 44 have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring accruals only) necessary to present fairly such information.

    The unaudited pro forma consolidated statements of operations data have been presented as if the Transactions had been effected as of the beginning of each of the periods presented. The pro forma consolidated balance sheet data have been presented as if the Transactions had been effected on September 30, 1995. The Acquisition has been accounted for under the purchase method of accounting. The pro forma consolidated financial data do not purport to represent what the Company's results of operations would have been if such transactions had been effected at the date indicated and do not purport to project results of operations of the Company in any future period. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

    On December 30, 1994, the Company consummated the Reorganization. The unaudited pro forma consolidated financial data for the year ended December 31, 1994 give effect to the Reorganization as if it had occurred as of January 1, 1994.

    The information in these tables should be read in conjunction with "Summary Historical and Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Financial Statements and the notes thereto for both the Company and Video 44 included elsewhere herein.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                              PRO FORMA
                                                      HISTORICAL               PRO FORMA ADJUSTMENTS          COMPANY AT
                                               ------------------------  ----------------------------------      100%
                                                 COMPANY     VIDEO 44    ACQUISITION (A)   REFINANCING (C)    REPURCHASE
                                               -----------  -----------  ----------------  ----------------  ------------

                                                         ASSETS
Current assets, other than accounts
 receivable..................................  $    28,335  $     1,298  $       (967)(b)  $        542(c)    $   29,208
Accounts receivable, net.....................       37,938        3,376        (2,515)(b)            --           38,799
Property & equipment, net....................       60,086        4,075           689(a)             --           64,850
Other assets.................................        3,392           --            --             6,000(c)         9,392
Broadcast licenses and other intangible
 assets......................................       90,848       14,707        31,020(a)             --          136,575
                                               -----------  -----------  ----------------  ----------------  ------------
    Total assets.............................  $   220,599  $    23,456  $     28,227      $      6,542       $  278,824
                                               -----------  -----------  ----------------  ----------------  ------------
                                               -----------  -----------  ----------------  ----------------  ------------


                                                 LIABILITIES AND EQUITY
Current liabilities (excluding current
 portion of Capital Lease Obligations).......  $    33,820  $     3,422  $     (2,779)(b)  $          0       $   34,463
                                                                                1,000(a)         (1,000)(c)           --
Credit Facility..............................        4,700           --            --            (4,700)(c)           --
Capital Lease Obligations....................        7,416           --            --                --            7,416
Old Notes....................................      101,639           --            --          (101,639)(c)           --
Senior Notes.................................           --           --        44,700(c)        130,300(c)       175,000
Other long-term liabilities..................       18,793           --            --                --           18,793
                                               -----------  -----------  ----------------  ----------------  ------------
    Total liabilities........................      166,368        3,422        42,921            22,961          235,672
                                               -----------  -----------  ----------------  ----------------  ------------
Minority interest............................           --           --         5,340                --            5,340
                                               -----------  -----------  ----------------  ----------------  ------------
STOCKHOLDERS' EQUITY.........................       54,231           --            --           (16,419)(d)       37,812
PARTNERS' EQUITY.............................           --       20,034       (20,034)(a)            --               --
                                               -----------  -----------  ----------------  ----------------  ------------
    Total equity.............................       54,231       20,034       (20,034)          (16,419)          37,812
                                               -----------  -----------  ----------------  ----------------  ------------
    Total liabilities & equity...............  $   220,599  $    23,456  $     28,227      $      6,542       $  278,824
                                               -----------  -----------  ----------------  ----------------  ------------
                                               -----------  -----------  ----------------  ----------------  ------------


      See notes to Unaudited Pro Forma Consolidated Financial Statements.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       PRO FORMA ADJUSTMENTS        PRO FORMA
                                                HISTORICAL        -------------------------------   COMPANY AT
                                           ---------------------   ACQUISITION                         100%
                                            COMPANY    VIDEO 44        (A)        REFINANCING (C)   REPURCHASE
                                           ----------  ---------  --------------  ---------------  ------------
Net revenue..............................  $  119,848  $  13,257                                    $  133,105
                                           ----------  ---------                                   ------------
Direct operating costs...................      59,148      2,934   $    (225)(g)           --           61,857
Selling, general & administrative
 expenses other than network and
 corporate...............................      25,917      4,241        (130)(g)           --           30,028
Network expenses.........................      20,994         --                                        20,994
Corporate expenses.......................       3,345        300        (210)(g)           --            3,435
Depreciation and amortization............       8,653      1,414           2(h)            --           10,069
                                           ----------  ---------  --------------                   ------------
    Total expenses.......................     118,057      8,889        (563)                          126,383
                                           ----------  ---------  --------------                   ------------
Operating income.........................       1,791      4,368         563               --            6,722
Other expense............................         (19)        --          --               --              (19)
Interest expense -- net of interest
 income..................................     (10,756)      (117)         --       $   (4,534)(f)      (15,407)
Net loss from investment in
 TeleNoticias............................      (4,590)        --          --               --           (4,590)
                                           ----------  ---------  --------------  ---------------  ------------
Income (loss) before income taxes........     (13,574)     4,251         563           (4,534)         (13,294)
Income tax provision (e).................      (2,534)        --                                        (2,534)
Minority interest........................          --         --      (1,913)(i)           --           (1,913)
                                           ----------  ---------  --------------  ---------------  ------------
Income (loss) before extraordinary
 item....................................     (16,108)     4,251      (1,350)          (4,534)         (17,741)
Extraordinary gain (loss) --
 extinguishment of debt..................          --         --          --          (16,419)(d)      (16,419)
                                           ----------  ---------  --------------  ---------------  ------------
Net income (loss)........................  $  (16,108) $   4,251   $  (1,350)      $  (20,953)      $  (34,160)
                                           ----------  ---------  --------------  ---------------  ------------
                                           ----------  ---------  --------------  ---------------  ------------
Income (loss) before extraordinary item
 per Common Share........................                                                           $    (1.77)
                                                                                                   ------------
                                                                                                   ------------
Number of shares used in per share
 calculations............................                                                               10,000
                                                                                                   ------------
                                                                                                   ------------
Other Financial Data:
  EBITDA (j).............................  $   10,444  $   5,782                                    $   14,878
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------
  EBITDA margin..........................        8.7%      43.6%                                         11.2%
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------
  Capital expenditures...................  $    4,274  $     876                                    $    5,150
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------


      See notes to Unaudited Pro Forma Consolidated Financial Statements.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       PRO FORMA ADJUSTMENTS        PRO FORMA
                                                HISTORICAL        -------------------------------    COMPANY
                                           ---------------------   ACQUISITION                       AT 100%
                                            COMPANY    VIDEO 44        (A)        REFINANCING(C)    REPURCHASE
                                           ----------  ---------  --------------  ---------------  ------------
Net revenue..............................  $  183,894  $  16,385                                    $  200,279
                                           ----------  ---------                                   ------------
Direct operating costs...................      90,914      3,271   $    (300)(g)                        93,885
Selling, general & administrative
 expenses other than network and
 corporate...............................      35,688      4,596        (224)(g)                        40,060
Network expenses.........................      28,501         --                                        28,501
Corporate expenses.......................       4,811        400        (280)(g)                         4,931
Depreciation and amortization............      10,804      1,852       2,673(h)                         15,329
                                           ----------  ---------  --------------                   ------------
    Total expenses.......................     170,718     10,119       1,869                           182,706
                                           ----------  ---------  --------------                   ------------
Operating income.........................      13,176      6,266      (1,869)                           17,573
Other expense............................         (34)        --                                           (34)
Reorganization items.....................      76,255         --                                        76,255
Interest expense -- net of interest
 income..................................        (645)      (415)                  $  (19,870)(f)      (20,930)
Net loss from investment in
 TeleNoticias............................      (1,314)        --                                        (1,314)
                                           ----------  ---------  --------------  ---------------  ------------
Income (loss) before income taxes........      87,438      5,851      (1,869)         (19,870)          71,550
Income tax provision (e).................      (3,389)        --                                        (3,389)
Minority interest........................          --         --      (2,550)(i)                        (2,550)
                                           ----------  ---------  --------------  ---------------  ------------
Income (loss) before extraordinary
 item....................................      84,049      5,851      (4,419)         (19,870)          65,611
Extraordinary gain (loss) --
 extinguishment of debt..................     130,482         --                      (17,534)(d)      112,948
                                           ----------  ---------  --------------  ---------------  ------------
Net income (loss)........................  $  214,531  $   5,851   $  (4,419)      $  (37,404)      $  178,559
                                           ----------  ---------  --------------  ---------------  ------------
                                           ----------  ---------  --------------  ---------------  ------------
Other Financial Data:
  EBITDA (j).............................  $   23,980  $   8,118                                    $   30,352
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------
  EBITDA margin..........................       13.0%      49.5%                                         15.2%
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------
  Capital expenditures...................  $   12,550  $     176                                    $   12,726
                                           ----------  ---------                                   ------------
                                           ----------  ---------                                   ------------


      See notes to Unaudited Pro Forma Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

a) Reflects the acquisition of a 74.5% interest in Video 44 for cash of $44.7 million and $1.0 million of costs and other liabilities associated with the Acquisition. The allocation of the $45.7 million between property and equipment and broadcast licenses and other intangible assets is an estimate. Appraisals will be performed to establish the allocation to be used under the purchase method of accounting for the 74.5% interest being acquired. The remaining minority interest will be carried at the proportionate historical book value after adjusting for certain debt not assumed as part of the Acquisition. The purchase price has been allocated as follows (dollars in thousands):

                                                                      74.5%
                                                                    HISTORICAL
                                                                  BOOK VALUE OF
                                                 PURCHASE PRICE     VIDEO 44'S     PRO FORMA
                                                   ALLOCATION         ASSETS      ADJUSTMENT
                                                 ---------------  --------------  -----------
Property and equipment.........................    $     3,725     ($     3,036)   $     689
Broadcast licenses and other intangible
 assets........................................         41,975          (10,955)      31,020
                                                 ---------------  --------------  -----------
      Total....................................    $    45,700     ($    13,991)   $  31,709
                                                 ---------------  --------------  -----------
                                                 ---------------  --------------  -----------

b) Eliminates the 74.5% of Video 44's working capital accounts which the sellers are retaining and $900,000 in debt not assumed by the Company.

c) Reflects the Transactions. Assumes that all Old Notes are repurchased at 100% of their aggregate principal amount (dollars in thousands):


Source:
        Gross Proceeds from the Senior Notes....................  $ 175,000
                                                                  ---------
                                                                  ---------
Uses:
        The Acquisition.........................................  $  44,700
        Costs associated with the Acquisition...................      1,000
                                                                  ---------
          Total purchase price..................................     45,700
        Repurchase of Old Notes at 100%.........................    116,889
        Consent Fee at 1% of Old Notes..........................      1,169
        General corporate purposes; repay portion of Credit
         Facility...............................................      5,242
        Underwriting fees and other debt issuance costs.........      6,000
                                                                  ---------
                                                                  $ 175,000
                                                                  ---------
                                                                  ---------


d)    Reflects  extraordinary  loss  on  extinguishment  of  debt  (dollars   in
    thousands):

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1994              1995
                                                           ----------------  ----------------
        Repurchase of Old Notes at 100%..................    $    116,889      $    116,889
        Consent Fee......................................           1,169             1,169
                                                           ----------------  ----------------
                                                                  118,058           118,058
        Net book value of the Old Notes..................        (100,524)         (101,639)
                                                           ----------------  ----------------
                                                             $     17,534      $     16,419
                                                           ----------------  ----------------
                                                           ----------------  ----------------

e) No income tax benefits have been included in the pro forma adjustments pursuant to FASB Statement #109 "Accounting for Income Taxes" as their realization cannot be assured.



f) The components of the pro forma interest adjustment are computed as follows (dollars in thousands):



                                                                                NINE MONTHS
                                                                 YEAR ENDED        ENDED
                                                                DECEMBER 31,   SEPTEMBER 30,
                                                                    1994            1995
                                                               --------------  --------------
Senior Notes.................................................    $   18,956      $   14,119
Amortization of debt issue costs.............................           600             450
Credit Facility..............................................           727             545
Capital lease obligations....................................           647             457
                                                               --------------  --------------
      Pro forma interest expense.............................        20,930          15,571
      Less: Interest Income..................................             0            (164)
                                                               --------------  --------------
      Pro forma interest expense, net........................        20,930          15,407
Company historical interest expense..........................          (645)        (10,756)
Video 44 historical interest expense.........................          (415)           (117)
                                                               --------------  --------------
      Pro forma adjustment...................................    $   19,870      $    4,534
                                                               --------------  --------------
                                                               --------------  --------------



g) Adjustment to reflect the reduction of management fees and the efficiencies to be realized by operating WSNS as part of the Company's station group, as follows (dollars in thousands):


                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                    1994              1995
                                                               ---------------  -----------------
Management fees..............................................     $     280         $     210
Integration efficiencies.....................................           524               355
                                                                      -----             -----
                                                                  $     804         $     565
                                                                      -----             -----
                                                                      -----             -----
Allocated as follows:
  Direct operating costs.....................................           300               225
  Selling, general and administrative expenses...............           224               130
  Corporate expenses.........................................           280               210
                                                                      -----             -----
                                                                  $     804         $     565
                                                                      -----             -----
                                                                      -----             -----


h) Reflects the impact on depreciation and amortization (i) from the application of the purchase method of accounting for the Acquisition and
    (ii) in the case of 1994, the assumption that the Reorganization had been consummated and "fresh-start" reporting had been implemented at January 1, 1994. The impact of depreciation and amortization is summarized as follows (dollars in thousands):


                                                                DECEMBER 31,     SEPTEMBER 30,
CLASSIFICATION                                                      1994             1995
-------------------------------------------------------------  ---------------  ---------------
Property and equipment.......................................     $     670        $     464
Intangible assets -- Reorganization..........................         2,578                0
Intangible assets -- Video 44................................         1,277              952
                                                                    -------          -------
                                                                      4,525            1,416
Historical Depreciation of Video 44..........................        (1,852)          (1,414)
                                                                    -------          -------
                                                                  $   2,673        $       2
                                                                    -------          -------
                                                                    -------          -------


i) Reflects minority partner interest which is the "minimum annual preferred distribution" (see "The Acquisition").



j)  See footnote (4) in "Summary Historical and Pro Forma Consolidated Financial

    Data."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following presents selected historical consolidated financial data of the Company for the five years ended December 31, 1994, which have been derived from the Company's audited consolidated financial statements. On December 30, 1994, the Company consummated its financial restructuring pursuant to the Reorganization. The periods prior to the Reorganization are presented on a historical cost basis without giving effect to the Reorganization. The term "Predecessor" refers to the Company prior to emergence from Reorganization. The historical consolidated financial data of the Company for the nine months ended September 30, 1994 and 1995 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring accruals only) necessary to present fairly such information.
    The information in this table should be read in conjunction with "Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and the notes thereto for the Company included elsewhere herein.

                                                               PREDECESSOR
                                    ------------------------------------------------------------------
                                                                                           -----------
                                                   YEAR ENDED DECEMBER 31,                    NINE MONTHS ENDED
                                    -----------------------------------------------------  ------------------------
                                      1990       1991       1992       1993       1994        1994         1995
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................  $ 127,831  $ 134,258  $ 153,572  $ 177,809  $ 183,894   $ 131,807    $ 119,848
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Costs and expenses:
    Direct operating costs........     62,369     66,788     71,211     83,166     90,914      68,734       59,148
    Selling, general &
     administrative expenses other
     than network and corporate...     31,133     32,095     33,225     34,191     35,688      27,107       25,917
    Network expenses..............     13,544     15,934     21,026     26,167     28,501      21,822       20,994
    Corporate expenses............      6,151      6,230      6,772      6,219      4,811       3,885        3,345
    Depreciation and
     amortization.................     15,579      9,433     10,515     11,469     10,804       7,899        8,653
    Write-off of broadcast
     licenses.....................          0    245,225          0          0          0           0            0
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total expenses..............    128,776    375,705    142,749    161,212    170,718     129,447      118,057
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Operating income (loss).........       (945)  (241,447)    10,823     16,597     13,176       2,360        1,791
  Other income (expense)..........          0          0      1,438       (351)       (34)        (20)         (19)
  Reorganization items............          0          0          0     (2,543)    76,255      (4,250)           0
  Interest expense -- net of
   interest income................    (33,798)   (31,534)   (35,739)   (24,411)      (645)       (487)     (10,756)
  Net loss from investment in
   TeleNoticias...................          0          0          0          0     (1,314)          0       (4,590)
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) before income
   taxes..........................    (34,743)  (272,981)   (23,478)   (10,708)    87,438      (2,397)     (13,574)
  Income tax provision............     (3,075)    (3,065)    (3,265)    (3,351)    (3,389)     (2,575)      (2,534)
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) before
   extraordinary item.............    (37,818)  (276,046)   (26,743)   (14,059)    84,049      (4,972)     (16,108)
  Extraordinary gain --
   extinguishment of debt.........     25,871      1,045          0          0    130,482           0            0
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Net income (loss)...............  $ (11,947) $(275,001) $ (26,743) $ (14,059) $ 214,531   $  (4,972)   $ (16,108)
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) before
   extraordinary item per Common
   Share..........................  $       *  $       *  $       *  $       *  $       *   $       *    $   (1.61)
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Number of shares used in per
   share calculations.............          *          *          *          *          *           *       10,000
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Ratio of earnings to fixed
   charges (1)....................          *          *          *          *          *           *           --
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
OTHER FINANCIAL DATA:
  EBITDA (2)......................  $  14,634  $  13,211  $  21,338  $  28,066  $  23,980   $  10,259    $  10,444
  EBITDA margin...................      11.4%       9.8%      13.9%      15.8%      13.0%        7.8%         8.7%
  Capital expenditures............  $   6,244  $   6,059  $   3,992  $   8,485  $  12,550  $    9,688   $    4,274

BALANCE SHEET DATA (AT END OF
 PERIOD):
  Total assets....................  $ 398,775  $ 149,044  $ 148,564  $ 169,657  $ 232,024  $  160,026   $  220,599
  Working capital.................  $  36,252  $  38,795  $  51,657  $  65,691  $  32,325  $   47,017   $   31,844
  Total debt......................  $ 243,195  $ 267,827  $ 304,183  $ 335,207  $ 108,553  $  327,746   $  113,755
  Stockholders' equity
   (deficiency)...................  $ 100,987  $(174,014) $(200,757) $(214,816) $  70,000  $ (219,788 ) $   54,231

------------------------
(1) See footnote (3) in "Summary Historical and Pro Forma Consolidated Financial Data."

(2) See footnote (4) in "Summary Historical and Pro Forma Consolidated Financial Data."

 * As a result of the effects of the Reorganization, net loss per share, number of shares used in per share calculation and ratio of earnings to fixed charges are not applicable for 1994 and prior periods.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    The following discussion and analysis of results of operations and financial condition should be read in conjunction with the Company's consolidated financial statements and related notes.


    On December 30, 1994, Telemundo consummated its financial restructuring through the Reorganization. Pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adjusted its assets and liabilities to their estimated fair values upon consummation of the Reorganization. The adjustments to reflect the consummation of the Reorganization, including the gain on debt discharge and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying financial statements. The balance sheet at December 31, 1993 is presented on a historical cost basis without giving effect to the Reorganization. Therefore, the Company's consolidated balance sheet as of December 31, 1994 is generally not comparable to prior periods. The term "Predecessor" refers to the Company prior to the Reorganization.


    Seasonal revenue fluctuations are common in the television broadcasting industry and the Company's revenue reflects seasonal patterns with respect to advertiser expenditures. Increased advertising during the holiday season results in increases in advertising revenue for the fourth quarter, particularly in Puerto Rico. As a result, the Company experiences seasonal fluctuations to a greater degree than its direct competitors and the broadcasting industry in general. Because costs are more ratably spread throughout the year, the impact of this seasonality on operating income is more pronounced.

RESULTS OF OPERATIONS

    THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

    Net revenue for the three and nine months ended September 30, 1995 as compared to the corresponding periods of 1994 were as follows (dollars in thousands):

                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                   SEPTEMBER 30                     SEPTEMBER 30
                           -----------------------------   ------------------------------
                           PREDECESSOR                     PREDECESSOR
                              1994        1995    CHANGE      1994         1995    CHANGE
                           -----------   -------  ------   -----------   --------  ------
Net Commercial Air Time:
  Continental U.S.:
    Network and National
     Spot................    $18,713     $16,099  (14)%     $ 59,291     $ 48,768  (18)%
    Local................     11,165       9,403  (16)%       32,631       27,801  (15)%
                           -----------   -------           -----------   --------
                              29,878      25,502  (15)%       91,922       76,569  (17)%
  Puerto Rico............      8,954       9,364    5%        24,186       25,008    3%
                           -----------   -------           -----------   --------
                              38,832      34,866  (10)%      116,108      101,577  (13)%
Other Revenue............      5,907       6,547   11%        15,699       18,271   16%
                           -----------   -------           -----------   --------
      Net Revenue........    $44,739     $41,413   (7)%     $131,807     $119,848   (9)%
                           -----------   -------           -----------   --------
                           -----------   -------           -----------   --------

    The decrease in U.S. commercial air time revenue for the three and nine month periods from the comparable periods of the prior year is the result of the impact of an overall decline in audience share throughout 1994, which continued through February 1995. A change in audience share typically has a delayed impact on revenue. The impact of the decline in audience share was in part offset by the growth in the overall Spanish-language television advertising market. In March 1995, the Company's President and Chief Executive Officer resigned and a new President and Chief Executive Officer was elected. In addition, the network hired a new Executive Vice President for Programming and Production. To counteract the audience share decline, the Company's new management has implemented several measures, including rearranging the Company's network program schedule, introducing new programs, and forming a Los Angeles-based production unit that began producing certain new network programs in late April. The Company expects that these measures will address specifically the interests and culture of the largest cross-section of Hispanics in the United States.

    Reflective of these initiatives, the Company's share of the Spanish-language network television audience increased from 20% in February 1995 to 26% in September 1995. The share of the Spanish-language network television audience was 27% in September 1994. As a result of the delay noted above, the full impact of the changes in audience share will not be reflected in revenue in 1995.

    The decline in local revenue for the three and nine months is the result of the ratings decline, which most significantly impacted KVEA (Los Angeles).

    The increase in commercial air time revenue in Puerto Rico is the result of WKAQ's dominant audience share in a growing market.

    Other revenue increased for the three and nine month periods primarily due to increased sales of blocks of broadcast time during non-network programming hours to independent programmers ('block time programmers"), offset in part by a decrease in international program sales.

    Direct operating costs decreased by $4.1 million, or 18%, and by $9.6 million, or 14%, for the three and nine month periods ended September 30, 1995, respectively, from the corresponding periods of the prior year. A reduction in the cost of programming in certain time periods, including network news, primarily accounted for the decrease.

    Network and corporate expenses, which represent costs associated with the network operations center as well as sales, marketing and other network and corporate costs not allocated to specific television stations, decreased by $907,000, or 11%, and by $1.4 million, or 5%, respectively, from the corresponding three and nine month periods of the prior year. The decrease primarily reflects the implementation of certain cost saving measures including staff reductions in response to the decline in revenue, offset in part by contracted increases in the cost of the Nielsen national Hispanic television ratings service.

    Interest expense-net for the three and nine months ended September 30, 1995 totaled $3.6 million and $10.8 million, respectively, as compared to $163,000 and $487,000, respectively, for the corresponding periods of the prior year. Interest expense during the three and nine months ended September 30, 1995 primarily represents interest accrued on the Company's Old Notes and is offset by $54,000 and $164,000 of interest income. Interest was not accrued on the Company's public indebtedness during the 1994 periods because the Company was in reorganization proceedings. Interest income for the three and nine month periods ended September 30, 1994 was $170,000 and $677,000, respectively, and was offset against reorganization items.

    The Company is in a net operating loss position for federal income tax purposes, and therefore no federal tax benefit was recognized for the periods. The income tax provision recorded in all periods relates to WKAQ, which is taxed separately under Puerto Rico income tax law, withholding taxes related to intercompany interest, and certain state and local taxes. The Company's use of net operating loss carry forwards is significantly limited due to certain restrictions imposed by Section 382 of the Internal Revenue Code.

    Equity in net loss from TeleNoticias of $1.5 million and $4.6 million represents primarily the Company's 42% share of TeleNoticias' net loss for the three and nine months ended September 30, 1995.

    FISCAL YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

    Net revenue for each of the three years in the period ended December 31, 1994 was as follows (dollars in thousands):

                                                                                  PREDECESSOR
                                                   -------------------------------------------------------------------------
                                                    YEAR ENDED                    YEAR ENDED                    YEAR ENDED
                                                    DECEMBER 31                   DECEMBER 31                   DECEMBER 31
                                                       1992          CHANGE          1993          CHANGE          1994
                                                   -------------  -------------  -------------  -------------  -------------
Net Commercial Air Time:
  Continental U.S.:
    Network and National Spot....................   $    58,166           34%     $    77,953            5%     $    82,211
    Local........................................        41,050           12%          46,017           (3)%         44,563
                                                   -------------                 -------------                 -------------
                                                         99,216           25%         123,970            2%         126,774
  Puerto Rico....................................        39,159           (1)%         38,711           (4)%         37,014
                                                   -------------                 -------------                 -------------
                                                        138,375           18%         162,681            1%         163,788
Other Revenue....................................        15,197           --%          15,128           33%          20,106
                                                   -------------                 -------------                 -------------
      Net Revenue................................   $   153,572           16%     $   177,809            3%     $   183,894
                                                   -------------                 -------------                 -------------
                                                   -------------                 -------------                 -------------

    The increase in network and national spot revenue in 1994 is the result of an increase in advertising expenditures in the overall marketplace, offset by the Company receiving a smaller share of such expenditures as a result of a decline in audience share. The increase in network and national spot revenue during 1993 was the result of an increase in the Company's share of advertising expenditures by existing advertisers and the attraction of new advertisers.

    The decrease in local commercial air time revenue in 1994 is due primarily to a decrease at KVEA (Los Angeles), which is related to the ratings decline, partially offset by an increase at WSCV (Miami). The 1993 increase reflected growth in revenue primarily at WSCV (Miami) and improved ratings in key time periods in Miami and New York.

    Commercial air time revenue at WKAQ (Puerto Rico) decreased 4% in 1994 and 1% in 1993 as a result of a slight decline in ratings.

    Other revenue increased 33% during 1994 due to increases in sales of blocks of broadcast time to block time programmers in both the U.S. and Puerto Rico.

    Operating expenses, excluding network and corporate expenses and depreciation and amortization, increased $9.2 million or 8% in 1994 and $12.9 million or 12% in 1993. These increases reflected the Company's development and production of its own network news programs from May 1993 to November 1994. Beginning December 1994, TeleNoticias assumed production of the Company's network news programs.

    Network expenses, which represent costs associated with the network operations center as well as sales, marketing, and other network costs not allocated to specific television stations, increased 9% and 24% for 1994 and 1993, respectively, primarily reflecting the operating costs associated with the expanded levels of production and the contracted increases in the cost of the Nielsen national Hispanic television ratings service. The rate of growth of operating and network expenses decreased during the second half of 1994 (and such expenses declined during the fourth quarter of 1994 as compared to the fourth quarter of 1993), as the Company implemented certain cost saving measures in response to the 1994 decline in revenue growth.

    Corporate expenses decreased by 23% and 8% for 1994 and 1993, respectively, primarily due to the rent and other savings associated with the relocation of the Company's headquarters to Miami.

    Other expenses for the year ended December 31, 1993 represents $1.1 million of financial advisory and legal costs associated with the financial restructuring prior to July 30, 1993, the date the Company consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code, partially offset by the reversal of a $750,000 liability which was no longer required. Other income of $1.4 million for the year ended December 31, 1992 consists primarily of the net effect of the reversal of $4.3 million of liabilities provided at the date of acquisition of the Company's predecessor which were no longer required, offset by the payment of $3.0 million for financial advisory and legal costs in conjunction with the financial restructuring. All costs associated with the Reorganization incurred subsequent to July 29, 1993 are included in the caption "reorganization items" on the consolidated statements of operations. As of December 31, 1994, the Company completed its reorganization to which the following nonrecurring income and expense items relate:

         (i) As a result of the application of "fresh start" reporting upon emergence from bankruptcy, the Company adjusted its assets and liabilities to their estimated fair value as of December 30, 1994 pursuant to the provisions of SOP 90-7. The resulting increase in the Company's net assets of $86.9 million is included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.


        (ii) In accordance with the provisions of SOP 90-7, the legal, professional and other costs and expenses related to the reorganization totalling $11.6 million are included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994.


        (iii) Also pursuant to SOP 90-7, included in reorganization items in the consolidated statement of operations for the year ended December 31, 1994 is interest income of $967,000.

        (iv) An extraordinary gain from debt forgiveness of $130.5 million is reported in the consolidated statement of operations for the year ended December 31, 1994, which represents the total amount of liabilities discharged in the reorganization, including accrued interest and unamortized discount, reduced by the amount of distributions to holders of such liabilities. The distributions included cash, new debt, shares of common stock and warrants to purchase common stock.

    Reorganization items of $2.5 million for 1993 are items associated with the Chapter 11 proceedings incurred from July 30, 1993 and include $1.8 million for financial advisory and legal fees, an accrual of $1.0 million for relocation, severance and other costs associated with the reorganization, a $90,000 benefit related to the write-off of various assets and liabilities in conjunction with the renegotiation of certain leases, and $235,000 of interest income earned on cash balances that would have otherwise been used to make scheduled principal and interest payments on debt in default and to pay prepetition liabilities.

    Interest expense for 1994 totalled $645,000 as compared to $25.0 million and $37.0 million for 1993 and 1992, respectively. Interest expense has been accrued through June 8, 1993. Additional interest expense of $39.4 million and $21.3 million would have been recorded for 1994 and 1993, respectively, if an involuntary petition had not been filed. During 1993, the Company received notification declaring due and payable in full its 12% junior subordinated discount debentures as a result of defaults under the indenture agreement with the trustee. Accordingly, included in interest expense for 1993 is $7.1 million representing the additional interest expense to adjust the debentures to their full face value on the consolidated balance sheet.

    Interest income of $967,000 for 1994 and interest income from the period July 30, 1993 to December 31, 1993 totalling $235,000 is included in reorganization items on the consolidated statements of operations. Interest income was $554,000 for the period from January 1, 1993 through July 29, 1993, as compared to $1.3 million for the year ended December 31, 1992. The decrease in interest income in 1993 from 1992 is due to lower rates of interest earned on invested cash and the maturation of a note receivable in the third quarter of 1992 that was earning interest at a higher rate than the reinvested cash.

    Equity in net loss from TeleNoticias of $1.3 million for 1994 represents the Company's 42% share of TeleNoticias' net loss.

    The income tax provision recorded in all periods relates to WKAQ, which is taxed separately under Puerto Rico income tax regulations, withholding taxes related to intercompany interest, and certain federal, state and local taxes. The Company was liable for $110,000 in U.S. federal and state taxes for 1994 as a result of the alternative minimum tax. The utilization of net operating loss carryforwards are subject to certain limitations imposed by Section 382 of the Internal Revenue Code and their use will be significantly limited each year subsequent to December 31, 1994.

LIQUIDITY AND SOURCES OF CAPITAL

    The Company's cash flow provided by operating activities was $13.5 million for the nine months ended September 30, 1995 as compared to $7.1 million for the corresponding period of 1994. The increase is due principally to changes in asset and liability accounts, including a greater decrease of accounts receivable and lower net additions for television programming in the current period.

    The Company had working capital of $31.8 million at September 30, 1995.


    Capital expenditures of approximately $4.3 million were made during first nine months of 1995 for the general replacement and upgrading of equipment at all stations. The Company estimates that capital expenditures of approximately $2.3 million were made during the remainder of 1995 for the general replacement and upgrading of equipment and modifications of facilities. Payments under the Company's capital lease obligations are primarily for its satellite transponder.



    The Company's principal sources of liquidity are cash from operations and the Credit Facility. The Credit Facility provides for borrowings of up to $20 million, subject to an accounts receivable borrowing base, which was maintained at September 30, 1995. At December 31, 1995, $5.9 million was outstanding under the Credit Facility.



    The Company owns a 42% interest in TeleNoticias and is required to make cash contributions of up to $10.0 million through TeleNoticias' sixth year of operations. The Company has made cash contributions totalling $8.2 million through December 31, 1995 (which includes $5.4 million contributed in 1994) and anticipates the remaining $1.8 million will be required during 1996. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5.0 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to TeleNoticias including the use of a news studio in the Company's network operations center. The net loss from the Company's investment in TeleNoticias includes depreciation and amortization of $192,000 and $528,000, for the three and nine months ended September 30, 1995, respectively.


    In March 1995, the Company settled litigation brought against the Company's retirement and savings plan. The Company paid the settlement amount of approximately $2.3 million on June 29, 1995 on behalf of the plan, which amount was accrued for at December 31, 1994. See "Business -- Litigation."

    The Credit Facility and the indentures governing the Old Notes and the Senior Notes contain certain restrictive covenants that, among other things limit the Company's ability to incur additional indebtedness, create liens, and make investments and capital expenditures. In the absence of the adoption of the Proposed Amendments, the Company will continue to be bound by the more restrictive covenants of the Old Note Indenture. These restrictions may limit the Company's ability to respond to opportunities or changes in the business. See "Description of Certain Indebtedness" and "Description of Senior Notes."

    The Company intends to fund the Acquisition and the Refinancing with proceeds from the Offering. As a result, the Company is adding approximately $69 million in total debt to its capitalization. The Company anticipates that it will have sufficient resources available to finance its operations and satisfy its debt service requirements for the foreseeable future.

                                    BUSINESS

INTRODUCTION

    Telemundo is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24-hours per day to its owned and operated stations and affiliates, which serve 55 markets in the U.S., including the 32 largest Hispanic markets, and reach approximately 85% of all U.S. Hispanic households. Hispanics currently constitute approximately 10% of the U.S. population, or 27 million people, according to the U.S. Census Bureau, which also projects Hispanics to be the largest minority group in the United States by the year 2010. The Company also owns and operates the leading full-power television station and related production facilities in Puerto Rico. For the twelve months ended September 30, 1995, pro forma revenue and EBITDA for the Company were $189.7 million and $30.2 million, respectively.


    Except for the historical information contained herein, certain matters discussed herein are forward looking statements that involve risks and uncertainties, including those associated with the availability of programming, the impact of competition, the integration of new operations and other risks detailed from time to time in the Company's Securities and Exchange Commission reports.


HISTORY OF SPANISH-LANGUAGE TELEVISION

    In 1951, the first weekly Spanish-language television entertainment show in the U.S. was broadcast by a station in San Antonio, Texas. By 1955, another station in San Antonio was airing more than 50% of its programming in Spanish.


    Responding  to the growth of the U.S. Hispanic population, from an estimated
4.0 million in 1950 to an estimated 6.9 million in 1960, Spanish International Network ("SIN"), the predecessor of Univision, was founded in 1961. Using the station in San Antonio and programming supplied by Mexico based Televisa as its foundation, the network continued to add owned and operated stations and affiliates in key Hispanic markets over the next 25 years. In 1979, SIN created Galavision, the first Spanish-language cable network in the U.S.


    To serve the growing Hispanic market and provide an alternative to SIN, independent Spanish-language stations were launched in major markets. In 1985, the founders of what was to become Telemundo created KVEA, the second Spanish-language station in Los Angeles.


    Based on the success of KVEA and the compelling characteristics of the U.S. Hispanic market, which had grown to an estimated 18.0 million people by 1986, the Telemundo network was established in January 1987 with owned and operated stations in the Los Angeles, Miami and New York Market Areas and other independent Spanish-language stations joining as affiliates.


    By 1988, recognizing the importance of offering high quality programming that was relevant to Hispanics in the U.S., Telemundo and Univision began producing the first programs specifically developed for the U.S. Hispanic audience employing successful English-language televison formats.

    At the end of 1992, Telemundo, Univision and Nielsen developed the Nielsen Hispanic Television Index, a people-meter-based television ratings service for Spanish-language television. This service provided the first broadly accepted information about the Spanish-language television audience and was instrumental in persuading many major general market advertisers and their agencies of the importance of using Spanish-language television to reach the expanding Hispanic market.

    Upon the consummation of the acquisition of a majority interest of WSNS, Telemundo will own and operate full-power Spanish-language television stations in the seven largest Hispanic Market Areas in the United States, which along with the Company's affiliates, now reach 85% of all U.S. Hispanic households.

    The development of Spanish-language television has been the result of the significant growth of the U.S. Hispanic population, Hispanics' retention of the Spanish language and resulting reliance on Spanish-language media for news, information and entertainment, and advertisers' increasing awareness of the market and its potential.

HISPANIC MARKET OVERVIEW

    MARKET DEMOGRAPHICS

    Hispanics are one of the fastest growing segments of the U.S. population. According to the U.S. Census Bureau the Hispanic population has grown from an estimated 14.6 million people, or 6.4% of the U.S. population in 1980, to 27 million or 10% in 1995. The Hispanic population in the U.S., the fifth largest in the world, is growing at approximately five times the rate of the non-Hispanic U.S. population. By the year 2010 Hispanics are projected by the U.S. Census Bureau to account for approximately 13.5% of the total population of the U.S. and would be the country's largest minority group.

    The Hispanic population in the United States is highly concentrated, with approximately 57% of the population residing in the top ten Hispanic markets. In markets such as Los Angeles and Miami, the Hispanic population represents over a third of the total population. In addition, Hispanic households in the United States are also generally larger than non-Hispanic households, averaging 3.7 persons compared to 2.7 persons for all U.S. households. The Hispanic population is also younger, with an average age of 26.2 years compared to 34.3 years for the entire population, and spends a greater percentage of total household income on consumer products than non-Hispanic households.

    IMPORTANCE OF SPANISH LANGUAGE MEDIA, ESPECIALLY TELEVISION


    The Company believes that a distinguishing characteristic of the Hispanic market is that Hispanics tend to retain Spanish as their dominant or only language. The 1995 Nielsen Enumeration Study indicates that 49% of Hispanic households speak mainly or exclusively Spanish. Consequently, many Hispanics rely on Spanish language media, as an important, and often the exclusive, source of news and information as well as entertainment. Over 80% of Hispanic households view Spanish-language television, and aggregate viewing of Spanish-language television increased by approximately 20% for the quarter ended September 30, 1995 as compared with the quarter ended September 30, 1993. As a result, the Company believes that major advertisers such as The Procter & Gamble Co., AT&T Corp. and Sears, Roebuck & Co. have found that Spanish language television advertising is a more cost-efficient means to target this growing audience than English-language broadcast media.


    ADVERTISING MARKET


    The annual purchasing power of Hispanics is approximately $200 billion. With the continuing growth of the Hispanic market, advertisers have substantially increased their use of Spanish-language media, particularly television. According to HISPANIC BUSINESS MAGAZINE, an estimated $953 million of total advertising expenditures were directed towards Spanish-language media in 1994, representing a 15% increase from 1993, and an estimated $1.1 billion of total advertising expenditures were directed towards Spanish-language media in 1995, representing an 11% increase from 1994. Approximately half of these expenditures were for Spanish-language television advertising. Despite the rapid growth, advertising expenditures directed to the Hispanic television market still represent less than 1.7% of all television advertising in the United States. Based on Nielsen data, however, the Company estimates that approximately 4% of total television viewing is of Spanish-language television. The Company believes that this disparity will narrow as advertisers continue to increase their advertising expenditures on Spanish-language television.



    Over the last five years, the ten largest advertisers in Spanish-language media (based on expenditures) have significantly increased their Spanish-language advertising. Management believes that advertising should continue to grow significantly as new advertisers enter the market and existing advertisers increase the percentage of their budgets directed to Spanish-language television. The Company also believes that it is well positioned to attract a significant percentage of future increases in television advertising spending targeted to the Hispanic community.

BUSINESS STRATEGY


    The Company's management team, led by Mr. Hernandez, has aggressively pursued a number of strategies aimed at improving the profitability of the Company. The Company believes that these strategies have contributed to the improved results of operations experienced in the second half of 1995 and to the Company's achievement of a 27% share of the Spanish-language network television audience in December 1995.


    INCREASING SHARE OF AUDIENCE THROUGH ENHANCED NETWORK PROGRAMMING

    In March 1995, the network hired a new Executive Vice President for Programming and Production and immediately implemented several measures aimed at increasing the Company's audience share. Specifically, the Company rearranged its prime time schedule to compete more effectively against programming offered by the competition. The Company also added production capability in Los Angeles to its production capability in Miami, enabling Telemundo to produce programs which target U.S. Hispanics of Mexican origin. While the Company produces approximately 44% of its network programming in its U.S. production facilities, it also acquires programs from outside producers to provide a balanced program lineup which will appeal to the greatest number of Hispanic viewers in the U.S. The Company is exploring opportunities to co-produce programming with other producers in Mexico and other Latin American countries.

    The Company believes that its ability to produce as well as acquire programming will allow it to increase its share of the Spanish-language television audience while controlling its overall programming expenses. See "-- Reducing and Controlling Operating Expenses."

    INCREASING REVENUE THROUGH ENHANCED SALES AND MARKETING EFFORTS

    The Company devotes significant resources towards providing advertisers with the data needed to understand better the purchasing habits and preferences of the Hispanic market. At the network, as well as at each owned and operated full-power station, the sales and marketing forces work closely with their clients to increase the effectiveness of specific advertising campaigns and to increase advertising spending directed to the Hispanic market and the Company.


    The Company's sales force has extensive experience in both the general market and Spanish-language media businesses. With this diverse background, the sales force is able to create and implement fully integrated and specifically targeted marketing campaigns for its clients. Since it produces a significant amount of its own programming, Telemundo is able to offer its advertising clients opportunities to integrate their products into particular programs and develop major marketing events featuring these programs, the network talent and the clients' products. The Company's top network advertisers include The Procter & Gamble Co., AT&T Corp., MCI Communications Corp., Sears, Roebuck & Co., Ford Motor Co., Western Union, The Coca-Cola Company and Sprint Corp.


    REDUCING AND CONTROLLING OPERATING EXPENSES

    The Company has reduced its operating expenses before depreciation and amortization by $12.1 million, or 10%, for the nine months ended September 30, 1995 from the comparable period of the prior year. Over $8.4 million of these reductions have been achieved through the lowering of program acquisition and production costs. For example, the Company's decision to purchase novelas from Latin American program suppliers rather than produce such programs itself, will result in a reduction of more than 50% in the cost of the Company's prime time novelas for 1995. Other significant cost saving measures included the relocation of its corporate headquarters and the reduction of employee staff levels by approximately 7%. After the consummation of the Acquisition, the Company believes that it will realize cost savings at WSNS through efficiencies gained by integrating WSNS into the Telemundo owned and operated station group. The Company intends to continue to closely monitor and identify cost saving measures throughout its operations.

    BUILDING A STRONGER LOCAL PRESENCE

    Local news presence and involvement in community events are important elements in the Company's strategy for each of its owned and operated stations to achieve a distinct local identity, strengthen audience loyalty and increase revenue. The Company invites its viewers to be part of its programming efforts and to participate along with its stations in community events and other outreach programs. The Company sponsors local community events such as "Calle Ocho" in Miami, "Cinco de Mayo" in Los Angeles and the "Hispanic Day Parade" in New York and has developed an award winning public information campaign, "De Padres a Hijos" ("From Parents to Children"). The campaign awards annual scholarships for Hispanic students and features nationally televised vignettes on important issues in education. Awards are granted both on a national and local level with all Telemundo stations participating in selecting recipients in their respective markets.

    CAPITALIZING ON DOMINANT MARKET POSITION IN PUERTO RICO


    The Company's station in Puerto Rico, WKAQ, is the market leader in audience share and revenue. Programming produced specifically for that market, in WKAQ's own production facilities, has consistently ranked among the top rated programs in Puerto Rico. In December 1995, WKAQ had 8 of the top 10 shows in the market and a 33% share of the overall audience, including a 36% share in the prime time period. WKAQ has also recently changed its affiliate covering the western side of the island, resulting in what the Company believes is better coverage on a more cost effective basis.



    Capitalizing on its strong ratings, production capabilities, association with most major entertainment events in Puerto Rico and aggressive sales and marketing efforts, management believes that WKAQ should continue to achieve a greater share of the market's total advertising dollars than WKAQ's share of the audience. The Company has also focused on reducing operating costs at the station and, as a result, expects operating expenses before depreciation and amortization for 1995 to decline by approximately 4% from the prior year. Operating synergies and cost efficiencies with the U.S. network will continue to be explored.


    STRENGTHENING THE NETWORK THROUGH SELECTIVE ACQUISITIONS AND CAPITAL EXPENDITURES

    The Company believes that securing distribution through station ownership in the largest Hispanic Market Areas in the U.S. is an important element in ensuring the strength of its network. In furtherance of this, the Company has entered into an agreement to acquire a 74.5% interest in WSNS, its Chicago affiliate. The acquisition of WSNS will ensure the network's long-term distribution in the important Chicago Market Area. See "The Acquisition." A large base of owned and operated stations allows the network to amortize program investments and other network and corporate expenses over a larger portfolio of properties and should provide greater leverage with advertisers and suppliers. While the Company will continue to evaluate opportunities to enhance its network as they arise, the Company does not currently have any other agreements to acquire additional stations.

    The Company also selectively invests in property and equipment in order to strengthen signals, improve production capabilities and generate operating efficiencies. For example, the Los Angeles station KVEA is replacing its transmitter and antenna to improve its signal and provide better service to the Los Angeles market. The Company was also one of the first broadcasters to use digital broadcast compression equipment, providing the Company with the ability to transmit multiple signals from a single satellite transponder. This enables the network to simultaneously address different time zones and provide additional live capabilities and interactivity between the stations and network center on a cost-effective basis.

THE TELEMUNDO NETWORK AND BROADCAST OPERATIONS


    The Company's television network covers 55 markets in the United States, including the 32 largest Hispanic markets, and reaches approximately 85% of all U.S. Hispanic households. After the Acquisition of a majority interest in WSNS, the Company's full-power Chicago affiliate, coverage will be achieved through seven full-power and 13 low-power owned and operated television stations, 33 affiliated broadcast stations and 88 satellite direct cable systems affiliated with the Company. The signal from the Company's owned and operated stations and broadcast affiliates also is carried on an additional 507 cable systems throughout the United States.


    Network programming for the Company's owned and operated stations and affiliates is transmitted 24-hours per day via satellite from the Company's network operations center in Hialeah, Florida.

    PROGRAMMING

    The Company currently makes available Spanish-language programming 24-hours per day, including movies, novelas, talk and entertainment shows, variety shows, national and international news, music and sporting events. Approximately 44% of such programming is produced by the Company at its production facilities near Miami and in Los Angeles. The remainder of the Company's programming is purchased from various program suppliers primarily in Mexico and other Latin American countries.


    Since 1990, the Company's programming schedule has included OCURRIO ASI, the first news magazine format program in Spanish-language television. Produced by the Company in its Miami facilities this show has consistently been one of Telemundo's highest rated programs, drawing approximately 35% of the Spanish-language network television audience in December 1995. Other Telemundo produced programming with consistently strong market shares include two talk shows, SEVCEC and EL Y ELLA, a noon-time variety show LA HORA LUNATICA, and a musical variety program, PADRISIMO.


    The programming lineup of WKAQ in Puerto Rico differs from that of the Company's network, but includes approximately 15 hours per week of Telemundo network programming. Through its production studios, WKAQ produces approximately 26 hours of programming weekly, including mini-series, news, public affairs, music variety and comedy shows primarily directed toward the Puerto Rico market. In addition, WKAQ has the right of first refusal to purchase novelas in the Puerto Rico market produced by Televisa pursuant to a programming agreement with approximately four years remaining. WKAQ also broadcasts programming from other Latin American countries and broadcasts United States syndicated programming dubbed in Spanish.

    The Company also sells the rights to broadcast its original programming in the international markets. Revenue from the syndication of the Company's programming represented less than 1% of the Company's total revenue in 1994.

    SALES AND MARKETING

    The Company's principal source of revenue is the sale of network advertising time on its network and the sale of local and national spot advertising time on the Company's owned and operated television stations.

    The Company has a network and national spot sales and marketing force, including account executives and sales managers with backgrounds in both Spanish-language and English-language media, to sell advertising time broadcast over the Company's entire network (network sales) and to sell advertising time in markets covered by the Company's owned and operated stations and affiliates (national spot sales). The Company has national sales offices in New York, Los Angeles, Miami, Chicago, San Francisco, San Antonio, Dallas and Orange County, California.


    The Company sells advertising time to a broad and diverse group of advertisers. For the nine months ended September 30, 1995, the Company's network and national spot advertising together accounted for approximately 63% of the total commercial air time sales of the Company in the U.S. No single advertiser accounted for 10% or more of the Company's 1994 total revenue. According to HISPANIC BUSINESS MAGAZINE, the top ten advertisers in Spanish-language media in 1995, all of which are major advertisers on the Telemundo network were The Procter & Gamble Co., AT&T Corp., McDonald's Corp., Anheuser-Busch Companies Inc., Sears, Roebuck & Co., Philip Morris Companies, Inc., Colgate-Palmolive Co., J.C. Penney Co. Inc, Ford Motor Co. and The Quaker Oats Co.


    Each owned and operated full-power station also has a sales and marketing force to sell local and national spot advertising on its own behalf. At the local level, the Company's advertisers include a wide range of clients which customarily advertise on local television, including retailers, providers of professional services and consumer goods manufacturers with products oriented toward the general and Hispanic populations.

    Additionally, the network and each of the Company's stations sell blocks of air time during non-network programming hours to block time programmers.

THE COMPANY'S TELEVISION STATIONS

    After the acquisition of a majority interest in its full-power Chicago affiliate, the Company will own and operate eight full-power and 13 low-power Spanish-language television stations in the United States and Puerto Rico.

    FULL-POWER STATIONS

    The Company's owned and operated full-power stations broadcast network programming and produce and broadcast local news and other limited programming focused on the audience in each of their respective local markets. Each full-power station also sells blocks of broadcast time during non-network programming hours to block time programmers. The following table sets forth certain information about the Company's owned and operated full-power Spanish-language television stations and its Chicago affiliate, WSNS, in which the Company has agreed to acquire a majority interest. See "The Acquisition."

                        APPROXIMATE                             RANKING OF MARKET    NUMBER OF OTHER        RANKING OF
                          HISPANIC                              AREA BY NUMBER OF   SPANISH- LANGUAGE     MARKET AREA BY
                         TELEVISION           HISPANICS             HISPANIC            TELEVISION       NUMBER OF TOTAL
MARKET AREA SERVED     HOUSEHOLDS IN     AS A PERCENTAGE OF        TELEVISION       STATIONS OPERATING      TELEVISION
AND STATION            MARKET AREA(1)   TOTAL POPULATION (1)     HOUSEHOLDS (1)     IN MARKET AREA (2)    HOUSEHOLD (3)
---------------------  --------------   ---------------------   -----------------   ------------------   ----------------
Los Angeles, CA          1,306,000           37%                     1                        2                    2
 KVEA, Channel 52
New York, NY               913,000           16%                     2                        1                    1
 WNJU, Channel 47
Miami, FL                  434,000           37%                     3                        3                   16
 WSCV, Channel 51
Houston, TX                278,000           23%                     4                        2                   11
 KTMD, Channel 48
San Antonio, TX            274,000           51%                     5                        2                   39
 KVDA, Channel 60
San Francisco, CA          272,000           17%                     6                        2                    5
 KSTS, Channel 48
Chicago, IL (Pending)      270,000           12%                     7                        1                    3
 WSNS, Channel 44
San Juan, PR             1,064,000            --                    --                        6              --
 WKAQ, Channel 2

------------------------------
(1) Estimated by Nielsen for January 1, 1996

(2) The Company and each of its Spanish-language competitors broadcast over UHF, except in Puerto Rico, where WKAQ and its three major competitors broadcast over VHF. The Company's principal competitor, Univision, owns a Spanish-language station in each of the U.S. markets that are served by the Company's owned and operated full-power stations. Independent Spanish-language stations also broadcast in the Los Angeles, Miami, Houston, San Antonio and San Francisco broadcast markets. The independent stations in Los Angeles and Houston and one of the independent stations in Miami are full-power stations.

(3) Based on 1994-1995 Nielsen data.

    The information below regarding population growth and country of origin is from Strategy Research Corporation, 1994 U.S. HISPANIC MARKET SURVEY.

    LOS ANGELES: The Company owns and operates KVEA, Channel 52, licensed to Corona, California and serving the Los Angeles market. KVEA began operating as a Spanish-language station in 1985. Los Angeles is the largest U.S. Hispanic market, representing approximately 18% of the Hispanic television households in the United States. An estimated 5.3 million Hispanics reside in the Los Angeles DMA, constituting approximately 37% of the Los Angeles DMA population. The Hispanic population in Los Angeles more than doubled between 1980 and 1994, and immigration trends indicate that the Hispanic population will continue to grow rapidly. As a reflection of the significance of
Spanish-language television, a Spanish-language television news program periodically draws a higher overall audience than any other news program in the Los Angeles Market Area. The Hispanic population in Los Angeles is predominantly Mexican in origin. In addition to a Univision station, Los Angeles has a local, independently-owned Spanish-language television station.

    NEW YORK: The Company owns and operates WNJU, Channel 47, licensed to Linden, New Jersey and serving the New York market. WNJU began operating as a Spanish-language station in 1965. New York is the second largest U.S. Hispanic market, representing approximately 13% of the Hispanic television households in the United States. An estimated 2.9 million Hispanics reside in the New York

DMA, constituting approximately 16% of the New York DMA population. The Hispanic population in New York increased by approximately 50% between 1980 and 1994. Although almost half of this market is of Puerto Rican origin, the New York Hispanic community is relatively diverse.

    MIAMI: The Company owns and operates WSCV, Channel 51, licensed to Ft. Lauderdale, Florida and serving the Miami-Ft. Lauderdale market. WSCV began operating as a Spanish-language station in 1985. Miami is the third largest U.S. Hispanic market, representing approximately 6% of the Hispanic television households in the United States. An estimated 1.3 million Hispanics reside in the Miami DMA, constituting approximately 37% of the Miami DMA population. The Hispanic population in Miami increased by approximately 74% between 1980 and 1994. Approximately 60% of Hispanics in Miami are of Cuban origin. It has been estimated that more than half of the population of Dade County is comprised of Hispanics.

    HOUSTON: The Company owns and operates KTMD, Channel 48, licensed to Galveston, Texas and serving the Houston-Galveston market. KTMD began operating as a Spanish-language station in 1987. The Houston-Galveston market is the fourth largest U.S. Hispanic market, representing approximately 4% of the Hispanic television households in the United States. An estimated 982,000 Hispanics reside in the Houston DMA (which includes Houston and Galveston), constituting approximately 23% of the Houston DMA population. The Hispanic population in Houston almost doubled between 1980 and 1994 and is principally of Mexican origin.

    SAN ANTONIO: The Company owns and operates KVDA, Channel 60, licensed to and serving the San Antonio, Texas market. KVDA began operating as a Spanish-language station in 1989. The San Antonio market is the fifth largest U.S. Hispanic market, representing approximately 4% of the Hispanic television households in the United States. An estimated 903,000 Hispanics reside in the San Antonio DMA, constituting approximately 51% of the San Antonio DMA population. The Hispanic population in San Antonio, which is principally of Mexican origin, increased by approximately 47% between 1980 and 1994.

    SAN FRANCISCO: The Company owns and operates KSTS, Channel 48, licensed to San Jose, California and serving the San Francisco-San Jose market. KSTS began operating as a Spanish-language station in 1987. The San Francisco-San Jose Hispanic market is the sixth largest U.S. Hispanic market representing approximately 4% of the Hispanic television households in the U.S. An estimated 976,000 Hispanics reside in the San Francisco DMA (which includes San Jose), constituting approximately 17% of the San Francisco DMA population. The Hispanic population in this market grew by approximately 63% from 1980 to 1994 and is over 65% of Mexican origin.

    CHICAGO: After the Acquisition, the Company will own a 74.5% interest in and operate WSNS, Channel 44, serving the Chicago market. WSNS began operating as a Spanish-language station in 1987. The Chicago market is the seventh largest Hispanic market in the United States representing approximately 4% of the Hispanic television households in the U.S. An estimated 995,000 Hispanics reside in the Chicago DMA, constituting approximately 12% of the Chicago DMA population. The Hispanic population grew by approximately 60% from 1980 to 1994 and approximates the overall ethnic mix of the U.S. Hispanic population base. The Company believes this ethnic mix makes Chicago an attractive market in which to test advertising campaigns.

    SAN JUAN, PUERTO RICO: The Company owns and operates television station WKAQ, Channel 2, in San Juan, which together with its affiliate, WOLE (Channel 12 in Mayaguez), and its translator facilities, cover virtually all of Puerto Rico. WKAQ began operating as a Spanish-language television station in 1954. The current population of Puerto Rico is approximately 3.3 million. WKAQ has consistently been the number one station in Puerto Rico in terms of revenue and share of audience.

    LOW-POWER STATIONS

    The Company owns and operates 13 low-power television stations and has received permission from the FCC to build two additional LPTVs. LPTVs and "translator stations" generally operate at significantly lower levels of power than full-power stations. In addition their signals generally cover smaller areas than those covered by full-power stations and may not cover the full Market Area. Under FCC rules, LPTVs operate on a secondary basis and are subject to displacement. Under the 1992 Cable Act (described below), LPTVs have very limited cable carriage rights. See "-- FCC Regulation." The Company's low-power television stations operate with minimal staff and generally do not originate programming or have their own sales forces. LPTV's extend the network's coverage in areas where a full-power television station was not available for the network.

                                                          APPROXIMATE
                                                           HISPANIC
                                                          TELEVISION
              AREA SERVED AND STATION(S)                  HOUSEHOLDS
-------------------------------------------------------  -------------
Santa Fe, NM: K52BS                                           185,000
Sacramento, CA (1): K47DQ, K52CK, K61FI                       136,000
Boston, MA: W32AY                                              81,000
Austin, TX: K11SF                                              71,000
Salinas-Monterey, CA: K15CU                                    46,000
Odessa/Midland, TX (1): K60EE, K49CD                           40,000
Colorado Springs, CO: K49CJ                                    39,000
Santa Maria, CA: K27EI                                         36,000
Salt Lake City, UT: K48EJ                                      32,000
Abilene, TX: K40DX                                             14,000

(1) These areas are served by more than one LPTV.

AFFILIATES


    The Company currently provides programming to 122 affiliates serving 39 Hispanic markets in the United States. The Company's affiliates in these markets, which consist of 34 affiliated broadcast stations (including WSNS) and 88 satellite direct cable affiliates that take the network's signal directly from the satellite, represent approximately 38% of the network's total coverage of the U.S. Hispanic market.


    The Company provides its affiliates with programming and retains the right to sell generally 50% to 60% of the commercial advertising time available during such programming. Affiliates generally carry the full network schedule. The Company also acts as the exclusive representative of the affiliates for national and regional spot advertising sales, and receives a commission on such sales. The Company is able to provide advertising sales representation services to affiliated stations by reason of a waiver of applicable regulations granted by the FCC. Revenue from the Company's representation services represented less than 1% of the total revenue of the Company in 1994.


    The Company's current contracts with its affiliates generally have two to five year terms and some provide for compensation to the affiliate. As of December 1995, no single affiliated station accounted for more than 3.1% of total network coverage, other than WSNS, in which the Company has agreed to acquire a majority interest.


TELENOTICIAS

    In July 1994, a subsidiary of the Company entered into a partnership agreement with subsidiaries of each of Reuters Holdings PLC, an international news and information organization, Antena 3 de Television, S.A., a Spanish media company, and Arte Radiotelevision Argentino S.A., an Argentinean media company, to launch TeleNoticias, a 24-hours per day international Spanish-language news service with distribution in Latin America, the United States and Europe. The service, which commenced transmitting in December 1994, originates from the Company's network operations center in Hialeah, Florida. The service is distributed in 17 countries, including the United States, Mexico, Spain, Venezuela and Chile.

    The Company through TNNI holds a 42% interest in TeleNoticias. The Company provides certain services to TeleNoticias, including the use of a news studio and satellite uplink facilities at the Company's network operations center. Pursuant to contract, TeleNoticias produces the Company's network news programs and provides certain other news services. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Sources of Capital" and "-- Legal Proceedings."

COMPETITION

    The broadcasting industry has become increasingly competitive in recent years. Competitive success of a television network or station depends primarily on public response to the programs broadcast, which affects the revenue earned by the network or station from the sale of advertising time. In addition to programming, factors determining competitive position include management's ability and experience, marketing, research and promotional efforts.

    In each of the markets in which the Company owns and operates full-power stations, except Puerto Rico, the Company's station competes directly with a full-power Univision station. The Univision stations and the Univision network affiliates together reach a larger percentage of Hispanic viewers in the U.S. than the Company's stations and affiliates and have attracted as much as 80% of the Spanish-language network television viewing audience. Generally, the competing Univision stations have been operating in their markets longer than have the Company's stations. In addition, Univision entered into an agreement with Televisa to manage Galavision and has also obtained an option to acquire Galavision in 1996. Galavision, which has operated primarily as a Spanish-language cable television network since 1980 and serves approximately
1.6 million subscribers, also competes with the Company. Both Televisa and Venevision have entered into long-term contracts to supply Spanish-language programming to the Univision and Galavision networks. Televisa is the largest supplier of Spanish-language programs in the world. Through these program license agreements, Univision has the right of first refusal for 25 years to air in the U.S. all Spanish-language programming produced by Televisa and
Venevision. These supply contracts currently provide Univision with a competitive advantage in obtaining programming originating from Mexico and in targeting Hispanics of Mexican origin, which account for approximately 64% of the U.S. Hispanic market. The Company's stations, especially in Puerto Rico and Los Angeles, also face competition from various independent Spanish-language television stations.

    There are also several independent Spanish-language television stations that broadcast, on a full-time or part-time basis, in markets in which the Company owns and operates stations. Independent Spanish-language television stations compete with Company-owned stations in the Los Angeles, Miami, Houston, San Antonio and San Francisco Market Areas. The independent station in Los Angeles also has a program supply agreement with Televisa. The independent stations in Los Angeles and Houston and one of the independent stations in Miami are full-power stations.

    The Company's owned and operated television stations and affiliates also face competition for advertising revenue from other sources serving the same markets and competing for the same viewers such as other Spanish-language and English-language media, including television stations, cable channels, radio stations, magazines, newspapers, movies and other forms of entertainment. The English-language media are generally better developed and better capitalized than the Spanish-language media in the United States. Several English-language networks and stations are broadcasting Spanish-language translations of their general market programs using the second audio programs ("SAP"). The Company believes these SAP transmissions have not attracted a significant number of Hispanic viewers.

    In Puerto Rico, WKAQ has three significant Spanish-language television station competitors. In addition, three other Spanish-language television stations operate in that market. Although the general market programming of the three major English-language U.S. networks is available in Puerto Rico through cable carriage, none of such programming has attracted a significant share of the Puerto Rico audience date.

    Further advances in technology such as video compression, programming through direct broadcast satellites and programming delivered through fiber optic telephone lines could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming.

FCC REGULATION

    LICENSING

    The ownership of the Company's television stations and certain of its television broadcasting operations are subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other matters, to issue, renew, revoke and modify broadcast licenses, to determine the location of stations, to establish areas to be served and to regulate certain aspects of broadcast programming. The
Communications Act prohibits the assignment of a broadcast license or the transfer of control of a licensee without the prior approval of the FCC. If the FCC determines that violations of the Communications Act or the FCC's own regulations have occurred, it may impose sanctions ranging from admonition of a licensee to license revocation.


    The Communications Act provides that a license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. Television broadcast licenses are issued initially for terms of five years. Upon application, and in the absence of a conflicting application, an objection to the renewal application, or an adverse finding as to the licensee's qualifications, broadcast licenses usually have been renewed for additional terms of up to five years without a hearing by the FCC. Under the terms of the Telcom Bill, such licenses may be renewed in the future for terms up to 8 years. FCC licenses of full-power stations held by the Company have the following expiration dates: WKAQ and WSCV - February 1, 1997; KTMD and KVDA - August 1, 1998; KSTS and KVEA - December 1, 1998; and WNJU - June 1, 1999. The license for WSNS expires on December 1, 1997.


    ATTRIBUTABLE INTERESTS


    Under existing FCC regulations governing multiple ownership of broadcast stations, a license to operate a television station will not be granted (unless established waiver standards are met) to any party (or parties under common control) that has an "attributable interest" in another broadcast station with an overlapping service area. The regulations also prohibit (with certain qualifications) any person or entity from having an "attributable interest" in more than 12 full-power television stations, subject to a further limitation based on the percentage of national audience included within the relevant stations' markets. Additionally, the rules prohibit (with certain qualifications) anyone with an "attributable interest" in a television station from also having an "attributable interest" in a radio station, daily newspaper or cable television system serving a community located within the relevant coverage area of that station, and vice versa. The Telcom Bill would, among other measures, eliminate the 12-station limit and increase the national audience reach limitation from 25% to 35%. The President has announced his intention to sign the Telcom Bill into law, but there is no assurance that he will do so. The Company is unable to predict the nature, timing or effect of the changes resulting from the Telcom Bill, if it is signed into law.



    Under existing FCC regulations, the officers, directors and certain of the equity owners of a broadcasting company are deemed to have an "attributable interest" in the broadcasting company. In the case of a corporation controlling or operating television stations, there is attribution only to directors and officers and to stockholders who own 5% or more of the outstanding voting stock. Institutional investors, including mutual funds, insurance companies and banks acting in a fiduciary capacity, may own up to 10% of the outstanding voting stock without being subject to such attribution, provided that such stockholders exercise no control over the management or policies of the broadcasting company. In the case of the Company, there are presently four attributable stockholders:
TLMD Partners, Bastion Capital Fund, L.P. ("Bastion"), Reliance Group Holdings, Inc., its affiliates and subsidiaries ("Reliance") and

Odyssey Partners, L.P. The FCC is currently reviewing its attribution guidelines and has proposed modifying or eliminating certain provisions. The Company is unable to predict the nature, timing or effect of the proposed changes.



    In connection with the grant of consent to the transfer of control of the Company's controlled television licensees from Telemundo Group, Inc. as debtor-in-possession to the reorganized Telemundo Group, Inc., on December 23, 1994, the FCC granted a 12-month waiver of its "television duopoly rule" to permit the orderly disposition of station KSMS-TV, Channel 67, Monterey, California, which is presently licensed to KSMS-TV, L.P. The temporary waiver was necessary because the Grade B contour of KSMS-
TV overlaps with the Grade B contour of KSTS, which is licensed to a Company subsidiary. The television duopoly rule generally prohibits a party from holding attributable interests in television stations that have overlapping Grade B contours. Daniel D. Villanueva, who has an attributable interest in the Company because of his affiliation with Bastion, also has an attributable interest in KSMS-TV. Pursuant to the waiver, Mr. Villanueva must refrain from all discussions and involvement regarding the Telemundo network and KSTS with any Bastion or Company officer or director, or any employee with access to information pertinent to those subjects, until KSMS-TV is sold. The FCC consented to the assignment of the license of KSMS-TV to another party on December 12, 1995. However, the assignment of the license of KSMS-TV was not completed by December 30, 1995, the date that the temporary waiver expired, and has not yet been completed because of a contract dispute between the licensee of KSMS-TV and a third party. Therefore, the Company has filed a request with the FCC for a 90-day extension of the waiver of the television duopoly rule. This request is currently pending before the FCC. The Company is unable to predict with any degree of certainty whether the extension request will be granted. If the FCC refuses to grant the extension request, Mr. Villanueva could be required by the FCC, among other possible remedies, to divest his interest in the Company or in KSMS-TV.


    FOREIGN OWNERSHIP RESTRICTIONS

    The Communications Act limits the amount of capital stock that aliens may own in a broadcast station licensee and in the parent company of a licensee. No broadcast license may be held by a corporation of which any officer or director is a non-citizen or of which more than one-fifth of its capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. The Company's broadcast licenses are held by subsidiary companies that are controlled directly or indirectly by the Company. A broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation that has a non-citizen as an officer, more than one-fourth of whose directors are non-citizens, or more than one-fourth of whose capital stock is owned or voted by non-citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The Company's Restated Certificate of Incorporation provides that the transfer of the Company's capital stock, whether voluntary or involuntary, will not be permitted and will be ineffective if such transfer would violate (or would result in a violation of) the Communications Act or any of the rules or regulations promulgated thereunder.

    COVERAGE AND MUST-CARRY RIGHTS


    The FCC has adopted regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). These regulations required television broadcasters to elect, at three-year intervals beginning June 17, 1993, whether to exercise either certain "must carry" or "retransmission consent" rights in connection with their carriage by local cable television systems. Those stations that elected to exercise must carry rights could demand carriage on a specified channel on cable systems within their ADI. However, these must carry rights are not absolute, but are dependent on variables such as the number of activated channels on, and location and size of, the cable system, the amount of duplicative programming on a broadcast station, the channel positioning demands of other broadcast stations and the signal quality of the stations at the cable system's principal headend. LPTVs have very limited must carry rights, although cable systems cannot retransmit LPTV stations' signals without their consent. The Company's owned and operated full-power stations in the United States have elected "must carry" rights. A special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the must-carry rules. This determination has been appealed to the Supreme Court of the United States. In the meantime, however, the FCC's must-carry regulations implementing the Cable Act remain in effect.


    The Company's stations serving several markets and many of the Company's affiliates are classified by the FCC as "low-power" stations. Certain of the Company's owned and operated stations and affiliates increase their coverage through use of "translators" that rebroadcast the station's signal. Both low-power and translator stations are referred to as "LPTV" stations and generally operate at significantly lower levels of power than full-power stations. Under FCC rules, such LPTV stations operate on a secondary basis; that is, they are subject to displacement by a full-power station or other facility if one is licensed and they must tolerate defined levels of electromagnetic interference from full-power stations.


    PROPOSED RULEMARKING AND PENDING LEGISLATION


    The FCC has undertaken several initiatives to change aspects of television and radio regulation, particularly with respect to broadcast programming, station ownership restrictions and attribution rules.

    The Commission is conducting a rulemaking proceeding to devise a table of channel allotments in connection with the introduction of advanced (or "high definition") television service ("ATV"). The FCC has preliminarily decided to allot a second broadcast channel to each full-power commercial television station for ATV operation. According to this preliminary decision, stations would be permitted to phase in their ATV operations over an approximately 15-year period following adoption of a final table of allotments, at the end of which they would be required to surrender their non-ATV channel. Alternatively, Congress is now considering proposals to require incumbent broadcasters to bid at auctions for the additional spectrum required to effect a transition to ATV. Under certain circumstances, conversion to ATV operations may reduce a station's geographical coverage area. In addition, the FCC will maintain the secondary status of LPTV stations in connection with its implementation of a channel allotment plan for ATV. The Commission has acknowledged that ATV channel allotment may involve displacement of existing LPTV stations, particularly in major television markets. A number of the Company's owned and operated and affiliated low-power stations may be affected.


    The Commission has issued a notice of proposed rulemaking to consider changes to its attribution rules. The FCC also is conducting a rulemaking proceeding to consider changes to its television multiple ownership rules that might increase the number of television stations that may be commonly owned on a national basis, relax the local joint co-ownership prohibition from Grade B contour overlaps to Grade A overlaps only, and review the radio-television ownership restriction. The Telcom Bill would, if it becomes law, substantially modify broadcast multiple ownership restrictions. The FCC currently is examining or recently has completed review of several rules governing the relationship between broadcast television networks and their affiliated stations. The FCC in 1995 eliminated its former rule prohibiting ownership by a broadcast television network of television stations in markets where the existing stations are so few or of such unequal desirability that competition would be substantially restrained by such ownership. Meanwhile, the FCC is conducting a rulemaking proceeding to examine its rules prohibiting broadcast television networks from representing their affiliated stations for the sale of non-network advertising time and from influencing or controlling the rates set by its affiliates for the sale of non-network advertising time (the Company acts as the exclusive representative of its affiliates pursuant to a waiver of such restriction). Separately, the FCC is conducting a rulemaking proceeding to consider the relaxation or elimination of its rules prohibiting broadcast television networks from (a) restricting their affiliates' right to reject network programming; (b) reserving an option to use specified amounts of their affiliates' broadcast time; (c) forbidding their affiliates from broadcasting programming of another network; and (d) owning more than one broadcast television network; and to consider the relaxation of its rule prohibiting network affiliated stations from preventing other stations from broadcasting the programming of their network.


    Significant areas of regulation remain, however, and the FCC continues to enforce strictly its regulations in several such areas, including equal employment obligations, children's programming,

"indecent" programming restrictions, the "character qualifications" of licensees, political advertising, environmental concerns, technical operating matters and antenna tower maintenance. There are additional FCC regulations and policies, and regulations and policies of other federal agencies governing network-affiliate relations, political broadcasts, public affairs programming, equal employment opportunity, taxation and other areas affecting the business and operations of broadcast stations. Proposals for additional or revised rules are considered by federal regulatory agencies and Congress from time to time. The Company cannot predict the resolution of these issues or other issues discussed above, although their outcome could, over a period of time, affect, either adversely or favorably, the broadcasting industry.


    The foregoing does not purport to be a complete summary of all the provisions of the Communications Act or other Congressional acts or of the regulations and policies of the FCC thereunder. Reference is made to the Communications Act, the Telecommunications Act of 1996, S.652, 104th Cong., 1st Sess. (1995), other Congressional acts, such regulations and policies, and the public notices promulgated by the FCC for further information. The laws, rules, regulations and interpretations governing the Company's business are revised from time to time and it is not possible to predict the effect that future regulatory changes will have on the Company's business.


PROPERTIES

    In 1994, the Company moved its executive offices from New York City to a location near Miami, Florida where it has production studios and its network operations center. These facilities are located in approximately 120,000 square feet of space under a lease which expires in December 1996, with options to renew through December 2002.

    The Company's New York network and national spot sales and marketing offices and WNJU's sales and business offices are located in New York City in approximately 38,000 square feet of leased space. The term of the lease runs through February 1998.

    The offices and studios of KVEA are located in leased premises in Glendale, California. The two leases expire on January 31, 1997 and on February 1, 1997, respectively, and each may be renewed for one five-year term. KVEA also leases its transmitter and broadcast tower site on Mount Wilson in the Los Angeles area under a month-to-month lease. A new lease is being negotiated.

    The offices and studios of WNJU are located in leased premises in Hasbrouck Heights, New Jersey under a lease that expires in 1999, and WNJU's sales force and business office occupies office space in the Company's New York sales office. The transmitter and antenna of WNJU are located on top of One World Trade Center in New York City under a lease that expires in April 1999 with an option to renew through April 2004.

    The offices and studios of WSCV are located in the same leased premises occupied by the Company's network operations center in Hialeah, Florida. In addition, WSCV leases space for its antenna and transmitter in Miami, Florida under a lease that expires in 2003, with options to renew through 2010.

    The offices and studio of KTMD are located in leased premises in Houston, Texas. The lease covering these premises expires on December 31, 1997. KTMD's tower and transmitter are located on property owned by KTMD between Houston and Galveston.

    The offices and studio of KVDA are located in owned premises of approximately 20,000 square feet in San Antonio, Texas. The transmitter and broadcast tower of KVDA are located on approximately 80 acres of owned land outside of San Antonio.

    The offices and studios of KSTS are located in leased premises in San Jose, California under leases that expire in 1998. The transmitter and antenna of KSTS are located on leased property on Monument Peak, outside of San Jose, under a lease that expires in 1998.

    The offices and studios of WKAQ and its related production facilities are located in owned premises consisting of approximately 180,000 square feet in San Juan, Puerto Rico. The transmitter and broadcast tower of WKAQ are located on property owned by the Department of Natural Resources of the Commonwealth of Puerto Rico, which has granted WKAQ a use permit expiring in 1998. WKAQ also operates several translator facilities to cover small towns in the mountainous regions of Puerto Rico.

    The offices and studios of WSNS are located in owned premises consisting of approximately 20,600 square feet in Chicago, Illinois. The transmitter and antenna of WSNS are located on top of the Hancock Tower in Chicago under a lease which expires in 1999 with an option to renew through 2009.

    In addition, the Company leases various properties throughout the country in which its LPTVs, broadcasting equipment, sales and other offices are located. None of these properties are material to the Company's business.

EMPLOYEES


    As of December 31, 1995, the Company and its subsidiaries had approximately 1,034 full-time employees, approximately 200 of whom were employees of WKAQ in Puerto Rico. Approximately 60 employees at WNJU's studio facility in New Jersey, approximately 25 employees at KSTS and approximately 120 employees of WKAQ are covered by union contracts. The Company believes its relations with its employees and unions are satisfactory. WSNS, the Company's affiliated station in Chicago, in which the Company has recently agreed to acquire a majority interest, has approximately 80 employees, of which approximately one-half are unionized. The unionized employees at WSNS have been operating without an executed collective bargaining agreement for approximately two years. However, the Company does not believe this to be a significant operating risk.


LEGAL PROCEEDINGS

    The Company and its subsidiaries are involved in certain litigation arising in the normal course of their businesses. In addition, the Company was involved in the following proceedings. The Company believes that none of the proceedings in which it is involved will have a material adverse effect on the Company or its business.

    TELENOTICIAS PROCEEDING


    On October 16, 1995, TNNI, a wholly-owned subsidiary of the Company which holds partnership interests in TeleNoticias, filed an action in New York Supreme Court, New York County against its partners to address certain corporate governance issues affecting TeleNoticias. In its complaint, TNNI asserts a cause of action for breach of a stockholders agreement, a cause of action for a declaration that TNNI has the right to nominate the President of TeleNoticias, a cause of action for a declaration that certain "board" resolutions are invalid, and a cause of action for breach of fiduciary duty. Certain of the defendants have asserted counterclaims against TNNI for injunctive and declaratory relief as well as for damages in an unliquidated amount. In an order issued January 11, 1996, the Court denied the cross motions seeking injunctive relief and directed that all discovery be completed within 60 days of the date of the order.



    The partners of TeleNoticias are engaged in discussions in connection with seeking a resolution of their disagreements regarding TeleNoticias. Such discussions have included a number of possible alternatives, including a resolution of the dispute regarding management of TeleNoticias, a winding up of the partnership, and a purchase by one or more of the partners of the interests of the other partners. In connection with these discussions, the Company has had conversations with a number of organizations with respect to replacing some or all of the other TeleNoticias partners. The Company does not contemplate entering into any transaction relating to the replacement of any of the partners of TeleNoticias if, as a result, the Company would have materially greater financial commitments to TeleNoticias than it presently has with respect thereto. The Company believes, but there can be no assurance, that the outcome of the litigation, or the impact of any restructuring or winding up of TeleNoticias, will not result in a material adverse effect on the Company or its ability to acquire quality news programming.

    DENVER AFFILIATE PROCEEDING

    On September 18, 1995, the Company instituted a lawsuit against Channel 59 of Denver, Inc. ("KUBD"), a broadcast affiliate of the Company whose ownership had recently changed, in the District Court, County of Denver, Colorado seeking to enjoin KUBD from discontinuing the broadcast of Telemundo programming. On September 28, 1995, the Company obtained a preliminary injunction that requires KUBD to continue to broadcast Telemundo programming consistent with its broadcast schedule for a maximum period of six months. On November 17, 1995, the Company and KUBD entered into a settlement agreement pursuant to which KUBD will remain a Telemundo affiliate through March 31, 1996, subject to the right of Company to extend the agreement for up to four successive one month periods. The Company is currently negotiating with a potential replacement for this affiliate in the market.

    CHAPTER 11 REORGANIZATION

    On June 8, 1993, certain holders of the outstanding public debt of the Predecessor and the indenture trustee for such debt filed an involuntary petition against the Predecessor under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The petition was filed solely against the Predecessor and did not include its subsidiaries. At the time of the involuntary filing, the Predecessor was in default on all of its public debt, aggregating approximately $309 million (including unpaid interest). On July 30, 1993, the Predecessor consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code.

    On December 30, 1994 (the "Consummation Date"), the Predecessor consummated the Reorganization. Pursuant to the Reorganization, holders of allowed claims against the Predecessor received on the Consummation Date one or more of the following forms of consideration: cash; Old Notes; new common stock, $.01 par value ("Common Stock"), divided into two series, Series A ("Series A Common Stock") and Series B ("Series B Common Stock"); and/or five-year warrants ("Creditor Warrants") to purchase Series A Common Stock at an exercise price of $7.00 per share. Pursuant to the Reorganization, as of the Consummation Date, all of the Predecessor's then-outstanding common stock and all other equity interests in the Predecessor were canceled. The existing stockholders were given the right to purchase 1,450,000 shares of Series A Common Stock. Reliance agreed to acquire Series A Common Stock not acquired by other stockholders, for which Reliance received warrants ("Reliance Warrants," together with the Creditor Warrants, the "Warrants") to purchase an additional 416,667 shares of Series A Common Stock at an exercise price of $7.19 per share. A total of approximately $36,000,000 in cash; $116,889,000 principal amount of Old Notes; 4,388,394 shares of Series A Common Stock; 5,611,606 shares of Series B Common Stock (for a total of 10,000,000 shares of Common Stock); and 1,056,417 Warrants (639,750 Creditor Warrants and 416,667 Reliance Warrants) were distributed in accordance with the Reorganization.

    Immediately prior to the Consummation Date, Reliance owned or controlled 58.4% of the Predecessor's then-outstanding common stock (the "Old Common Stock"). Pursuant to the Reorganization, all of the Old Common Stock was canceled. Following the Consummation Date and pursuant to the Reorganization, Reliance received certain shares of Series A Common Stock and the Reliance Warrants. See "Principal Stockholders."


    Pursuant to the Reorganization, Reliance and the holders of certain creditor classes of the Predecessor were given the right to designate certain members of the Predecessor's Board of Directors as of the Consummation Date and have since given up such rights. Following the Consummation Date, the holders of Series B Common Stock voting as a series are entitled, for a period of five years or a shorter period upon the occurrence of certain events, to elect a majority of the Board of Directors of the Company. Following the Consummation Date, the holders of the Series A Common Stock voting as a series are entitled to elect the remaining members of the Board of Directors of the Company. See "Risk Factors -- Ownership by Major Stockholders" and "Principal Stockholders."

                                   MANAGEMENT


    The following table sets forth the name, age and position of each of the executive officers and directors of the Company as of January 12, 1996:



           NAME                 AGE                      POSITION
--------------------------      ---      -----------------------------------------
Roland A. Hernandez                 38   President and Chief Executive Officer,
                                          and Director
Jose C. Cancela                     38   Executive Vice President
Stephen J. Levin                    47   Executive Vice President
Peter J. Housman II                 44   Chief Financial Officer and Treasurer
Stuart Livingston                   38   Senior Vice President, Operations and
                                          Administration and Secretary
Horace G. Dawson, III               41   Assistant General Counsel and Assistant
                                          Secretary
Raymond R. Gutierrez                40   Vice President, Human Resources
Leon D. Black                       44   Chairman of the Board and Director
Guillermo Bron                      44   Director
Bruce H. Spector                    53   Director
Edward M. Yorke                     36   Director
Alan Kolod                          47   Director
Barry W. Ridings                    43   Director
David E. Yurkerwich                 43   Director



    On August 18, 1995, Arthur M. Goldberg resigned as a Director of the Company effective August 21, 1995. The vacancy created may only be filled by the holders of the Series A Common Stock or directors elected by the holders of the Series A Common Stock.


    ROLAND A. HERNANDEZ has been a Director of the Company since August 1989 and was reappointed to office as of December 30, 1994 upon consummation of the Reorganization. In March 1995, the Board of Directors installed Mr. Hernandez as President and Chief Executive Officer of the Company. Since 1987, Mr. Hernandez has been an executive officer of the corporate general partner of Interspan Communications ("Interspan"), a California limited partnership that owns Spanish-language television station KFWD, Channel 52, a Company affiliate serving the Dallas/Fort Worth market. See "Related Party Transactions."

    JOSE C. CANCELA became Executive Vice President of the Company in April 1995. From June 1992 until April 1995, he served as President, Station Group of the Company. He served as Senior Vice President of Univision Station Group, Inc. from September 1991 until June 1992.

    STEPHEN J. LEVIN became Executive Vice President of the Company in April 1995. From November 1993 to March 1995, Mr. Levin was Sales Manager for National Cable Advertising, Inc., a broadcast time sales company. From February 1993 to October 1993, he was a marketing consultant to various radio and television broadcasting companies. From June 1991 to November 1992, Mr. Levin served as General Manager of WNJU, the Company's station serving the New York Market Area, and from February 1989 to June 1991, Mr. Levin was the General Manager of KVEA, the Company's station serving the Los Angeles Market Area.

    PETER J. HOUSMAN II became Chief Financial Officer and Treasurer of the Company in February 1987. From February 1991 until April 1995, he also served as President, Business and Corporate Affairs of the

Company. Mr. Housman served as Senior Vice President of the Company from February 1987 until February 1991 and served as Senior Vice President, Treasurer and Chief Financial Officer of the Company's predecessor from November 1986 to February 1987.

    STUART LIVINGSTON became Senior Vice President, Operations and Administration of the Company in April 1995 and Secretary in September 1995. From January 1994 to March 1995, Mr. Livingston was Vice President of Affiliate Relations for Univision. From September 1989 to December 1993, Mr. Livingston was Vice President of Broadcast Operations of Univisa, Inc., a U.S. subsidiary of Televisa.

    HORACE G. DAWSON, III became Assistant General Counsel and Assistant Secretary of the Company in September 1992. Mr. Dawson served as Corporate Counsel of the Company from 1987 to September 1992.

    RAYMOND R. GUTIERREZ became Vice President, Human Resources of the Company in September 1993. Mr. Gutierrez served as Director, Human Resources of the Company from 1990 until September 1993.


    LEON D. BLACK became Chairman of the Board of Directors of the Company as of December 30, 1994 upon consummation of the Company's Reorganization. Mr. Black is one of the founding principals and a limited partner of Apollo Advisors, L.P. ("Apollo Advisors") which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. ("AIF II"), and Apollo Investment Fund III, L.P., private securities investment funds. AIF II is the manager of TLMD Partners. Mr. Black also is a founding principal of Lion Advisors, L.P. ("Lion Advisors") which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Black is a director of Samsonite, Inc., Big Flower Press, Inc., Converse, Inc., Interco, Incorporated, Culligan Water Technologies, Inc., and Gillett Holdings, Inc.


    GUILLERMO BRON became a director of the Company as of December 30, 1994 upon consummation of the Reorganization. From July 1994 to the present, Mr. Bron has been an officer, director and principal stockholder of the corporate general partner of Bastion Partners, L.P., a Delaware limited partnership ("Bastion Partners"), which is the general partner of Bastion, an investment fund and a principal stockholder of the Company. Mr. Bron is a director of Pan American Bank.

    BRUCE H. SPECTOR became a director of the Company as of December 30, 1994 upon consummation of the Reorganization. Since October 1992, Mr. Spector has been a consultant to Apollo Advisors. In March 1995, Mr. Spector became a principal of Apollo Advisors. Mr. Spector is a director of Gillett Holdings, Inc.

    EDWARD M. YORKE became a director of the Company as of June 1995. Since 1992, Mr. Yorke has been a principal of Apollo Advisors and Lion Advisors and since March 1995 of Apollo Advisors II, L.P. From 1990 to 1992, Mr. Yorke was a Vice President in the high-yield capital markets group of BT Securities Corp., an investment banking firm. Mr. Yorke is a director of Aris Industries, Inc., Big Flower Press, Inc., Salant Corporation and Webcraft Technologies, Inc.

    ALAN KOLOD became a director of the Company as of December 30, 1994 upon consummation of the Reorganization. Mr. Kolod has been a member of the New York law firm Moses & Singer LLP since December 1989.

    BARRY W. RIDINGS became a director of the Company as of March 1995. Mr. Ridings has been a Managing Director of the investment banking firm Alex. Brown & Sons Incorporated since March 1990. Mr. Ridings is currently a director of Greenman Brothers, Inc., New Valley Corporation, Norex America, Inc., SubMicron Systems Corporation, Tiger Direct, Inc., TransCor Waste Services Inc. and Trinity Americas Inc. See "Underwriting."

    DAVID E. YURKERWICH became a director of the Company as of March 1995. Mr. Yurkerwich is a founder and Vice Chairman of Peterson Consulting L.P., a litigation, dispute and economic consulting firm of which Mr. Yurkerwich has been a member since 1980.

                             PRINCIPAL STOCKHOLDERS


    At January 10, 1996, there were approximately 118 holders of record of the Company's Common Stock. The Company's Common Stock is divided into Series A Common Stock and Series B Common Stock (collectively, the "Common Stock"). At January 10, 1996, there were 5,958,278 shares of Series A Common Stock and 4,041,922 shares of Series B Common Stock outstanding.



    Except as noted below, the following table sets forth information regarding the ownership of the Company's Common Stock at January 10, 1996 by (a) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Series A Common Stock or Series B Common Stock outstanding at January 10, 1996, (b) each director and executive officer of the Company, and (c) all directors and executive officers of the Company as a group. Except as noted below, to the Company's knowledge, each such owner has sole voting and investment power for the shares indicated as beneficially owned by them.


                                          SERIES A COMMON STOCK             SERIES B COMMON STOCK
                                     --------------------------------  -------------------------------
                                      AMOUNT AND                        AMOUNT AND                         AMOUNT AND
                                       NATURE OF                        NATURE OF                          NATURE OF
                                      BENEFICIAL      PERCENTAGE OF     BENEFICIAL     PERCENTAGE OF       BENEFICIAL
     NAME OF BENEFICIAL OWNER          OWNERSHIP          CLASS         OWNERSHIP          CLASS           OWNERSHIP
-----------------------------------  -------------  -----------------  ------------  -----------------  ----------------
TLMD Partners II, L.L.C.                  41,776(2)         *            1,550,465           38.4%        1,592,241(2)
c/o Apollo Advisors, L.P.
Two Manhattanville Road
Purchase, NY 10577 (1)
Bastion Capital Fund, L.P.               864,997            14.5           882,688           21.8         1,747,685(3)
Suite 2960
1999 Avenue of the Stars
Los Angeles, CA 90067 (1)
Reliance Group Holdings, Inc.          1,133,158            18.6            --              --            1,133,158(4)
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
Hernandez Partners                        49,998            *              450,001           11.1           499,999(5)
900 S. Garfield Avenue
Alhambra, CA 91801 (1)
Odyssey Partners                         262,940             4.4           273,671            6.8           536,611(6)
31 West 52 Street
New York, New York 10019
Leon D. Black (1)                          2,933            *              200,000            4.9           202,933(2)
Guillermo Bron (1)                       864,997            14.5           882,688           21.8         1,747,685(3)
Roland A. Hernandez (1)                   49,998            *              450,001           11.1           499,999(5)
Alan Kolod                                   500            *               --              --                  500
David E. Yurkerwich                        1,000            *               --              --                1,000
All directors and executive
officers
 as a group**                            919,428            15.4         1,532,689           37.9         2,452,117


                                       PERCENTAGE OF
                                       TOTAL COMMON
     NAME OF BENEFICIAL OWNER              STOCK
-----------------------------------  -----------------
TLMD Partners II, L.L.C.                     15.9%
c/o Apollo Advisors, L.P.
Two Manhattanville Road
Purchase, NY 10577 (1)
Bastion Capital Fund, L.P.                   17.5
Suite 2960
1999 Avenue of the Stars
Los Angeles, CA 90067 (1)
Reliance Group Holdings, Inc.                11.2
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
Hernandez Partners                            5.0
900 S. Garfield Avenue
Alhambra, CA 91801 (1)
Odyssey Partners                              5.4
31 West 52 Street
New York, New York 10019
Leon D. Black (1)                             2.0
Guillermo Bron (1)                           17.5
Roland A. Hernandez (1)                       5.0
Alan Kolod                                   *
David E. Yurkerwich                          *
All directors and executive
officers
 as a group**                                24.5


------------------------
  * Less than 1%

** None of the directors and executive officers of the Company listed in "Management," which have been excluded from this table, beneficially owns any Common Stock of the Company.

(1) TLMD Partners, a Delaware limited liability company, Bastion, Hernandez Partners, a California partnership ("Hernandez Partners"), and Mr. Black (collectively, the "Major Stockholders"), collectively own 917,930 shares of Series A Common Stock, constituting 15.4% of the Series A Common Stock outstanding (excluding warrants described in Footnote 2), and 3,083,154 shares of Series B Common Stock, constituting 76.3% of the Series B Common Stock outstanding. In total, the Major Stockholders own 4,001,084 shares of Common Stock, constituting 40.0% of the Common Stock outstanding.


    The Major Stockholders have entered into the Shareholders Agreement pursuant to which each of them has agreed subject to the provisions of the Shareholders Agreement, among other things, to use its reasonable best efforts to cause Mr. Black (or his nominee), two nominees of TLMD Partners, a nominee of Bastion and a nominee of Hernandez Partners to be elected to the Board of Directors of the Company. Pursuant to the Shareholders Agreement, the Major Stockholders have agreed that all of the shares of Common Stock owned by each of them will be voted by a voting committee comprised of three members, one of which is appointed by TLMD Partners, one of which is appointed by Bastion and one of which is an independent member (as defined in the Shareholders Agreement). Currently, the members of the voting committee are John Hannan, a principal and limited partner of Apollo Advisors, Mr. Bron, a director of the Company, and Alan Abramson, a private investor, respectively. The addresses of Messrs. Hannan, Bron and Abramson are c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, NY 10019, 1999 Avenue of the Stars, Suite 2960, Los Angeles, CA 90067, and c/o Abramson Brothers Inc., 501 5th Avenue, New York, New York 10017, respectively. The parties to the Shareholders Agreement have appointed the voting committee as their attorney-in-fact and proxy to vote all shares of Common Stock owned by such parties as to which a vote of stockholders is required (including as relates to the election of directors as contemplated above). The Shareholders Agreement (other than certain provisions relating to the rights of Major Stockholders other than TLMD Partners to participate in certain sales of Common Stock by TLMD Partners and specified transferees) will terminate on the earlier of the date when no shares of Series B Common Stock are outstanding and the date when TLMD ceases to own shares of Series B Common Stock representing at least 245,003 shares of Series B Common Stock. The Shareholders Agreement (other than such sale participation rights) may also be terminated as of the date specified by TLMD Partners in a written notice delivered to the other Major Stockholders, subject to the receipt of any regulatory approvals.

    Each Major Stockholder disclaims beneficial ownership of any shares of Common Stock which it does not directly own.

(2) Includes warrants expiring December 30, 1999 representing the immediate right to purchase 41,774 shares of Series A Common Stock at an exercise price of $7.00 per share. Warrants to purchase 29,242 shares of Series A Common Stock are owned by Artemis America, G.P., a Delaware general partnership. Voting, dispositive and investment power with respect to the securities held by Artemis America, G.P. have been vested in Lion Advisors pursuant to an investment management agreement. The remaining warrants to purchase 12,532 shares of Series A Common Stock are owned by AIF II. AIF II is the manager of TLMD Partners and has sole dispositive power with respect to the securities held by TLMD Partners. Mr. Black and Mr. Yorke are associated with Apollo Advisors, and Lion Advisors. TLMD Partners, Mr. Black, Mr. Yorke and Mr. Spector disclaim beneficial ownership of the warrants held by AIF II and Artemis America, G.P.


(3) The information with respect to Bastion and its beneficial ownership of shares of the Company's Common Stock is based on the Schedule 13D filed with the Securities and Exchange Commission, which was last amended January 3, 1996. The sole general partner of Bastion is Bastion Partners. The only general partners of Bastion Partners are Bron Corp., a Delaware corporation ("BC"), and Villanueva Investments, Inc., a Delaware corporation ("VII"). The sole holder of voting stock and the sole director and officer of BC is Mr. Bron. The sole holder of voting stock of VII is the Daniel Villanueva Living Trust, a trust created under the laws of California, the co-trustees of which are

    Daniel D. Villanueva and Myrna E. Villanueva. Mr. Villanueva is the sole director and principal officer of VII. Messrs. Bron and Villanueva are the managing directors of Bastion Capital Corp., which manages the affairs of Bastion pursuant to a management agreement.


(4) The information on Reliance and its beneficial ownership of the Company's Common Stock is based on information provided by Reliance for inclusion in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 31, 1996 to register 994,231 shares of Series A Common Stock held beneficially by Reliance Insurance Company ("RIC"), an indirect wholly-owned subsidiary of Reliance, United Pacific Insurance Company ("United"), a wholly-owned subsidiary of RIC, and Reliance. Of the amount shown, 82 shares are held beneficially by Reliance, 1,119,076 shares are held beneficially by RIC, and 14,000 shares are held beneficially by United. The 1,119,076 shares held by RIC also include warrants to purchase 32 shares of Series A Common Stock beneficially owned by RIC and the 82 shares held by Reliance include warrants to purchase 6 shares of Series A Common Stock beneficially owned by Reliance, both at an exercise price of $7.00 per share, which warrants are exercisable until December 30, 1999. The 1,119,076 shares held by RIC also include warrants beneficially owned by RIC to purchase 138,889 shares of Series A Common Stock at an exercise price of $7.19 which warrants became exercisable on December 30, 1995 but does not include warrants beneficially owned by RIC to purchase 277,778 shares of Series A Common Stock at an exercise price of $7.19 per share, one-half of which warrants become exercisable on each of December 30, 1996 and 1997 for five-year periods from the date they become exercisable. Saul P. Steinberg, the Chairman of the Board of the Company until December 30, 1994, and affiliated trusts own or control approximately 46% of the outstanding common stock of Reliance. Mr. Steinberg disclaims beneficial ownership of all of these shares of Common Stock and warrants. See "-- Related Party Transactions."



(5) The general partners of Hernandez Partners are Mr. Hernandez and Enrique Hernandez, Jr., his brother. Each of the general partners of Hernandez Partners has dispositive and voting power with respect to the shares of Common Stock held by Hernandez Partners, except as described in footnote (1) above.



(6) The information with respect to Odyssey Partners, L.P. and its beneficial ownership of shares of the Company's Common Stock is based on the Schedule 13D filed with the Securities and Exchange Commission, which was last amended on December 22, 1995.


RELATED PARTY TRANSACTIONS

    The Major Stockholders have entered into the Shareholders Agreement relating to the transfer and voting of shares of Common Stock owned by each of the Major Stockholders. See "Principal Stockholders" above.

    On December 30, 1994, in connection with the consummation of the Reorganization, the Company, Apollo Advisors and RIC entered into a registration rights agreement pursuant to which the Company agreed to register under the Securities Act Common Stock held by Apollo Advisors and RIC and certain of their respective affiliates and transferees (each a "Rights Holder" and collectively, the "Rights Holders"). Under the registration rights agreement, the Company is obligated, subject to certain terms and conditions and upon demand by either of the Rights Holders, to use reasonable diligence to effect and to maintain for not more than 90 days the registration under the Securities Act of certain registrable securities as defined in the agreement. The Company is not required to effect more than two such registrations for each of the Rights Holders with respect to Common Stock during the term of the agreement. Apollo Advisors has the right to request and demand registration with respect to Old Notes held by it and certain affiliates and transferees. A demand for registration under the agreement must be made by Rights Holders (a) within five years of the date of the agreement in the case of (i) Common Stock acquired other than through the exercise of warrants and (ii) the Old Notes and (b) within the later of (i) five years from the date of the agreement and (ii) two years after the exercise of warrants in the case of Common Stock acquired through the exercise of warrants. In addition, so long as any of the registrable securities are outstanding, if the Company proposes to register any of its securities under the

Securities Act, whether or not for its own account, subject to certain specified exceptions, the Rights Holders have the right to request the Company to include the Rights Holders' registrable securities in such registration, subject to certain terms and conditions. As described below, Apollo Advisors has assigned its right to register Old Notes to Salomon.



    On August 21, 1995, pursuant to the registration rights agreement, RIC notified the Company of its intention to exercise its right to demand the registration of the offer and sale of certain shares beneficially owned by RIC. On January 31, 1996, the Company filed with the Securities and Exchange Commission a registration statement under the Act to register 994,231 shares of Series A Common Stock owned by RIC and certain of its affiliates for offer and sale from time to time.



    RIC and its affiliates provided the Company and its subsidiaries with certain insurance coverage at an aggregate cost to the Company of approximately $910,000 which was paid in 1993, $200,000 of which was payment for coverage provided in 1994.



    Apollo Advisors, through its affiliates (collectively "Apollo"), beneficially owned 41.6% of the aggregate outstanding principal amount of the Old Notes (the "Apollo Notes"). Apollo tendered the Apollo Notes in the Repurchase Offer and delivered its Consent to the Proposed Amendments. As of December 12, 1995, the Company had received Consents from holders of a majority of the aggregate outstanding principal amount of Old Notes and on that date, the Company and the Trustee under the Old Note Indenture executed the Supplemental Indenture. Upon the execution of the Supplemental Indenture, the Proposed Amendments became effective and binding on all holders of Old Notes, including those holders who did not submit their Consents, but will not become operative until the Acceptance Date.



    On December 28, 1995, Apollo sold to Salomon all rights (including the right to receive any Consent Fees), interest and title associated with the Apollo Notes in the Repurchase Offer. In connection with such sale, Apollo Advisors assigned to Salomon, and to subsequent holders of the Apollo Notes, certain rights and obligations under the registration rights agreement. Telemundo consented to such assignment with the following limitations: (i) any demand for registration of the Apollo Notes may only be made by the registered holders of a majority of the principal amount of Apollo Notes and any holder of Apollo Notes which does not elect to include Apollo Notes in such registration statement loses its rights to registration; (ii) no demand for registration may be made until the earlier of May 15, 1996 and the termination of the Repurchase Offer and any such demand is subject to certain rights of the Company to postpone such registration and (iii) the Apollo Notes are not entitled to be included in any other registration by the Company of any of its securities whether or not for its own account.



    Interspan owns and operates television station KFWD, Channel 52, the Company's Dallas/Forth Worth network affiliate. Mr. Hernandez is a director and executive officer of the corporate general partner of Interspan, which is owned by Mr. Hernandez and his family. Pursuant to Interspan's affiliation agreement with the Company, Interspan received approximately $1,125,000 in network compensation during 1994 and paid the Company approximately $189,000 for the Company's services as the exclusive national sales representative for KFWD.


    Moses & Singer LLP, a law firm of which Alan Kolod, a director of the Company, is a partner, provided legal services to the creditors committee under the Company's Reorganization, which legal services ultimately were paid for by the Company. The amount paid by the Company for such services rendered in 1994 was approximately $204,000. Such services were rendered pursuant to the Reorganization and prior to the time Mr. Kolod became a director.

    Management believes that the transactions  described above were on terms  no
less   favorable  to  the  Company  than  could  be  obtained  in  arm's  length transactions with unaffiliated parties.

                                THE ACQUISITION

THE PURCHASE AGREEMENT

    The following is a summary of certain provisions of the Purchase Agreement for the Acquisition. Such summary is qualified in its entirety by reference to the Purchase Agreement.

    THE ACQUISITION. On November 8, 1995, Telemundo of Chicago, Inc. ("TCI"), a subsidiary of Telemundo, entered into a definitive agreement to acquire, directly and indirectly, an aggregate 74.5% interest in Video 44. The Purchase Agreement provides for TCI to acquire all of the outstanding stock of Harriscope of Chicago, Inc. ("Harriscope"), which owns a 50% interest in Video 44, from a subsidiary of Oak Industries, Inc. ("Oak") and the other stockholders of Harriscope and for TCI to acquire a 24.5% direct interest in Video 44 from such Oak subsidiary (such selling parties, collectively, the "Sellers"). The purchase price for such acquisition is $44.7 million (subject to adjustment based upon, among other things, the net working capital of Video 44 on the date of closing), payable as follows: $14.7 million to Oak with respect to its 24.5% direct interest in Video 44 and $30 million to the stockholders of Harriscope for all of the outstanding stock of Harriscope.

    LIQUIDATED DAMAGES. On November 9, 1995 TCI deposited $1.5 million in escrow pending the closing of the transaction or termination of the Purchase Agreement. Sellers will be entitled to the escrowed amounts upon satisfaction of certain specified requirements if, among other things, TCI defaults in the performance of its obligations under the Purchase Agreement in any material respect and if, as a result of such default, the conditions precedent to TCI's or Sellers' obligations to close are not satisfied, or TCI shall be unable to secure adequate financing to consummate the Acquisition, and, as a result, the transactions contemplated by the Purchase Agreement are not consummated. In general, failure to obtain FCC approval of the Acquisition will not, in and of itself, entitle Sellers to the escrowed amounts.


    CONDITIONS TO CLOSING. The transactions contemplated by the Purchase Agreement are subject to receipt of FCC approval, expiration or termination of any applicable Hart-Scott Rodino Antitrust Improvements Act (the "HSR Act")
waiting period and satisfaction or waiver of certain customary closing conditions set forth in the Purchase Agreement. On December 4, 1995, the early termination of the HSR Act waiting period was granted.



    The Purchase Agreement requires that an FCC Order (as defined in the Purchase Agreement) approving the Acquisition shall have become a Final Order (defined to be an FCC Order no longer subject to judicial, administrative or other review); provided that TCI may, at its sole option, waive this condition in order to close after December 31, 1995 following issuance of an FCC Order which has not yet become a Final Order. The transfer of control application was filed with the FCC on November 9, 1995 and an FCC Order was granted on February 2, 1996. The Company presently intends to, though reserves the right not to, consummate the Acquisition prior to the time such approval becomes a Final Order.



    TERMINATION. The Purchase Agreement may be terminated upon mutual agreement of the parties thereto. In addition, if (a) an FCC Order has not become a Final Order or the closing has not occurred on or before the date which is six months after the filing of a transfer of control application with the FCC, (b) the FCC designates such FCC application for an evidentiary hearing, or (c) the FCC denies transfer of the Video 44 interests or issues a Final Order in connection with such FCC application with conditions (other than conditions to the WSNS license existing as of the date of the Purchase Agreement) which are materially adverse to TCI or Telemundo or in any way materially diminish TCI's operating rights with respect to WSNS (provided TCI is not in material breach under the Purchase Agreement), TCI may terminate the Agreement with proper notice. Sellers will also have a similar right to terminate the Purchase Agreement upon the occurrence of (a) or (b) above.


    INDEMNIFICATION. Following the closing of the Acquisition, Sellers have agreed, subject to certain limitations, to indemnify and hold TCI harmless from and against certain liabilities, damages, losses, costs and expenses ("Claims") arising out of or accruing from a breach of representations made by

Sellers or non-compliance with covenants made by Sellers contained in the Purchase Agreement, and certain taxes incurred, or attributable to events occurring, prior to closing for which Video 44 or Harriscope may be liable. In general, these indemnification obligations continue for 18 months after closing (subject to extension to the extent of any pending Claim) with longer periods for certain matters, and are subject to a maximum aggregate indemnity of $4.5 million for certain matters, with a maximum limit of $44.7 million for certain specified matters relating to, among other things, title matters and taxes.

    TCI has agreed to provide similar indemnification relating to, among other things, Claims arising out of or accruing from a breach of representations made by TCI, noncompliance with certain covenants of TCI contained in the Purchase Agreement and certain actions of TCI relating to post-closing operation of Video 44, subject to a maximum aggregate indemnity of $4.5 million.

THE JOINT VENTURE AGREEMENT

    At the closing of the Acquisition, TCI, Harriscope and the remaining 25.5% owner of Video 44, Essaness Theatres Corporation, a Delaware corporation ("Essaness"), will enter into a partnership agreement (the "Joint Venture Agreement") relating to Video 44. The following is a summary of certain provisions of the Joint Venture Agreement, and is qualified in its entirety by reference to the Joint Venture Agreement.

    MANAGEMENT. The Joint Venture Agreement provides, among other things, that overall management and control of the business and affairs of Video 44 shall be vested exclusively in TCI, subject to certain approval rights granted to Essaness with respect to certain specified major decisions.

    PREFERRED DISTRIBUTION. According to the terms of the Joint Venture Agreement, Essaness is entitled to a minimum annual preferred distribution (payable monthly), of $2.55 million in 1996 (such $2.55 million increasing by 10% for each fiscal year subsequent to the 1996 fiscal year) subject to reduction in the amount of Essaness' proportionate share of capital expenditures (which for the purpose of calculating the minimum distribution is deemed to be $300,000 in 1996, increasing 10% annually in subsequent years). The Joint Venture Agreement provides that, in general and as long as Essaness remains a partner of Video 44, to the extent that Essaness receives a distribution pursuant to the preferred distribution provisions in any year that exceeds the amounts it would have been entitled to receive in the absence of such provision (the "Excess Payment"), the amount of such Excess Payment shall be deducted and distributed to TCI and Harriscope from amounts otherwise distributable to Essaness in excess of the mimimum distribution in subsequent years. Remaining amounts of distributable cash (calculated in accordance with the Joint Venture Agreement) will generally be distributed to the partners of Video 44 in accordance with their interests in the Joint Venture. Such preferred distribution provisions terminate upon a transfer of Essaness' interest (other than to permitted transferees).

    TRANSFER; PURCHASE RIGHT. In general, transfers of interests in Video 44 (other than transfers to certain permitted transferees, which include the Company in the case of TCI) are subject to a right of first refusal in favor of the other parties to the Joint Venture Agreement.

    Commencing 54 months after closing, TCI may notify Essaness of its desire to purchase all of Essaness' interest in Video 44. If TCI and Essaness cannot reach agreement on terms, TCI may, after 58 months following the closing, formally offer to purchase Essaness' interest. Upon receiving such offer, Essaness may either accept the offer or deliver a bona fide counteroffer from a third party (in which Essaness may have a minority interest) to purchase all the interests held by TCI and Harriscope on terms no less favorable than TCI's offer and at a purchase price based upon a total valuation of Video 44 that is greater than the valuation contained in TCI's offer. If such counter-offer is made, TCI may either accept the offer or agree to purchase Essaness' interest at a price based upon the total valuation of Video 44 set forth in Essaness' counter-offer.

    Commencing 72 months after the closing, Essaness may offer to purchase all of TCI's and Harriscope's interests in Video 44. If TCI and Essaness cannot reach agreement on terms Essaness may, after 76 months following the closing, formally offer to purchase TCI's and Harriscope's interests. Upon receiving such offer, TCI may either accept such offer or deliver a bona fide counter-offer to purchase all of Essaness' interest on terms no less favorable than the formal offer, including a purchase price based upon a total valuation of Video 44 that is greater than the valuation contained in the formal offer. If such counter-offer is made, Essaness shall sell its interests to TCI.

    AFFILIATION AGREEMENT. The Affiliation Agreement between Telemundo and Video 44 will remain in effect on substantially the same terms and conditions as are presently in effect after the consummation of the Acquisition for so long as Essaness maintains its 25.5% interest. If TCI and Harriscope sell their interests in Video 44, then the Company has the option to continue the Affiliation Agreement for one year or terminate such agreement on the date of such transfer.

                   CONSENT SOLICITATION AND REPURCHASE OFFER


    On November 27, 1995, the Company commenced soliciting Consents to the Proposed Amendments to the Old Note Indenture. As of January 30, 1996, the holders of $116,705,500 principal amount of Old Notes, representing approximately 99.8% of the aggregate outstanding principal amount of Old Notes, had tendered their Old Notes and delivered their Consents to the Proposed Amendments. As of December 12, 1995, the Company had received Consents from holders of a majority of the aggregate outstanding principal amount of the Old Notes and on such date, the Company and the Trustee under the Old Note Indenture executed the Supplemental Indenture. Upon the execution of the Supplemental Indenture, the Proposed Amendments became effective and binding on all holders of Old Notes, including those holders who did not submit their Consents, but will not become operative until the date the Company accepts the Old Notes for purchase pursuant to the Repurchase Offer (the "Acceptance Date"). Consent Fees will be paid only after the Acceptance Date.



    On November  27,  1995,  the  Company  commenced  the  Repurchase  Offer  to repurchase any and all of its Old Notes in cash (the "Repurchase Offer Consideration") equal to 100% of their principal amount ($1,000 per $1,000 principal amount) if tendered before the Consent Date and for an amount equal to 85% of their principal amount ($850 per $1,000 principal amount) if tendered on or after the Consent Date. The initial expiration date of the Repurchase Offer was 5:00 p.m., New York City time, on December 26, 1995, and the Repurchase Offer is presently scheduled to expire at 5:00 p.m., New York City time on February 12, 1996, unless extended. The Company intends to extend the expiration date of the Repurchase Offer from time to time until immediately prior to the consummation of the Acquisition and the Offering. The Repurchase Offer is subject to a number of conditions, including receipt of financing satisfactory to the Company, but is not subject to a repurchase of a minimum principal amount of Old Notes. The Repurchase Offer Consideration will be paid promptly after the Acceptance Date.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY


    In connection with the consummation of the Reorganization, the Company and its subsidiaries entered into the Credit Facility, a copy of which is incorporated by reference as an exhibit to the Registration Statement. The following summary of the material provisions of the Credit Facility as currently in effect does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all the provisions of the Credit Facility. The Company has initiated discussions to either amend or replace its existing Credit Facility with another facility providing similar borrowing capacity on terms that are more advantageous to the Company. There can be no assurance that the Company will negotiate and enter into any such arrangements.


    GENERAL. The Credit Facility provides for revolving credit loans, letters of credit and letter of credit guarantees of the lesser of (i) a borrowing base (the "Borrowing Base") equal to the sum of $5 million and 80% of eligible accounts receivable created in the ordinary course of business and (ii) $20 million, less the undrawn or unreimbursed amounts of letters of credit and letters of credit guarantees outstanding.


    SECURITY. In order to secure the Credit Facility, the Company has granted the lender a security interest in all the Company's accounts receivables, books and records, equipment, general intangibles, inventory, money and other assets of the Company, other than the assets and stock of all entities related to the Acquisition.


    MATURITY. The Credit Facility will mature on the fifth anniversary thereof but the Company may terminate the Credit Facility prior to its maturity, upon ninety-days prior written notice, by the repayment of all amounts outstanding under the Credit Facility plus an early termination premium that declines over time.

    INTEREST. Interest is payable on the average daily balance outstanding at a rate of 1.75% plus the highest of the variable rates of interest, per annum, most recently announced by (i) Bank of America, N.T. & S.A., (ii) Mellon Bank, N.A., and (iii) Citibank, N.A., or any successor to any of the foregoing institutions.

    COVENANTS. The Credit Facility requires the Company to comply with certain financial ratios and tests, under which the Company will be required to achieve certain financial and operating results. The Credit Facility also imposes restrictions on the Company's ability to incur or guarantee debt, create liens, dispose of assets, liquidate or make other fundamental changes in the Company, change its name, undertake a change of control, terminate any communications license or franchise, make certain capital expenditures, make restricted payments, make certain investments and undertake transactions with affiliates. See "Risk Factors -- Substantial Leverage; Restrictive Covenants."

    EVENTS OF DEFAULT. The Credit Facility contains customary events of default, including failure to pay principal and interest when due, failure to perform covenants under the Credit Facility, a material impairment of the ability to repay amounts borrowed under the Credit Facility, the attachment of material property, commencement of insolvency proceedings and certain bankruptcy actions, the imposition of certain liens on the Company's property, certain payment defaults on other indebtedness of the Company, payment on indebtedness subordinated to the Credit Facility except as permitted by the relevant subordination provisions, any material misrepresentation by the Company and certain ERISA violations.

    INDEMNIFICATION. The Company has agreed to indemnify the lender against any and all losses, liabilities, claims, damages or expenses relating to the Credit Facility, including but not limited to reasonable attorney's fees and settlement costs, unless such damages arise as a result of the lender's gross negligence of willful misconduct.

    CONSUMMATION OF TRANSACTIONS. Consummation of the Transactions will require a waiver to, amendment of, or repayment of amounts then outstanding under, the Company's Credit Facility (and to the extent the Company determines it to be necessary or appropriate, substitution of an alternate credit facility). The lender under the Credit Facility has consented to the Transactions and the terms and conditions of the Credit Facility will remain substantially the same. The maximum borrowing capacity under the Credit Facility will remain at $20 million.


OLD NOTE INDENTURE

    In connection with the consummation of the Reorganization, the Company issued $116,889,000 aggregate principal amount of the Old Notes pursuant to the Old Note Indenture, a copy of which is incorporated by reference as an exhibit to the Registration Statement. Pursuant to the Repurchase Offer, the Company will offer to repurchase any and all of its outstanding Old Notes and will solicit Consents from Holders of the Old Notes to the amendment of certain terms of the Old Notes and the Old Note Indenture. These amendments would conform certain of the covenants contained in the Old Notes and the Old Note Indenture to the similar covenants in the Senior Notes and the Senior Note Indenture. As of January 30, 1996, the holders of $116,705,500 principal amount of Old Notes, representing approximately 99.8% of the aggregate outstanding principal amount of Old Notes, had tendered their Old Notes and delivered their Consents to the Proposed Amendments. Upon the execution of the Supplemental Indenture, the Proposed Amendments became effective and binding on all holders of Old Notes, including those holders who did not submit Consents, but will not become operative until the Acceptance Date.


    The following summary of the material provisions of the Old Notes and the Old Note Indenture as currently in effect does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all the provisions of the Old Note Indenture. For the purposes of this section, terms not otherwise defined in this section, shall have their respective meanings as set forth in the Old Note Indenture.


    GENERAL.   The Old Notes, all of which were outstanding at January 31, 1996, mature on December 30, 2001, are limited to $116,889,000 aggregate principal amount and are unsecured obligations of the Company.


    SINKING FUND. A sinking fund provides for the mandatory redemption of $25 million of the original aggregate principal amount of the Old Notes on each of December 30, 1999 and December 30, 2000 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. The Company may reduce such obligation with Old Notes acquired by the Company other than through operation of the sinking fund.

    OPTIONAL REDEMPTION. The Old Notes will be subject to redemption at any time after December 30, 1997, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, in amounts of $100 or an integral multiple thereof, at declining redemption prices set forth in the Old Note Indenture, together with accrued and unpaid interest, if any, to the redemption date.

    CHANGE OF CONTROL PUT. If a Change of Control shall occur at any time, then each Holder of the Old Notes shall have the right to require the Company to purchase such Holder's Old Notes in whole or in part in integral multiples of $100, at a purchase price in cash in an amount equal to 101% of the principal amount of such Old Notes, plus accrued and unpaid interest, if any, to the date of purchase.

    CERTAIN COVENANTS. The Old Note Indenture contains a number of covenants restricting the operation of the Company and its subsidiaries, including covenants with respect to the following matters: (i) Limitation on Restricted Payments (in the form of the declaration or payment of certain dividends or distributions, the repurchase, redemption, retirement or other acquisition of any capital stock of the Company, or the voluntary prepayment of Subordinated Indebtedness); (ii) Limitation on Transactions with Affiliates; (iii) Limitation on Incurrences of Additional Indebtedness and issuances of Disqualified Capital Stock; (iv) limitation on Payment Restrictions affecting Subsidiaries; (v) Limitation on Liens; (vi) Sales of Assets; (vii) Limitation on Investments and
(viii) When Company may Merge, etc. Certain of these covenants will be proposed to be amended in connection with the Consent Solicitation. See

"-- Proposed Amendments to the Old Note Indenture."

    SUPPLEMENTAL INDENTURES. The Old Note Indenture permits the Company and the Trustee, without notice to or the consent of the Holders, to amend or supplement the Old Note Indenture or the Old Notes for certain specified purposes. Subject to the absolute and unconditional rights of Holders to receive principal, premium, if any, and interest, the Company and the Trustee may amend or supplement the Old Note Indenture or the Old Notes, subject to specified exceptions, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Old Notes, and such amendments or supplemental indentures will be binding on every Holder whether or not such Holder has consented thereto.

    EVENTS OF DEFAULT. The Events of Default under the Old Note Indenture include provisions that are typical of senior debt financings. Upon the occurrence of an Event of Default, the Trustee or the Holders of at least 25% in the aggregate principal amount of outstanding Old Notes may, and the Trustee at the request of such holders shall, declare all unpaid principal and premium, if any, and accrued interest on all Old Notes to be due and payable as provided in the Old Note Indenture.

PROPOSED AMENDMENTS TO THE OLD NOTE INDENTURE


    The Proposed Amendments to the Old Note Indenture are intended to conform the following covenants to the similar covenants in the Senior Note Indenture:
Commission Reports, Limitation on Restricted Payments, Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock, Limitation on Payment Restrictions Affecting Subsidiaries, Limitation on Liens, Limitations on Transactions with Affiliates, Limitation on Investments, and When Company May Merge, Etc. Various definitions in the Old Note Indenture are proposed to be amended and some new definitions are proposed to be added in order to conform the Old Note Indenture to the Senior Note Indenture. There is no assurance that the covenants in the Senior Notes ultimately issued (or any other debt security that may be issued by the Company instead of the Senior Notes to finance the Acquisition, the Refinancing and related fees and expenses) will not be materially different from the covenants described in "Description of the Senior Notes."

                        DESCRIPTION OF THE SENIOR NOTES


    The  Senior  Notes  will  be  issued   under  an  Indenture,  dated  as   of
            , 1996 (the "Senior Note Indenture") among the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Senior Note Indenture. The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Senior Note Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Senior Notes. This summary does not purport to be a complete description of the Senior Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Senior Notes and the Senior Note Indenture (including the definitions contained therein). A copy of the form of Senior Note Indenture substantially in the form in which it is to be executed has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Senior Note Indenture and such definitions are incorporated herein by reference. As used under this caption, the term "Company" refers only to Telemundo Group, Inc. and not to its subsidiaries or affiliates.


GENERAL

    The Senior Notes will mature on             , 2006 and will be limited to an
aggregate principal amount at maturity  of $            . The Senior Notes  will
bear  interest from                 , 1996 at  a rate of       % per annum until
            , 1999,  and at  a rate  of        % per  annum from  and  including
            ,   1999,  until  maturity.  Interest  is  payable  semiannually  on
            and             of each year, commencing             , 1996, to  the
persons  who  are holders  of record  thereof at  the close  of business  on the
            or                preceding such interest  payment date. The  Senior
Notes  will be issued at  a substantial discount from  their principal amount at
maturity (   % of the principal amount at maturity).

    Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Paying Agent, but, at the option of the Company, interest may be paid by check mailed to the registered holders of record at their registered addresses. The Senior Notes will be transferrable and exchangeable at the office of the Registrar. The Company has initially appointed the Trustee as the Registrar and the Paying Agent under the Senior Note Indenture. The Senior Notes will be issued in fully registered form in denominations of $1,000 and any integral multiple thereof.

RANKING


    The Senior Notes will be general unsecured obligations of the Company. The Senior Notes will rank PARI PASSU in right of payment with all senior Indebtedness of the Company, and senior in right of payment to all future subordinated Indebtedness of the Company. The Senior Notes will be effectively subordinated, however, to (i) secured Indebtedness of the Company to the extent of the assets securing that Indebtedness (including any Indebtedness under the Credit Facilities which can be secured by a Lien on substantially all of the assets of the Company) and (ii) all Indebtedness and other liabilities of Subsidiaries.

OPTIONAL REDEMPTION


    The Senior Notes may not be redeemed prior to             , 2001, subject to
the following paragraphs. On and after that date, the Company may redeem the Senior Notes, as a whole at any time or in part from time to time, at the following redemption prices (expressed in percentages of Accreted Value), plus accrued and unpaid interest to the redemption date:

                IF REDEEMED DURING THE PERIOD                    PERCENTAGE
--------------------------------------------------------------  ------------
From             , 2001 through             , 2002                        %
From             , 2002 through             , 2003                        %
From             , 2003 through             , 2004                        %
From             , 2004 and thereafter........................      100.00%

    As described in "Change of Control Offer" below, each holder shall have the right to require the Company to offer to purchase all or a portion of such holder's Senior Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the date of purchase. For a discussion of certain issues concerning Change of Control, see "Change of Control Offer" below.


    Notwithstanding the foregoing, the Company may at its option, on one or more occasions, redeem up to % of the aggregate outstanding principal amount of
Senior  Notes, at any time and from  time to time prior to               , 1999,
with the Net Proceeds of one or more Common Stock Offerings, at the following redemption prices (expressed in percentages of Accreted Value), plus accrued and unpaid interest to the redemption date, provided that at least $ million aggregate principal amount at Stated Maturity of Senior Notes remain outstanding immediately after the occurrence of any such redemption:


                IF REDEEMED DURING THE PERIOD                    PERCENTAGE
--------------------------------------------------------------  ------------
From             , 1996 through             , 1997                        %
From             , 1997 through             , 1998                        %
From             , 1998 through             , 1999                        %


    In the event of redemption of fewer than all of the Senior Notes, the Trustee shall select the Senior Notes to be redeemed by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The Senior Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Senior Notes. On and after any redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Senior Note.


SINKING FUND

    There will be no mandatory sinking fund payments for the Senior Notes.

CERTAIN COVENANTS

    The Senior Note Indenture will contain, among others, the following covenants. Except as otherwise specified, all of the covenants described below will appear in the Senior Note Indenture.

  LIMITATION ON ADDITIONAL INDEBTEDNESS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Company and its Restricted Subsidiaries, on a consolidated basis, to the Company's EBITDA (determined on a pro forma basis for the preceding four full fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 7.0 to 1 if the Indebtedness is incurred prior to eighteen months from the Issue Date and
6.5 to 1 if the Indebtedness is incurred thereafter, determined by giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other

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Indebtedness, as if such Indebtedness was incurred, and the application of  such proceeds occurred, at the beginning of such four fiscal quarters; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four full fiscal quarters (and all Indebtedness incurred and the receipt and application of proceeds thereof and all Indebtedness repaid or retired since the end of the most recently completed fiscal quarter of the Company for which a balance sheet is available preceding the date of determination) as if such incurrence (and, if applicable, the application of proceeds), repayment and retirement occurred at the beginning of such four fiscal quarters; (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four fiscal quarters; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four fiscal quarters, assuming such acquisition, disposition or repayment had been consummated on the first day of such four fiscal quarters, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

    Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries, may incur Permitted Indebtedness, as specified, provided, that the Company will not incur any Permitted Indebtedness that ranks junior in right of payment to the Senior Notes that has a maturity or mandatory sinking fund payment prior to the Stated Maturity of the Senior Notes.

  LIMITATION ON RESTRICTED PAYMENTS

    The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

        (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

        (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under the first paragraph of "-- Limitation on Additional Indebtedness"; and

        (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 100% of the Company's Cumulative EBITDA minus
    1.4 times the Company's Cumulative Consolidated Interest Expense, (2) 100% of the aggregate Net Proceeds in cash (including cash Net Proceeds received upon the conversion of noncash proceeds) from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, and (3) an amount equal to the net reduction in Investments, subsequent to the date of the Senior Note Indenture, in any Person resulting from payments of interest on debt, dividends, repayments of loans or advances, return of capital, or other transfers of property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income), in each case, to the Company or any Restricted Subsidiary from any Person, not to exceed in the case of any Person, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment.

    The provisions of this covenant shall not prohibit: (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Senior
Note Indenture; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company held by present or former officers, directors or employees (or their estates or beneficiaries under their estates) and which payments, in the aggregate to all such

                                       65
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Persons  do  not exceed  $4,000,000; (iii)  so long  as no  Default or  Event of
Default shall have occurred and be continuing, the acquisition, redemption or retirement of any shares of Capital Stock of the Company or a Restricted Subsidiary or by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock) of the Company, provided that the proceeds of any sale of Capital Stock shall not increase the amount available for Restricted Payments; or (iv) distributions by Video 44, to a minority partner (other than a Restricted Subsidiary) pursuant to the Joint Venture Agreement. The amounts expended to purchase, redeem, retire or acquire, convert or exchange or make distributions on Capital Stock as set forth in the immediately preceding clauses (ii), (iii) and (iv) (other than distributions funded by capital contributions of Telemundo of Chicago, Inc. or Harriscope of Chicago, Inc. pursuant to Section 3.5(a) of the Joint Venture Agreement) shall be excluded from the calculation of the amount available for Restricted Payments under the previous paragraph.


    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payment.

  LIMITATION ON LIENS


    The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens and Liens created to secure the Company's obligations to the Trustee) upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is PARI PASSU with the Senior Notes, then the Senior Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Senior Notes, then the Senior Notes are secured prior to the obligations so secured, and such Lien shall be subordinated to the Lien granted to the holders of the Senior Notes to the same extent as such subordinated Indebtedness is subordinated to the Senior Notes until such time as such obligation is no longer secured by a Lien.


  LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or rendering of any services) with or for the benefit of any Affiliate (other than the Company or a Wholly-Owned Restricted Subsidiary or a majority-owned Restricted Subsidiary (so long as no minority interest is owned by an entity which is otherwise an Affiliate) and including entities in which the Company or any of its Restricted Subsidiaries own a minority interest) (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. With respect to any Affiliate Transaction involving an amount or having a value in excess of $5 million, the Company must obtain a resolution of the Board of Directors (including a majority of the disinterested directors) certifying that, in their good faith judgment, such Affiliate Transaction complies with the preceding sentence and with respect to any Affiliate Transaction involving an amount or having a value in excess of $10 million, such certificate shall be accompanied by a written opinion from an Independent Financial Advisor that the transaction is fair from a financial point of view to the Company or such Restricted Subsidiary. A certificate evidencing such resolution shall be delivered to the Trustee within five Business Days after the consummation of such Affiliate Transaction.

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
    The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "-- Limitation on Restricted Payments" contained herein; or (ii) any transaction, approved by the Board of Directors of the Company, with an officer or director of the Company or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES
    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,
(ii) make loans or advances to the Company or any other Restricted Subsidiary, or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

        (a) any agreement existing on the Issue Date, including the Loan and Security Agreement, the Senior Note Indenture and the Old Note Indenture (if Old Notes are still outstanding), as in effect on the Issue Date;

        (b) any agreement governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in anticipation of such acquisition), provided that such restriction does not extend to or cover any Person, or the properties or assets of any Person, other than the Person so acquired;

        (c) agreements relating to an acquisition of Property, provided that such encumbrances or restrictions relate solely to the Property so acquired;

        (d) agreements relating to Indebtedness incurred to refinance Indebtedness set forth in preceding clauses (a)-(c) and which Indebtedness incurred to refinance Indebtedness set forth in preceding clause (a)-(c) is refinancing Indebtedness permitted under the covenants described under "Limitation on Additional Indebtedness" and "Limitation on Restricted Subsidiary Debt and Preferred Stock", provided that the encumbrances or restrictions contained in the agreements governing such permitted refinancing are no more restrictive in the aggregate than such encumbrances or restrictions contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing and do not extend to or cover any other Person or the property of any other Person other than the Person in respect of whom such encumbrance or restriction relating to the Indebtedness being refinanced applied;

        (e) applicable law;

         (f) customary non-assignment provisions in leases and any license of intellectual property entered into in the ordinary course of business (including programming agreements) and Local Marketing Agreements;

        (g) agreements for the sale of any assets of any Restricted Subsidiary, provided that such restriction is only applicable to the assets to be sold by such Restricted Subsidiary;

        (h) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes restrictions on the Property so acquired and any improvements on such Property; and

         (i)   Capitalized  Lease  Obligations   that  are  otherwise  permitted
    hereunder, provided that such encumbrance or restriction does not extend to any Property other than that subject to the underlying lease.

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
  LIMITATION ON CERTAIN ASSET SALES


    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value (as conclusively evidenced by an Officers' Certificate for amounts up to $5 million and by a resolution of the Company's board of directors set forth in an Officers' Certificate and delivered to the Trustee for amounts in excess of $5 million) of the assets sold or otherwise disposed of, and (ii)(a) at least 75% of the consideration therefor received by the Company or its Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, or (b) the consideration therefor received by the Company or such Restricted Subsidiary in an Asset Swap is determined by an Independent Financial Advisor to be substantially comparable in type to the asset being sold; provided that any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets shall be deemed to be Cash Equivalents (to the extent of the lesser of the Fair Market Value or book value of such liabilities); and provided further that any Asset Sale with respect to the stock or assets of Telemundo News Network, Inc. shall not be subject to clause (ii)(a) of this paragraph.



    The Company or any Restricted Subsidiary, as the case may be, may cause the Asset Sale Proceeds from such Asset Sale to be applied (a) to the extent the Company elects, or is required, to prepay, repay or purchase debt under any then existing Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; (b) to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets acquired by the Company or any Restricted Subsidiary (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or Property of another Person) used or useful in businesses similar or related to the business of the Company or Restricted
Subsidiary as conducted at the time of such Asset Sale, and the Asset Sale Proceeds are applied within 360 days following the receipt of such Asset Sale Proceeds (the "Asset Sale Trigger Date"); and (c) if on the Asset Sale Trigger Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Senior Notes, at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Senior Notes and use such amount for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Available Asset Sale Proceeds shall be reset to zero.


    If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Asset Sale Trigger Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Senior Notes at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase;
(2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder must follow in order to have such Senior Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Senior Notes.

  LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary (other than in connection with Indebtedness incurred pursuant to the "Limitation on Additional Indebtedness" covenant as permitted by clause (a) of the definition of "Permitted Indebtedness")or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly-Owned Subsidiary of the Company (other than director's qualifying shares

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
in an amount not in excess of 1% of the total outstanding shares of such Person). The foregoing restrictions shall not apply to an asset sale made in compliance with "-- Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenant described under "-- Limitation on Restricted Subsidiary Debt and Preferred Stock."

  LIMITATION ON RESTRICTED SUBSIDIARY DEBT AND PREFERRED STOCK

    The Company will not permit any of its Restricted Subsidiaries to,  directly
or   indirectly,  incur  (as  defined)   any  Indebtedness  (including  Acquired
Indebtedness) or issue any Preferred Stock other than, without duplication:


    (a)(1) Purchase Money Indebtedness and Capitalized Lease Obligations incurred in the ordinary course of business in a principal amount outstanding at the time of incurrence which does not in the aggregate exceed $15 million at any time outstanding;



      (2) Indebtedness incurred or incurrable under any Guarantee of any Restricted Subsidiary made in the ordinary course of business and not to exceed $10 million at any time outstanding; and



      (3) Indebtedness incurred or incurrable pursuant to a Local Marketing Agreement, for a television station located outside of the continental United States and operated in a country, a territory or a possession in which the Company owns and operates a television station on the date of this Indenture, in an amount as determined in accordance with GAAP, not to exceed $50 million at any time outstanding;



provided, however, that (A) after giving effect to the incurrence of any Indebtedness pursuant to this clause (a) of this covenant and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Company's Restricted Subsidiaries (excluding Indebtedness incurred by any Restricted Subsidiary pursuant to clause (b), (f) or (h) of this covenant), on a combined consolidated basis, to the Company's EBITDA (determined on a pro forma basis for the preceding four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 3.0 to 1, determined by giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four fiscal quarters; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four full fiscal quarters (and all Indebtedness incurred and the receipt and application of proceeds thereof and all Indebtedness repaid or retired since the end of the most recently completed fiscal quarter of the Company for which a balance sheet is available preceding the date of determination) as if such incurrence (and, if applicable, the application of proceeds), repayment and retirement occurred at the beginning of such four fiscal quarters; (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four fiscal quarters; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four fiscal quarters, assuming such acquisition, disposition or repayment had been consummated on the first day of such four fiscal quarters, and (B) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness;


    (b) Indebtedness of any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to and held by the Company or a Wholly-Owned Restricted Subsidiary of the Company, provided that such Indebtedness or Preferred Stock is at all times held by the Company or a Wholly-Owned Restricted Subsidiary of the Company;

    (c) Indebtedness of any Restricted Subsidiary under Currency Agreements and Interest Rate Protection Agreements which are entered into for the purpose of protection against risk of currency or interest rate fluctuations affecting any Restricted Subsidiary in its ordinary course of business or that are related to payment obligations of any Restricted Subsidiary otherwise permitted under the Senior Note Indenture;

    (d) Indebtedness or Preferred Stock of any Restricted Subsidiary remaining outstanding immediately after the Issue Date after giving effect to the consummation of the transactions described in the Prospectus under "Use of Proceeds" above;

    (e) Indebtedness incurred or incurrable in respect of reimbursement obligations related to letters of credit, banker's acceptances or similar facilities entered into in the ordinary course of business;

    (f) Indebtedness incurred or incurrable by Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc. pursuant to Section 3.5(a) of the Joint Venture Agreement;

    (g) Indebtedness in respect to bids, performance and surety bonds and obligations provided in the ordinary course of business and appeal bonds;


    (h) Acquired Indebtedness, provided that such Indebtedness was not incurred or issued as a result of or in connection with or in anticipation of such Person becoming a Restricted Subsidiary of the Company and immediately after giving effect to such Person becoming a Restricted Subsidiary of the Company (as if such Indebtedness was incurred and issued on the first day of the four quarter period) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Additional Indebtedness" covenant above;



    (i) Indebtedness incurred by a Restricted Subsidiary in exchange for, or the proceeds of which are used to refinance Indebtedness referred to in clause
(a)(1) and clauses (c) through (g) of this paragraph, provided that (i) such Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting payment provisions on such Indebtedness being refinanced, plus the reasonable, customary expenses, fees, and costs of the Company incurred in connection with such refinancing, (ii) such Indebtedness is scheduled to mature either (A) no earlier than the Indebtedness being refinanced or (B) after the Stated Maturity of the Senior Notes, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and



    (j) Indebtedness of any Restricted Subsidiary evidenced by or arising under the Loan and Security Agreement.


  LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the net proceeds received in such Sale and Lease-Back Transaction are at least equal to the fair market value of the property sold; (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "-- Limitation on Additional Indebtedness" and
(iii) the Company shall apply or cause to be applied the Asset Sale Proceeds of such transaction in accordance with the covenant described under "-- Limitation on Asset Sales."

CHANGE OF CONTROL OFFER

    Within 30 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Senior Notes at a purchase price equal to 101% of the Accreted Value thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

    Within 30 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Senior Notes, at the address appearing in the register maintained by the Registrar of the Senior Notes, a notice stating:

         (i) that the Change of Control Offer is being made pursuant to this covenant and that all Senior Notes validly tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

        (ii) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));


        (iii) that any Senior Note or portion thereof not validly tendered will continue to accrue interest in accordance with the terms thereof;


        (iv) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

        (v) that holders accepting the offer to have their Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;


        (vi) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a tested telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Notes purchased;



       (vii) that holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, provided that each Senior Note purchased and each such new Senior Note issued shall be in denominations of $1,000 and integral multiples thereof;


       (viii) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

        (ix) the name and address of the Paying Agent.


    On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Senior Notes or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Senior Notes so accepted together with an Officers' Certificate stating the Senior Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail or deliver to each holder of Senior Notes so accepted payment in an amount equal to the purchase price for such Senior Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail or deliver to such holder, a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered; provided that each such new Senior Note shall be issued in denominations of $1,000 and integral multiples thereof.


    The Senior Note Indenture will provide that, (A) if the Company or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Senior Notes or (ii) Preferred Stock and the Company or such Subsidiary is required to repurchase, or make an offer to repurchase, such Indebtedness, or redeem, or make an offer to redeem, such Preferred Stock, in the event of a Change of Control or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a Change of Control, the Company shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Senior Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Senior Notes and (B) the Company will not issue Indebtedness or Preferred Stock that is subordinated in right of payment to the Senior Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Senior Notes in the event of a Change of Control under the Senior Note Indenture.

    In the event that a Change of Control occurs and the holders of Senior Notes exercise their right to require the Company to purchase Senior Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.


    None of the provisions relating to a purchase upon a Change of Control is waivable by the Board of Directors of the Company or the Trustee. In the event that the Company was required to purchase Senior Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The occurrence of a Change of Control would likely constitute an event of default under the Credit Facilities and would permit the holders of that Indebtedness to declare all amounts thereunder to be immediately due and payable.


    In the event of a change of control with respect to the Old Notes, the Company would be required to make an offer to purchase all Old Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Senior Notes, but would increase the amount of Indebtedness outstanding at such time.

    Failure  by  the  Company  to  purchase  the  Senior  Notes  when   required
constitutes an Event of Default with respect to the Senior Notes. See "-- Events of Default."

    The Change of Control provision of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and thus the removal of incumbent management. The Change of Control provision is not, however, the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

REPORTS

    So long as any Senior Note is outstanding, the Company shall file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and thereafter promptly mail or promptly cause the Trustee to mail to the holders of the Senior Notes at their addresses as set forth in the register of the Senior Notes, copies of the periodic reports and the information, documents and other reports (without exhibits unless requested in writing by any such holder) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. In addition, the Company shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee no later than the date such materials are mailed or made available to the Company's stockholders, and thereafter mailed promptly to the holders of the Senior Notes at their addresses as set forth in the register of Senior Notes.

MERGER, CONSOLIDATION OR SALE OF ASSETS


    The Company will not consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person (other than the merger or transfer of assets of a Wholly-Owned Restricted Subsidiary of the Company into another Wholly-Owned Restricted

Subsidiary of the Company or into the Company) unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are sold, assigned, transferred, leased, conveyed or disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Senior Notes and the Senior Note Indenture, and the obligations under the Senior Note Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Certain Covenants -- Limitation on Additional Indebtedness," and immediately after such transaction, the Company or the surviving Person holds all material permits, licenses, certifications or approvals required for operation of the business of the Company as the same is conducted prior to such transaction and immediately thereafter.



    In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, or transfer and the supplemental indenture in respect thereto comply with the provisions of the Senior Note Indenture and that all conditions precedent in the Senior Note Indenture relating to such transaction or transactions have been complied with.


EVENTS OF DEFAULT

    The following events are defined in the Senior Note Indenture as "Events of Default":

         (i) default in any payment of any interest on any Senior Note when the same becomes due and payable and such default continues for a period of 30 days;

        (ii) default in the payment of any principal of, or premium, if any, on any Senior Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, including any failure by the Company to redeem or purchase Senior Notes when required pursuant to the Senior Note Indenture or the Senior Notes;

        (iii) failure by the Company or any Restricted Subsidiary in the observance or performance of any covenant or agreement (other than the obligations specified in clauses (i) and (ii)) in the Senior Notes or the Senior Note Indenture for a period of 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding;

        (iv) default in the payment when due after any applicable grace period of principal, interest or premium with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof or the acceleration of any Indebtedness of the Company or any Restricted Subsidiary, and, in either case, the total amount of such unpaid or accelerated debt exceeds $5 million;

        (v) the rendering of any judgment or judgments (not subject to appeal and other than any judgment as to which an insurance company rated A- or better by A. M. Best has accepted full liability) against the Company or any Restricted Subsidiary thereof in an aggregate principal amount in excess of $5 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and

        (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof.


    The Senior Note Indenture provides that the Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal or premium, if any, or interest on the Senior Notes) if the Trustee considers it to be in the interest of the holders of the Senior Notes to do so.

    The Senior Note Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare to be immediately due and payable the entire Accreted Value of all the Senior Notes then outstanding plus accrued interest to the date of acceleration and such amounts shall become immediately due and payable, provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest, have been cured or waived as provided in the Senior Note Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company shall occur, Accreted Value, premium, if any, and interest with respect to all of the Senior Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Senior Notes.


    The holders of a majority in principal amount of the Senior Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Senior Note Indenture or the Senior Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Senior
Note Indenture.

    No holder of any Senior Note will have any right to institute any proceeding with respect to the Senior Note Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Senior Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Senior Note on or after the respective due dates expressed in such Senior Note.

DEFEASANCE AND COVENANT DEFEASANCE

    The Senior Note Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Senior Notes (except for the obligations to register the transfer or exchange of such Senior Notes, to replace temporary or mutilated, destroyed, lost or stolen Senior Notes, to maintain an office or agency in respect of the Senior Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Senior Notes under certain covenants contained in the Senior Note Indenture and described above under "-- Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Senior Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Senior Note Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Senior Note Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and
(ii) to the effect that holders of the Senior Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred which, in the case of a defeasance only, must be based upon a private ruling concerning the Senior Notes, a published ruling of the Internal Revenue Service or a change in applicable federal income tax law.

AMENDMENT, SUPPLEMENT AND WAIVER

    The Senior Note Indenture (including the terms and conditions of the Senior Notes) may be modified or amended by the Company and the Trustee, without the consent of the holders of any Senior Notes, for the purposes of (a) adding to the covenants of the Company for the benefit of the holders of Senior Notes; (b) surrendering any right or power conferred upon the Company; (c) evidencing the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Senior Notes as permitted by the Senior Note Indenture; or (d) curing any ambiguity or correcting or supplementing any defective provision contained in the Senior Note Indenture or making any changes in any other provisions of the Senior Note Indenture which the Company and the Trustee may deem necessary or desirable and which, in either case, will not adversely affect the interests of the holders of Senior Notes.

    The Senior Note Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Senior Note Indenture, or of modifying in any manner the rights of the holders under the Senior Note Indenture, provided that no such supplemental indenture may without the consent of the holder of each outstanding Senior Note affected thereby: (a) reduce the amount of Senior Notes whose holders must consent to an amendment or waiver; (b) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Senior Note; (c) reduce the principal of or premium on or change the fixed maturity of any Senior Note or alter the redemption provisions with respect thereto; (d) make the principal of, or premium, if any, or interest on, any Senior Note payable in money other than as provided for in the Senior Note Indenture and the Senior Notes; (e) waive continuing default in the payment of the principal of or premium, if any, or interest on, or redemption or repurchase payment with respect to, any Senior Notes, including, without limitation, a continuing failure to make payment when required upon a Change of Control or after an Asset Sale Offer Trigger Date; (f) after the Company's obligation to purchase the Senior Notes arises under the Senior Note Indenture amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale Offer Trigger Date or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; or (g) make any change in provisions relating to waivers of defaults, the ability of holders to enforce their rights under the Senior Note Indenture or the matters discussed in these clauses (a) through (g).

COMPLIANCE CERTIFICATE

    The Company will deliver to the Trustee on or before 105 days after the end of the Company's fiscal year and on or before 60 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

    The Trustee under the Senior Note Indenture will be the Registrar and Paying Agent with regard to the Senior Notes. The Senior Note Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Senior Note Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Senior Note Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

    Holders of the Senior Notes may transfer or exchange Senior Notes in accordance with the Senior Note Indenture. The Registrar under such Senior Note Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Senior Note Indenture. The Registrar is not required to transfer or exchange any Senior Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Senior Note for a period of 15 days before selection of the Senior Notes to be redeemed, for a period beginning 15 days before the mailing of a notice of an Excess Proceeds Offer or a Change of Control Offer, or for 15 days before an interest payment date.


    The registered holder of a Senior Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants contained in the Senior Note Indenture. Reference is made to the Senior Note Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" as of any date (the "specified date") means, with respect to each $1,000 face amount of Senior Notes, the following amount:

         (i) if the specified date is one of the following dates (each an "accrual date"), the amount set forth opposite such date below:

SEMI-ANNUAL ACCRUAL DATE                                             ACCRETED VALUE
------------------------------------------------------------------  ----------------
                                                                    $
                                                                    $
                                                                    $
                                                                    $
                                                                    $
                                                                    $
                                                                    $
                                                                    $


        (ii) if the specified date occurs between two semi-annual accrual dates, the sum of (A) the accreted value for the semi-annual accrual date immediately preceding the specified date and (B) an amount equal to the product of (i) the accreted value for the immediately following semi-annual accrual date less the accreted value for the immediately preceding semi-annual accrual date and (ii) a fraction, the numerator of which is the number of days (not to exceed 180 days) from the immediately preceding semi-annual accrual date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.


    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

    "AFFILIATE" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. With respect to the Company, Affiliate will also include any Permitted Holder or its Affiliates so long as such Permitted Holder or its Affiliates own shares of the Capital Stock of the Company or would otherwise be an Affiliate.

    "APOLLO" means collectively, Apollo Advisors, L.P., a Delaware limited partnership, Lion Advisors, L.P., a Delaware limited partnership, Apollo Investment Fund, L.P., a Delaware limited partnership, Apollo Investment Fund II, L.P., a Delaware limited partnership, or any investment fund, investment account or other entity whose investing manager, investment advisor or general partner, or any principal thereof, is any of the foregoing entities or individuals or any principal or Affiliate of any of them; provided, however, that no entity or individual shall be deemed within the definition of Apollo when that entity or individual ceases to be an Affiliate of any of the foregoing entities or individuals or an investment fund, investment account or other entity whose investing manager, investment advisor or general partner, or any principal thereof, is any of the foregoing entities or individuals or any principal or Affiliate of any of them.

    "ASSET SALE" means the sale, issuance, conveyance, transfer, lease, or other disposition (including without limitation, by way of merger, consolidation or Sale and Lease-Back transaction) (collectively, a "transfer"), directly or indirectly, in any single transaction or series of related transactions involving assets with a fair market value in excess of $1,000,000 (other than to the Company or any of its Restricted Subsidiaries) of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (b) all or substantially all of the assets of any division or line of business of the Company or of any Restricted Subsidiary thereof, or (c) any other properties of the Company or any Restricted Subsidiary, other than in the ordinary course of business; provided that Asset Sales shall not include (i) transfers to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary; (ii) transfers governed by the covenant described in "Merger, Consolidation or Sale of Assets;" (iii) sales of Permitted Investments permitted under clause (ii) of the definition of "Permitted Investments;" and (iv) the sale, issuance, conveyance, transfer, lease, or other disposition of an Investment described in clause (iii) of the definition of Restricted Payment, provided that such Investment was permitted by the terms of the Senior Note Indenture, unless such disposition constitutes the transfer of all of the Capital Stock of a Wholly-Owned Restricted Subsidiary.

    "ASSET SALE PROCEEDS" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary from such Asset Sale, after
(a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting, accounting, legal and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash, provided however that any Asset Sale Proceeds with respect to the assets of Telemundo News Network, Inc. shall be after deduction for amounts actually contributed to TeleNoticias del Mundo, L.P. by the Company.

    "ASSET SWAP" means an asset sale by the Company or any Restricted Subsidiary in exchange for properties or assets that will be used in the Primary Business of the Company and its Restricted Subsidiaries.

    "ATTRIBUTABLE INDEBTEDNESS" under the Senior Note Indenture in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors) and (ii) the present value (discounted at the interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

    "AVAILABLE ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (a) or (b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (c), of the second paragraph of "Certain Covenants -- Limitation on Certain Asset Sales."

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or security, the quotient obtained by dividing (a) the sum of the product of (i) the number of years from such date to

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the  date of each  successive scheduled principal or  redemption payment of such
Indebtedness or security multiplied by (ii) the amount of such principal or redemption payment by (b) the sum of all such principal or redemption payments.

    "CAPITAL STOCK" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

    "CAPITALIZED   LEASE   OBLIGATIONS"   means   Indebtedness   represented  by
obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (i) securities with maturities within 365 days of the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof; (ii) certificates of deposit, time deposits, overnight bank deposits, banker's acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition; (iii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition and (iv) money market accounts or funds with or issued by Qualified Issuers.

    A "CHANGE OF CONTROL" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Company's Common Stock,
(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by a 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company; or (iii) so long as $10 million principal amount of Old Notes remains outstanding, any "change in control" occurs (as defined at such time) with respect to the Old Notes.

    "COMMON STOCK" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.


    "COMMON STOCK OFFERING" means a public offering by the Company of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.


    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred Stock of a Subsidiary (as defined below in these "Certain Definitions"), imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including

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a  guarantee of principal,  interest or any combination  thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (a) for any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) (i) Net Income of the other Person shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or its Subsidiary, and
(ii) net loss related to the interest of the Company and its Subsidiaries in TeleNoticias del Mundo, L.P. shall be included in Net Income of the Company and its Subsidiaries only to the extent that such net loss is in excess of $10 million and to the extent the Company or its Subsidiaries have contributed or contribute amounts to TeleNoticias del Mundo, L.P. in an aggregate amount in excess of $10 million, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (d) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (e) extraordinary, unusual and non-recurring gains and losses shall be excluded, and (f) all non-cash items increasing Consolidated Net Income and not otherwise included in the definition of EBITDA shall be excluded.


    "CREDIT FACILITIES" means any credit facility or agreement (including the Loan and Security Agreement) with a bank or syndicate of banks or other financial institutions (including working capital or revolving credit facilities) including any related guarantees, collateral documents, instruments and agreements executed in connection therewith, as such agreements may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the Senior Note Indenture, "Credit Facilities" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness thereunder or commitments to lend thereunder and have been made in compliance with the "Limitation on Additional Indebtedness" covenant; PROVIDED that for purposes of the definition of "Permitted Indebtedness," no such increase may result in the principal amount of Indebtedness of the Company under the Credit Facilities exceeding the amount permitted by clause (a) of the definition of "Permitted Indebtedness."


    "CUMULATIVE CONSOLIDATED INTEREST EXPENSE" means with respect to any Person, as of any date of determination, Consolidated Interest Expense from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

    "CUMULATIVE EBITDA" means with respect to any Person, as of any date of determination, EBITDA from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values.

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Senior Notes, for cash or

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securities constituting  Indebtedness.  Without  limitation  of  the  foregoing,
Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Senior Notes.

    "EBITDA" means, for any Person, for any period for which it is to be determined, an amount equal to the sum of, without duplication, (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (including, for this purpose, Redeemable Dividends to the extent that such dividends were deducted in determining Net Income), plus
(iv) depreciation and amortization for such period on a consolidated basis, plus
(v) non-cash charges for such period on a consolidated basis, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" or "fair value" means, with respect to any asset or property or Capital Stock, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

    "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.


    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.



    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.



    "INDEBTEDNESS" means, with respect to any Person, at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (excluding any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business, including, without limitation, any and all programming obligations), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, (v) all obligations of such Person as lessee under Capitalized


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Lease Obligations and all Purchase Money Indebtedness; (vi) all Indebtedness  of
other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the principal amount of such Indebtedness,
(vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; (viii) to the extent not otherwise included in this definition, net obligations under Currency Agreements and Interest Rate Agreements; and (ix) all Disqualified Capital Stock issued by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and for purposes of calculating the amount of the Senior Notes outstanding at any time, the amount shall be the Accreted Value thereof as of such time. A Guarantee of (or an obligation with respect to a letter of credit supporting) Indebtedness permitted by the terms of the Senior Note Indenture will not constitute a separate incurrence of Indebtedness.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, expert or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "INTEREST RATE PROTECTION AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party therein against fluctuations in interest rates.

    "INVESTMENTS" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit in the ordinary course of business, repurchases or redemptions of the Senior Notes by the Company, prepaid expenses (including television programming) arising in the ordinary course of business, endorsements for collection or deposit in the ordinary course of business, worker's compensation, utility, lease and similar deposits made in the ordinary course of business, and loans and advances to employees, other than officers and directors of the Company or any Restricted Subsidiary, made in the ordinary course of business.

    "ISSUE DATE" means the date the Senior Notes are first issued by the Company and authenticated by the Trustee under the Senior Note Indenture.


    "JOINT VENTURE AGREEMENT" means the Amended and Restated Partnership Agreement of Video 44, dated as of November 8, 1995 by and among Essaness Theatres Corporation, Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc., as in effect on the date of the Senior Note Indenture, without regard to any amendments or supplements thereto.


    "LIEN" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

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

    "LOAN AND SECURITY AGREEMENT" means the Loan and Security Agreement by and between the Company, certain of its Subsidiaries and Foothill Capital Corporation dated December 30, 1994, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements or supplementations or other modifications of the foregoing), provided that any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or modifications do not increase the principal amount of the Indebtedness thereunder exceeding $20 million.


    "LOCAL MARKETING AGREEMENT" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person (which, if not the Company, shall be a single-purpose entity which cannot conduct any other business operations but those which are to be purchased or managed pursuant to the following provisions): (i) obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party, (ii) purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time, (iii) manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station, (iv) manages the acquisition of programming for a television station, (v) acts as a program consultant for a television station, or (vi) manages the operation of a television station generally.

    "MATURITY" means the date on which the principal of a Senior Note becomes due and payable in full as provided therein or herein, whether at its Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

    "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "NET PROCEEDS" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

    "PERMITTED HOLDERS" means Apollo, TLMD, Bastion Capital Fund L.P. or Hernandez Partners or any of their respective Affiliates.


    "PERMITTED INDEBTEDNESS" means, without duplication, (a) Indebtedness of the Company or, to the extent permitted in clause (j) of the covenant entitled "Limitation on Restricted Subsidiary Debt and Preferred Stock," any Restricted Subsidiary, evidenced by or arising under Credit Facilities, which taken together (without duplication) is in an aggregate principal amount at any one time not to exceed $75 million; (b) Indebtedness of the Company evidenced by or arising under the Senior Notes and the Senior Note Indenture; (c) Indebtedness of the Company or any Restricted Subsidiary remaining outstanding immediately after the Issue Date after giving effect to the consummation of the transactions described in the Prospectus under "Use of Proceeds" above; (d) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements and Interest Rate Protection Agreements which are entered into for the purpose of protection against risk of currency or interest rate fluctuations affecting the Company or any of its Subsidiaries in its ordinary course of business or that are related to payment obligations of the Company or any of its Subsidiaries otherwise permitted under the Senior Note Indenture; (e) unsecured Indebtedness of the Company owing to a Restricted Subsidiary of the Company which shall be evidenced by an intercompany promissory note that is subordinated in right of payment to the payment and performance of the Company's obligations under the Senior Note Indenture and the


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Senior  Notes and  any subsequent  issuance or  transfer of  Capital Stock  of a
Restricted Subsidiary of the Company (the "Creditor Subsidiary") that results in such Creditor Subsidiary ceasing to be a Restricted Subsidiary of the Company or any subsequent transfer of Indebtedness owing from the Company to such Creditor Subsidiary (other than a transfer to another Restricted Subsidiary of the Company) shall be deemed in each case to constitute the incurrence of Indebtedness by the Company to the extent of any such Indebtedness then outstanding; (f) Indebtedness of the Company incurred in connection with a repurchase of the Senior Notes pursuant to a Change of Control, in whole or in part, provided that the principal amount of such Indebtedness does not exceed 101% of the Accreted Value of the Senior Notes repurchased and the reasonable, customary expenses, fees and costs of the Company, and such Indebtedness (x) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Maturity of the Senior Notes, and (y) does not mature prior to the Stated Maturity of the Senior Notes; (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or, to the extent permitted pursuant to the covenant entitled "Limitation on Restricted Subsidiary Debt and Preferred Stock," any Restricted Subsidiary, incurred in the ordinary course of business in a principal amount outstanding at the time of incurrence which does
not   in  the  aggregate  exceed  $15  million  at  any  time  outstanding;  (h)
Indebtedness of the Company or any Restricted Subsidiary incurred or incurrable in respect of reimbursement obligations related to letters of credit, banker's acceptances or similar facilities entered into in the ordinary course of business; (i) Indebtedness of the Company and any Restricted Subsidiary in respect to bids, performance and surety bonds and obligations provided in the ordinary course of business and appeal bonds; (j) Acquired Indebtedness, provided that such Indebtedness was not incurred or issued as a result of, or in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary of the Company and immediately after giving effect to such Person becoming a Restricted Subsidiary of the Company (as if such Indebtedness was incurred and issued on the first day of the previous four fiscal quarters), the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Additional Indebtedness" covenant above;
(k) Indebtedness incurred by the Company in exchange for, or the proceeds of which are used to refinance Indebtedness incurred in compliance with the ratio set forth in the first paragraph of the covenant entitled "Limitation on Additional Indebtedness" and Indebtedness referred to in clauses (b) through (d) and (f) through (i) of this definition, provided that (i) such Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting payment provisions on such Indebtedness being refinanced, plus the reasonable, customary expenses, fees, and costs of the Company incurred in connection with such refinancing, (ii) such Indebtedness is scheduled to mature either (A) no earlier than the Indebtedness being refinanced or (B) after the Stated Maturity of the Senior Notes, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than
the   Average  Life  of  the  Indebtedness   being  refinanced,  and  (iv)  such
Indebtedness is ranked in right of payment to the Senior Notes no more favorably than the Indebtedness being refinanced is ranked in right of payment to the Senior Notes; (l) Indebtedness incurred or incurrable, to the extent permitted pursuant to the covenant entitled "Limitation on Restricted Subsidiary Debt and Preferred Stock", by a Restricted Subsidiary under any Guarantee of any Restricted Subsidiary made in the ordinary course of business and not to exceed $10 million at any one time outstanding; (m) Indebtedness incurred or incurrable by Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc. pursuant to
Section 3.5(a) of the Joint Venture Agreement; (n) Indebtedness of the Company not otherwise permitted to be incurred pursuant to this section, so long as the aggregate principal amount of all such Indebtedness does not exceed $25 million at any one time outstanding; (o) Indebtedness of a Restricted Subsidiary for refinancing of certain Indebtedness as permitted under clause (i) of "Certain Covenants -- Limitation on Restricted Subsidiary Debt and Preferred Stock;" (p) Indebtedness of any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to and held by the Company or a Wholly-Owned Restricted Subsidiary of the Company, provided that such Indebtedness or Preferred Stock is at all times held by the Company or a Wholly-Owned Restricted Subsidiary of the Company; and (q) Indebtedness, to the extent permitted pursuant to the covenant entitled "Limitation on Restricted Subsidiary Debt and Preferred Stock," of any Restricted Subsidiary pursuant to a Local Marketing Agreement.

    "PERMITTED INVESTMENTS" means, for any Person, Investments made on or after the date of the Indenture consisting of:

         (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary:

        (ii) Temporary Cash Investments;

        (iii) Investments in Property used in the ordinary course of business;

        (iv) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person (or in all or substantially all of the business or assets of such Person), if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary;

        (v) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to, or otherwise received by, the Company or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

        (vi) Investments pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, which requires the Company to make such Investments;

       (vii) Investments made after the Issue Date in the Primary Business of the Company not to exceed $25 million at any one time outstanding;

       (viii)  Investments  made   after  the  Issue   Date  in   majority-owned
    Subsidiaries of the Company in the Primary Business of the Company not to exceed $10 million at any one time outstanding;

        (ix) loans and reasonable advances to officers and directors of the Company or any of its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not exceeding $1,000,000;

        (x) Investments received in settlement of obligations incurred in the ordinary course of business owed to the Company or any Restricted Subsidiary (other than by the Company or any Subsidiary) and as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

        (xi) Investments held by any Person on the date such Person becomes a Restricted Subsidiary and not in excess of 5% of the total fair market value of the assets of such Person being transferred in such acquisition; and

       (xii) Investments in any Person with which the Company or any of the Restricted Subsidiaries has entered into, or has an agreement that, subject to consummation of such agreement, entitles the Company or any of its Restricted Subsidiaries to enter into, a Local Marketing Agreement and investments in any Person created by such a Local Marketing Agreement.

    "PERMITTED LIENS" means, without duplication (a) Liens securing Indebtedness incurred under the Credit Facilities incurred in accordance with "Certain Covenants -- Limitation on Indebtedness"; (b) Liens on property or assets of, or any shares of stock of or secured debt of, any Person or corporation existing at the time such Person or corporation becomes a Restricted Subsidiary of the Company or at the time such Person or corporation is merged into the Company or any of its Restricted Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such Person or corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries; (c) Liens on Property existing at the time of acquisition of such Property, provided that such Liens are not incurred in connection with, or in contemplation of, such Property being acquired; (d) Liens existing on the date of the Senior Note Indenture; (e) Liens securing Capitalized Lease Obligations permitted to be incurred under the covenant entitled "Limitation on Additional Indebtedness" provided that such Lien does not extend to any property other than that subject to underlying lease; (f) charges or levies (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet subject to penalties for non-payment or are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (g) statutory mechanics', workmen's, materialmen's, operators', warehousemen's, repairmen's and bankers' liens, and similar Liens imposed by law and arising in the ordinary course of business for sums which are not overdue by more than 15 days or, if so overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (h) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; (i) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (j) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (k) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or of any of its Subsidiaries; (l) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Senior
Note Indenture, PROVIDED that (1) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund the cost (including the sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of the item of Property subject thereto and such Lien is created prior to, at the time of or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (3) any such Lien shall not extend to or cover any Property other than such item of Property and any improvements on such item or proceeds thereof; (m) Liens in favor of the Company or any Wholly-Owned Subsidiary of the Company; (n) Liens arising from the rendering of a final judgment or order against the Company or any Subsidiary of the Company that does not give rise to an Event of Default and that do not interfere with the ordinary course of the Company and its Subsidiaries; (o) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Senior Note Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (p) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing Indebtedness under Interest Rate Protection Agreements and Currency Agreements constituting Indebtedness permitted to be incurred pursuant to the "Limitation on Additional Indebtedness" covenant pursuant to clause (d) of the definition of "Permitted Indebtedness"; (q) Liens securing Permitted Indebtedness incurred in accordance with subsection (j) of the definition of "Permitted Indebtedness"; (r) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $250,000 in the aggregate at any one time outstanding; (s) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (b) through (r), provided that such Liens do not extend to any other property or assets and the principal amount of the debt secured by such Liens is not increased; (t) Liens with respect to any license of intellectual property entered into in the ordinary course of business (including programing agreements); and (u) Liens in connection with Local Marketing Agreements related to the Primary Business.

    "PERSON"  means  any  individual, corporation,  partnership,  joint venture,
association,  joint-stock   company,  trust,   unincorporated  organization   or
government (including any agency or political subdivision thereof).

    "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entities the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

    "PRIMARY BUSINESS" means the ownership and operation of television stations and networks and production facilities and the creation, production, development and distribution of products for television.

    "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.


    "QUALIFIED ISSUER" means any commercial bank having capital, surplus and undivided profits totaling in excess of $100,000,000 and the outstanding short-term debt securities of which are rated at least A-2 by S&P or at least P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both the two named rating agencies cease publishing ratings of investments.


    "REDEEMABLE DIVIDEND" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.


    "RESTRICTED PAYMENT" means, without duplication, any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Capital Stock), (iii) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,
(iv) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the fair market value of such Subsidiary utilizing standard valuation methodologies and approved by the Board of Directors and (v) forgiveness of any Indebtedness (other than Indebtedness of a Wholly-Owned Restricted Subsidiary) of an Affiliate of the Company to the Company or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined as conclusively determined by the Company's Board of Directors in good faith.


    "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date, including but not limited to Telemundo of Chicago, Inc. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

    "STATED MATURITY" means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

    "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

    "TEMPORARY CASH INVESTMENTS" means (i) Investments in marketable, direct obligations issued, guaranteed or insured by the United States of America, or of any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within 365 days of the date of acquisition thereof; (ii) Investments in certificates of deposit or Eurodollar deposits, demand deposits, time deposits, overnight bank deposits, and banker's acceptances offered by a Qualified Issuer, maturing within 365 days of the date of acquisition thereof; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clause (i) above entered into with any Qualified Issuer; (v) deposits available for withdrawal on demand with a Qualified Issuer; (vi) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i), (ii) and (iii); and (vii) foreign equivalents of the Investments described in clauses (i), (ii) and (v) above, provided that such foreign equivalents shall be permitted by the Company or a Restricted Subsidiary only to the extent that such Person holds such foreign equivalents in the ordinary course of its business and in the currency of the country where such Person conducts its business.

    "TLMD" means TLMD Partners II, L.L.C., a Delaware limited liability company, and its Affiliates, members (including voting committee members), investing managers and investment advisors, or any investment fund, investment account or other entity whose investing manager, investment advisor or general partner, or any principal thereof, is any of the foregoing entities or individuals or any principal or Affiliate of any of them; provided, however, that no entity or individual shall be deemed within the definition of TLMD when that entity or individual ceases to be an Affiliate of any of the foregoing entities or individuals or an investment fund, investment account or other entity whose investing manager, investment advisor or general partner, or any principal thereof, is any of the foregoing entities or individuals or any principal or Affiliate of any of them.

    "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company, provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

    "WHOLLY-OWNED SUBSIDIARY" or "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.


BOOK ENTRY DELIVERY AND FORM



    The Senior Notes are expected to be issued in the form of a fully registered Global Certificate. The Global Certificate will be deposited with or on behalf of The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.



    The Depositary is a limited purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in deposited securities between Participants through electronic book entry changes in the accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book entry system is also available to organizations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants and indirect participants.



    The Company expects that, upon the Company's issuance of the Senior Notes and pursuant to the Depositary's procedures, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Senior Notes purchased by the Underwriters, and ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained with the Depositary (with respect to Participants' interests), the Participants and the indirect participants. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Certificate is limited to that extent.



    So long as a nominee of the Depositary is the registered owner of the Global Certificate, the nominee will be considered the sole owner or holder of the Senior Notes for all purposes under the Senior Note Indenture. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive form and will not be considered the owners or holders thereof under the Senior Note Indenture.



    Neither the Company nor the Trustee or any other paying agent or registrar for the Senior Notes will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.



    Payments of principal, premium, if any, and interest on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company through the Trustee to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Senior Note Indenture, the Company and the Trustee will treat the Persons in whose names the Senior Notes are registered as the owners of the Senior Notes for all purposes of receiving payments of principal, premium, if any, and interest on the Senior Notes and for all other purposes. Therefore, neither the Company nor the Trustee or any other paying agent will have any direct responsibility or liability for the payment of principal, premium, if any, or interest on the Senior Notes to owners of beneficial interests in the Global Certificate. Pursuant to the Depositary's present practices, upon receipt of any payment of principal, premium, if any, or interest on the Senior Notes, the Depositary will immediately credit the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificate will be governed by standing instructions and customary practices for securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the Participants and indirect participants.



    As long as the Senior Notes are represented by a Global Certificate, the Depositary's nominee will be the holder of the Senior Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Senior Notes. See "Change of Control Offer" and "Certain Covenants -- Limitation on Certain Asset Sales" above. Notice by Participants or indirect participants or by owners of beneficial interests in a Global Certificate held through Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Senior Notes represented by a Global Certificate must be provided to Participants and transmitted to the Depositary. In order to ensure that the Depositary's nominee will timely exercise a right to repayment of a particular Senior Note, the beneficial owner of the Senior Note must instruct the broker or other Participant or indirect participant through which it holds an interest in the Senior Note to notify the Depositary of its election. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in Senior Notes in order to ascertain the cutoff time for giving instructions. The Company will not be liable for any delay in delivery to the Trustee or other paying agent of notices of the exercise of an option to effect repayment.



    The Company will issue Senior Notes in definitive form in exchange for the Global Certificate if (a) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (b) an Event of Default has occurred and is continuing and the Trustee or other registrar has received a request from the Depositary to issue Senior Notes in definitive form in lieu of all or a portion of the Global Certificate (in which case the Company will deliver Senior Notes in definitive form within 30 days of the request) or (c) the Company determines not to have the Senior Notes represented by a Global Certificate. In any such event, an owner of a beneficial interest in the Global Certificate will be entitled to have Senior Notes equal in principal amount in its beneficial interest registered in its name and will be entitled to receive physical delivery of that principal amount of Senior Notes in definitive form. Senior Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof, registered in the names of the beneficial owners or their nominees, without coupons.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following is a summary of certain U.S. federal income tax consequences associated with the acquisition, ownership, and disposition of Senior Notes by an initial purchaser of such Senior Notes. Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, is of the opinion that certain federal income tax consequences of an investment in Senior Notes are as described by the following discussion. The following summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective holder of the Senior Notes in light of his particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) which are subject to special treatment under the U.S. federal income tax laws. In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws.



    The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Senior Notes. The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Senior Notes which are different from those discussed herein.


    EACH PROSPECTIVE PURCHASER OF SENIOR NOTES SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF
ACQUIRING, OWNING AND DISPOSING OF SENIOR NOTES INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SENIOR NOTES


    The Senior Notes will be issued with original issue discount for federal income tax purposes, and holders of the Senior Notes will be required to recognize such original issue discount as ordinary interest income as it accrues on the Senior Notes (regardless of whether the holder is a cash or accrual basis taxpayer). As a result, in certain accrual periods a holder will be required to recognize gross income in excess of the amount of cash payments received.



    The amount of original issue discount with respect to each Senior Note will be equal to the excess of the "stated redemption price at maturity" of such Senior Note over its issue price, as defined below. The "stated redemption price at maturity" of each Senior Note will include all cash payments (other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate ("qualified stated interest")) required to be made thereunder until maturity. The "issue price" of the Senior Notes should be equal to the initial offering price to the public (excluding bond houses, brokers, and others acting as underwriters or wholesalers) at which price a substantial amount of Senior Notes are sold. Qualified stated interest on the Senior Notes is % per annum. To the extent that the stated interest of %
that accrues beginning                   exceeds qualified stated interest, such
excess will also be included in the Senior Notes' stated redemption price at maturity.


TAXATION OF ORIGINAL ISSUE DISCOUNT ON THE SENIOR NOTES


    Each holder of a Senior Note will be required to include in gross income (as interest) an amount equal to the sum of the "daily portions" of the original issue discount on the Senior Notes for each day such holder holds a Senior Note. The daily portions of original issue discount required to be included in a holder's gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the holder holds the Senior Notes a pro rata portion of the original issue discount thereon which is attributable to the "accrual period." The amount of the original issue discount attributable to each accrual period will be the product of the "adjusted issue price" of the Senior Notes at the beginning of such accrual period multiplied by the "yield to maturity" of the Senior Notes, less the amount of any qualified stated interest allocable to the accrual period. Appropriate adjustments will be made in computing the amount of original issue discount attributable to the initial accrual period. The adjusted issue price of the Senior Notes at the beginning of the first accrual period is the issue price. Thereafter, the adjusted issue price of a Senior Note is the issue price of the Senior Note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, and less any payments (other than payments of qualified stated interest) on the Senior Note. The yield to maturity of a Senior Note will be the discount rate that, when used to compute the present value (on a semi-annual compounded basis) of all principal and interest payments to be made under a Senior Note, produces a present value equal to the issue price of the Senior Note.

    The "accrual periods" of a Senior Note (other than the initial accrual period) are each of the six-month periods during the term of the Senior Note
that end on                   and                   of each year.

TAXATION OF QUALIFIED STATED INTEREST ON THE SENIOR NOTES


    Absent some special circumstances that may be applicable to a particular holder, qualified stated interest paid on a Senior Note will be taxable to a holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.



    The Company will furnish annually to certain record holders of the Senior Notes and to the IRS information with respect to original issue discount accruing during the calendar year (as well as qualified stated interest paid during that year) as may be required under applicable regulations.


SALE OR OTHER TAXABLE DISPOSITION OF THE SENIOR NOTES


    The sale, redemption or other taxable disposition of a Senior Note will result in the recognition of gain or loss to the holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received (except to the extent attributable to the payment of accrued qualified stated interest) in exchange therefor and (b) the holder's adjusted tax basis in such Senior Note.



    A holder's initial tax basis in a Senior Note purchased by such holder generally will be equal to the issue price of the Senior Notes, as discussed above. The holder's initial tax basis in a Senior Note will be increased by the amount of original issue discount included in gross income with respect to such Senior Note to the date of disposition and decreased by the amount of payments (other than payments of qualified stated interest) with respect to such Senior Notes.



    Any gain or loss on the sale or other taxable disposition of a Senior Note will be capital gain or loss, assuming a purchaser of the Senior Note holds such security as a "capital asset" (generally property held for investment) within the meaning of Section 1221 of the Code. Any capital gain or loss will be long-term capital gain or loss if the Senior Note had been held for more than one year and otherwise will be short-term capital gain or loss. Payments on such disposition for accrued qualified stated interest not previously included in income will be treated as ordinary interest income.


BACKUP WITHHOLDING


    The backup withholding rules require a payor to deduct and withhold a tax if
(a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (d) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. As a result, if any one of the events discussed above occurs with respect to a holder of Senior Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Senior Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding and, as discussed above, information reporting requirements.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY AND TO CORPORATE HOLDERS OF SENIOR NOTES


    The Senior Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such Senior Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") plus five percentage points. If the Senior Notes constitute AHYDOs, the Company will not be entitled to deduct original issue discount that accrues with respect to such Senior Notes until amounts attributable to original issue discount are paid, although the tax consequences to holders will not be affected.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") between the Company and Salomon Brothers Inc, Alex. Brown & Sons Incorporated, BT Securities Corporation (the "Underwriters"), the Company has agreed to issue and sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the Senior Notes in the aggregate principal amount set forth opposite its name below:

                                                                             PRINCIPAL AMOUNT
UNDERWRITERS                                                                  OF SENIOR NOTES
---------------------------------------------------------------------------  -----------------
Salomon Brothers Inc.......................................................   $
Alex. Brown & Sons Incorporated............................................
BT Securities Corporation..................................................
                                                                             -----------------
    Total..................................................................   $
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions set forth therein. The Underwriters will be obligated to purchase all the Senior Notes offered hereby if any Senior Notes are purchased.

    The Underwriters have advised the Company that the Underwriters propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price  less a  concession not  in excess of       %  of the  principal amount at
maturity of the Senior Notes. The Underwriters may allow and such dealers may reallow a concession not in excess of % of such principal amount at maturity of the Senior Notes. After the initial public offering, the public offering price and such concessions may be changed.

    The Company does not intend to list the Senior Notes on any national securities exchange or to arrange for their quotation on Nasdaq. The Underwriters have indicated that they intend to make a market in the Senior Notes, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given that any market for the Senior Notes will develop, or, if any such market develops, as to the liquidity of such market. See "Risk Factors -- No Prior Public Market; Possible Volatility of Senior Note Price."

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Act, or contribute to payments the Underwriters may be required to make in respect thereof.


    Bankers Trust Company, the trustee under the Old Note Indenture, is an affiliate of BT Securities Corporation. Barry W. Ridings, a managing director of Alex. Brown & Sons Incorporated ("Alex. Brown"), is a member of the Board of Directors of the Company.



    On December 28, 1995, Salomon acquired the Apollo Notes from Apollo. Under the Rules of Fair Practice of the National Association of Security Dealers, Inc. (the "NASD"), when more than 10% of the proceeds of a public offering of debt securities is to be paid to a member of the NASD participating in the Offering, or an affiliate thereof, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter" as defined in Section 2(1) of Schedule E of the Bylaws of the NASD. Salomon will in the aggregate receive more than 10% of the net proceeds from the Offering of the Senior Notes as a result of the use of such proceeds to acquire the Old Notes. Accordingly, Alex. Brown has agreed to act as the qualified independent underwriter in connection with the Offering. The yield on the Senior Notes, when sold to the public at the public offering price set forth on the cover of this Prospectus, will be no lower than that recommended by such qualified independent underwriter. Alex. Brown, as the qualified independent underwriter, has performed due diligence with respect to the information contained herein pursuant to the applicable requirements of the NASD and has participated in the preparation of the Registration Statement of which this Prospectus is a part.

    Salomon Brothers Inc has been retained as the dealer manager in connection with the Consent Solicitation and Repurchase Offer referred to above. See "Summary -- Other Transactions."


                                    EXPERTS

    The audited consolidated financial statements and the related financial statement schedule included in this Prospectus and incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so incorporated and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Video 44 as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


    The validity of the Senior Notes and certain legal matters have been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Certain legal matters will be passed upon for the Underwriters by Munger, Tolles & Olson. Munger, Tolles & Olson also represents the Company in connection with certain other matters.

                         INDEX TO FINANCIAL STATEMENTS

TELEMUNDO GROUP, INC.

Audited Consolidated Financial Statements
  Independent Auditors' Report of Deloitte & Touche LLP..............................        F-2
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993
   and 1994..........................................................................        F-3
  Consolidated Balance Sheets at December 31, 1993 and 1994..........................        F-4
  Consolidated Statements of Changes in Common Stockholders' Equity for the years
   ended December 31, 1992, 1993 and 1994............................................        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993
   and 1994..........................................................................        F-6
  Notes to Consolidated Financial Statements.........................................        F-7
  Schedule II -- Valuation and Qualifying Accounts...................................       F-18

Unaudited Consolidated Financial Statements
  Consolidated Statements of Operations for the nine months ended September 30, 1994
   and 1995..........................................................................       F-20
  Consolidated Balance Sheets at December 31, 1994 and September 30, 1995............       F-21
  Consolidated Statement of Changes in Common Stockholders' Equity for the nine
   months ended September 30, 1995...................................................       F-22
  Consolidated Statements of Cash Flows for the nine months ended September 30, 1994
   and 1995..........................................................................       F-23
  Notes to Consolidated Financial Statements.........................................       F-24

VIDEO 44

Audited Financial Statements
  Report of Independent Accountants of Price Waterhouse LLP..........................       F-27
  Statements of Income for the years ended December 31, 1993 and 1994................       F-28
  Balance Sheets at December 31, 1993 and 1994.......................................       F-29
  Statements of Joint Venturers' Equity for the years ended December 31, 1993 and
   1994..............................................................................       F-30
  Statements of Cash Flows for the years ended December 31, 1993 and 1994............       F-31
  Notes to Financial Statements......................................................       F-32

Unaudited Financial Statements
  Statements of Income for the nine months ended September 30, 1994 and 1995.........       F-37
  Balance Sheet at September 30, 1995................................................       F-38
  Statements of Cash Flows for the nine months ended September 30, 1994 and 1995.....       F-39
  Note to Financial Statements.......................................................       F-40

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Telemundo Group, Inc.
Miami, Florida

We have audited the accompanying consolidated balance sheets of Telemundo Group, Inc. and its subsidiaries (the "Company") as of December 31, 1994 (Successor Company balance sheet) and 1993 (Predecessor Company balance sheet), and the related consolidated statements of operations, changes in common stockholders' equity (deficiency) and of cash flows for each of the three years in the period ended December 31, 1994 (Predecessor Company operations). Our audits also included the consolidated financial statement schedule listed on page F-18. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 2 to the financial statements, on July 20, 1994, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on December 30, 1994. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 2.

In our opinion, the Successor Company consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 1994. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
Miami, Florida
March 22, 1995

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  PREDECESSOR
                                                              ----------------------------------------------------
YEAR ENDED DECEMBER 31                                              1992              1993              1994
------------------------------------------------------------  ----------------  ----------------  ----------------
Net revenue.................................................  $    153,572,000  $    177,809,000  $    183,894,000
                                                              ----------------  ----------------  ----------------
Costs and expenses:
  Direct operating costs....................................        71,211,000        83,166,000        90,914,000
  Selling, general and administrative expenses other than
   network and corporate....................................        33,225,000        34,191,000        35,688,000
  Network expenses..........................................        21,026,000        26,167,000        28,501,000
  Corporate expenses........................................         6,772,000         6,219,000         4,811,000
  Depreciation and amortization.............................        10,515,000        11,469,000        10,804,000
                                                              ----------------  ----------------  ----------------
                                                                   142,749,000       161,212,000       170,718,000
                                                              ----------------  ----------------  ----------------
Operating income............................................        10,823,000        16,597,000        13,176,000
Other (expense) income......................................         1,438,000          (351,000)          (34,000)
Reorganization items........................................         --               (2,543,000)       76,255,000
Interest expense -- net of interest income of $1,308,000 in
 1992 and $554,000 in 1993..................................       (35,739,000)      (24,411,000)         (645,000)
Equity in net loss from TeleNoticias........................         --                --               (1,314,000)
                                                              ----------------  ----------------  ----------------
Income (loss) before income taxes...........................       (23,478,000)      (10,708,000)       87,438,000
Income tax provision........................................        (3,265,000)       (3,351,000)       (3,389,000)
                                                              ----------------  ----------------  ----------------
Income (loss) before extraordinary item.....................       (26,743,000)      (14,059,000)       84,049,000
Extraordinary gain -- extinguishment of debt................         --                --              130,482,000
                                                              ----------------  ----------------  ----------------
Net income (loss)...........................................  $    (26,743,000) $    (14,059,000) $    214,531,000
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Net income (loss) per share.................................  $      *          $      *          $      *
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

------------------------
* Net income (loss) per share is not applicable as the Company has been recapitalized and has adopted fresh start reporting as of December 31, 1994 (see Note 2).

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                  PREDECESSOR
                                                                                ----------------
AT DECEMBER 31                                                                        1993              1994
------------------------------------------------------------------------------  ----------------  ----------------

                                                      ASSETS
Current assets:
  Cash and cash equivalents...................................................  $     37,675,000  $      1,850,000
  Accounts receivable, less allowance for doubtful accounts of $2,501,000 and
   $2,845,000.................................................................        43,141,000        47,673,000
  Television programming......................................................        12,505,000        12,410,000
  Prepaid expenses and other..................................................         5,760,000         6,296,000
                                                                                ----------------  ----------------
      Total current assets....................................................        99,081,000        68,229,000
Property and equipment -- net.................................................        67,042,000        62,774,000
Television programming........................................................         2,827,000         3,172,000
Other assets..................................................................           707,000           909,000
Investment in TeleNoticias....................................................         --                4,148,000
Broadcast licenses and reorganization value in excess of amounts allocable to
 identifiable assets..........................................................         --               92,792,000
                                                                                ----------------  ----------------
                                                                                $    169,657,000  $    232,024,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable............................................................  $      5,724,000  $      7,308,000
  Accrued expenses and other..................................................        22,527,000        23,304,000
  Television programming obligations..........................................         5,139,000         5,292,000
                                                                                ----------------  ----------------
      Total current liabilities...............................................        33,390,000        35,904,000
Long-term debt................................................................         --              100,724,000
Capital lease obligations.....................................................         7,814,000         7,263,000
Television programming obligations............................................         1,782,000           763,000
Other liabilities.............................................................        14,703,000        17,370,000
Liabilities subject to settlement under chapter 11 proceedings................       326,784,000         --
                                                                                ----------------  ----------------
                                                                                     384,473,000       162,024,000
                                                                                ----------------  ----------------
Contingencies and commitments (Note 10)

Common stockholders' equity (deficiency):
  Series A common stock, $.01 par value, 14,388,394 shares authorized,
   4,388,394 shares outstanding at December 31, 1994..........................         --                   44,000
  Series B common stock, $.01 par value, 5,611,606 shares authorized,
   5,611,606 shares outstanding at December 31, 1994..........................         --                   56,000
  Common stock, $.01 par value, 100,000,000 shares authorized, 37,042,924
   shares outstanding at December 31, 1993....................................           370,000         --
  Additional paid-in capital..................................................       245,768,000        69,900,000
  Retained earnings (deficit).................................................      (460,954,000)        --
                                                                                ----------------  ----------------
                                                                                    (214,816,000)       70,000,000
                                                                                ----------------  ----------------
                                                                                $    169,657,000  $    232,024,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)

                                         NUMBER OF
                                           SHARES                                  COMMON
                                        OUTSTANDING                                STOCK
                          ----------------------------------------  ------------------------------------
                                           SERIES A     SERIES B                  SERIES A    SERIES B       ADDITIONAL
                              COMMON        COMMON       COMMON        COMMON      COMMON      COMMON         PAID-IN
                              STOCK          STOCK        STOCK        STOCK        STOCK       STOCK         CAPITAL
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------
Balance,
 January 1, 1992........      37,042,924      --           --       $    370,000  $  --      $   --       $    245,768,000
Net loss................        --            --           --            --          --          --              --
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------
Balance, December 31,
 1992...................      37,042,924      --           --            370,000     --          --            245,768,000
Net loss................        --            --           --            --          --          --              --
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------
Balance, December 31,
 1993...................      37,042,924      --           --            370,000     --          --            245,768,000
Net income..............        --            --           --            --          --          --              --
Elimination of former
 equity interests.......     (37,042,924)     --           --           (370,000)    --          --           (245,768,000)
Common stock issued in
 the restructuring and
 application of fresh
 start reporting........        --          4,388,394    5,611,606       --          44,000      56,000         69,900,000
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------
Balance, December 31,
 1994...................        --          4,388,394    5,611,606  $    --       $  44,000  $   56,000   $     69,900,000
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------
                          --------------  -----------  -----------  ------------  ---------  -----------  ----------------


                                                 COMMON
                              RETAINED       STOCKHOLDERS'
                              EARNINGS           EQUITY
                             (DEFICIT)        (DEFICIENCY)
                          ----------------  ----------------
Balance,
 January 1, 1992........  $   (420,152,000) $   (174,014,000)
Net loss................       (26,743,000)      (26,743,000)
                          ----------------  ----------------
Balance, December 31,
 1992...................      (446,895,000)     (200,757,000)
Net loss................       (14,059,000)      (14,059,000)
                          ----------------  ----------------
Balance, December 31,
 1993...................      (460,954,000)     (214,816,000)
Net income..............       214,531,000       214,531,000
Elimination of former
 equity interests.......       246,423,000           285,000
Common stock issued in
 the restructuring and
 application of fresh
 start reporting........         --               70,000,000
                          ----------------  ----------------
Balance, December 31,
 1994...................  $      --         $     70,000,000
                          ----------------  ----------------
                          ----------------  ----------------

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 PREDECESSOR
                                                              --------------------------------------------------
YEAR ENDED DECEMBER 31                                             1992             1993              1994
------------------------------------------------------------  ---------------  ---------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)...........................................  $   (26,743,000) $   (14,059,000) $    214,531,000
Charges not affecting cash:
  Extraordinary gain -- extinguishment of debt..............        --               --             (130,482,000)
  Fresh start revaluation...................................        --               --              (86,901,000)
  Depreciation and amortization.............................       10,515,000       11,469,000        10,804,000
  Equity in net loss from TeleNoticias......................        --               --                1,314,000
  Accretion of zero coupon bonds............................       19,653,000       12,900,000         --
  Other.....................................................        --                 735,000         --
Changes in assets and liabilities:
  Accrued interest on debt in default.......................       15,974,000       10,998,000         --
  Accounts receivable.......................................       (2,670,000)      (5,283,000)       (4,532,000)
  Television programming....................................        3,282,000       (3,794,000)         (250,000)
  Television programming obligations........................       (3,279,000)         931,000          (866,000)
  Accounts payable and accrued expenses and other...........       (2,580,000)       3,067,000         4,465,000
                                                              ---------------  ---------------  ----------------
                                                                   14,152,000       16,964,000         8,083,000
                                                              ---------------  ---------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment.........................       (3,992,000)      (8,485,000)      (12,550,000)
Investment in TeleNoticias..................................        --               --               (5,462,000)
Payments relating to acquisitions and divestitures..........       (4,058,000)      (1,907,000)        --
Principal payments of notes receivable relating to the sale
 of a business..............................................       10,981,000        --                --
                                                              ---------------  ---------------  ----------------
                                                                    2,931,000      (10,392,000)      (18,012,000)
                                                              ---------------  ---------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of obligations under capital leases................        --                (614,000)         (594,000)
Borrowings under credit line................................        --               --                  200,000
Payments of liabilities for settlements relating to
 consummation of the Plan...................................        --               --              (35,928,000)
Proceeds from common stock issued pursuant to the Plan......        --               --               10,426,000
                                                              ---------------  ---------------  ----------------
                                                                    --                (614,000)      (25,896,000)
                                                              ---------------  ---------------  ----------------
(Decrease) increase in cash and cash equivalents............       17,083,000        5,958,000       (35,825,000)
Cash and cash equivalents, beginning of year................       14,634,000       31,717,000        37,675,000
                                                              ---------------  ---------------  ----------------
Cash and cash equivalents, end of year......................  $    31,717,000  $    37,675,000  $      1,850,000
                                                              ---------------  ---------------  ----------------
                                                              ---------------  ---------------  ----------------

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITY:

    In 1993, capital lease obligations of $9,037,000 were incurred primarily to finance the acquisition of a satellite transponder.

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Telemundo Group, Inc. ("Telemundo"), together with its subsidiaries (collectively, the "Company") is a Spanish-language television network that, through its owned and operated stations and affiliates, serves 53 markets in the continental United States, including the 32 largest Hispanic markets, and reaches approximately 86% of all U.S. Hispanic households. The Company also owns and operates a television station and related production facilities in Puerto Rico. The Company produces Spanish-language programming for use on its network and for sale in foreign countries and sells advertising time on behalf of its owned and operated television stations and affiliates. The Company also holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish language news service distributed in Latin America, the United States and Europe.

    BASIS OF PRESENTATION

    On December 30, 1994, Telemundo consummated its financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (see Note 2 for a description of the chapter 11 proceedings and the plan of reorganization). Pursuant to the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adjusted its assets and liabilities to their estimated fair values upon consummation of the reorganization. The adjustments to reflect the consummation of the reorganization as of December 31, 1994, including the gain on debt discharge and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying financial statements. The balance sheet at December 31, 1993 is presented on a historical cost basis without giving effect to the reorganization. Therefore, the Company's balance sheet as of December 31, 1994 generally is not comparable to prior periods and is separated by a line (see Note 2). For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Telemundo and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers short-term investments with a maturity of three months or less to be cash equivalents. Such short-term investments are carried at cost which approximates fair value.

    TELEVISION PROGRAMMING

    Television programming rights and the related obligations are recorded at gross contract prices. The costs of the rights are amortized on varying bases related to the license and distribution periods, usage of the programs and management's estimate of revenue to be realized from each airing of the programs.

    DEPRECIATION AND AMORTIZATION

    Property and equipment is depreciated by the straight-line method over estimated useful lives as follows:

Buildings.............................................................    40 Years
Antennas and Transmitters.............................................    20 Years
Other Broadcast Equipment.............................................  3 to 7 Years
Furniture and Fixtures................................................  5 to 7 Years
Automobiles and Trucks................................................    4 Years
                                                                          Life of
Leasehold Improvements and Satellite Transponder......................     Lease

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Broadcasting licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portion of reorganization value not attributable to specific tangible assets of the Company at the time of the reorganization. This value is attributable primarily to FCC broadcast licenses. The Company has contracted an independent appraisal firm that is currently in the process of allocating a value between broadcast licenses and other intangible assets. On an ongoing basis the Company will review the carrying value of broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets and if such review indicates that these values may not be recoverable, the Company's carrying value of broadcast licenses or reorganization value in excess of amounts allocable to identifiable assets will be reduced to its estimated fair value.

    REVENUE RECOGNITION

    Revenue is derived primarily from the sale of advertising time on a network, national spot and local basis. In addition, the Company earns revenue from the sale of blocks of broadcast time during non-network programming hours. Revenue is recognized when earned, i.e., when the advertisement is aired or the block of broadcast time is utilized. During 1994 and 1993, no customer accounted for more than 10 percent of the Company's commercial air time revenue. Commercial air time revenue from over 30 individual brands of a major advertiser collectively accounted for 10 percent of the Company's total commercial air time revenue in 1992.

    PER COMMON SHARE INFORMATION

    As a result of the effects of the reorganization, per share information for all periods presented is not applicable and has therefore been omitted from the accompanying financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

2.  CHAPTER 11 REORGANIZATION
    On June 8, 1993 (the "Petition Date"), certain holders of the outstanding 13 5/8% subordinated debentures and the indenture trustee for such debentures filed an involuntary petition for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The involuntary petition was filed against Telemundo and did not include its subsidiaries. On July 30, 1993, the Company consented to the entry of an order for relief under the Bankruptcy Code. On July 20, 1994, the Bankruptcy Court entered an order confirming the Company's second amended plan of reorganization (the "Plan"). The reorganization was consummated on December 30, 1994 (the
"Consummation Date") and is reflected in the accompanying financial statements as if the consummation occurred on December 31, 1994, which is not significantly different than operations through December 30, 1994.

    Under the terms of the Plan, the following occurred: (a) an aggregate of $31,348,000 in cash, $88,668,000 in principal amount of new 10.25% senior notes ("10.25% Notes"), 8,550,000 shares of the common stock of reorganized Telemundo ("New Common Stock") and 639,750 warrants to purchase New Common Stock were issued in satisfaction of bondholder and general unsecured creditor claims; (b) $7.0 million was paid to settle all claims relating to an unfavorable long-term lease; and (c) $219,000 in cash and $28,220,000 in 10.25% Notes were issued and the Company received $2,639,000 from a co-defendant as part of the Blair settlement agreement (see Note 10). Under the Plan, pre-existing equity interests were canceled. The existing stockholders were given rights to purchase 1,450,000 shares of

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  CHAPTER 11 REORGANIZATION (CONTINUED)
New Common Stock. Reliance Group Holdings, Inc. and its affiliates agreed to acquire New Common Stock not acquired by other stockholders for which commitment they received 416,667 warrants to purchase New Common Stock. Substantially all distributions of securities and cash have been made.

    Reorganization items are items associated with chapter 11 proceedings that were incurred subsequent to July 29, 1993 and consisted of the following:

                                                                            1993             1994
                                                                       ---------------  ---------------
Reorganization Costs:
  Professional fees..................................................  $    (1,850,000) $    (6,365,000)
  Contract cancellation costs........................................        --              (3,479,000)
  Litigation settlement .............................................        --                (668,000)
  Interest income....................................................          235,000          967,000
  Other..............................................................         (928,000)      (1,101,000)
                                                                       ---------------  ---------------
                                                                            (2,543,000)     (10,646,000)
Revaluation of Assets and Liabilities................................        --              86,901,000
                                                                       ---------------  ---------------
                                                                       $    (2,543,000) $    76,255,000
                                                                       ---------------  ---------------
                                                                       ---------------  ---------------

    In connection with its consummation of the Plan on December 30, 1994, Telemundo adopted fresh start reporting in accordance with SOP 90-7. The fresh start reporting equity value of $70 million was determined by the Company with the assistance of its financial advisors using certain financial analyses, including discounted future cash flows. The significant factors considered were analyses of publicly available information of other companies believed to be comparable to the Company, industry, economic and overall market conditions, and historical and projected performance of the Company.

    Under fresh start reporting, the reorganization value of the entity has been allocated to the reorganized company's assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets were included in "Broadcast Licenses and Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" in the accompanying consolidated balance sheet as of December 31, 1994. The fresh start reporting adjustments will have a significant effect on the Company's future statements of operations including depreciation and amortization and interest expense.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  CHAPTER 11 REORGANIZATION (CONTINUED)
    The effects of the Plan and fresh start reporting on the Company's consolidated balance sheet as of December 31, 1994 are as follows (in thousands):

                                                          ADJUSTMENTS TO RECORD
                                                          CONSUMMATION OF PLAN
                                                -----------------------------------------
                                                DISCHARGE OF
                                 PREDECESSOR    LIABILITIES                                     REORGANIZED
                                BALANCE SHEET    SUBJECT TO         EQUITY         FRESH       BALANCE SHEET
                                DEC. 31, 1994    SETTLEMENT        INFUSION        START       DEC. 31, 1994
                                -------------   ------------       --------       -------      -------------
ASSETS:
Current assets:
  Cash and cash equivalents...    $  20,352      $ (28,928)(a)     $ 10,426(b)    $ --           $  1,850
  Accounts receivable, less
   allowance for doubtful
   accounts...................       47,673         --                --            --             47,673
  Television programming......       12,410         --                --            --             12,410
  Prepaid expenses and
   other......................        6,296         --                --            --              6,296
                                -------------   ------------       --------       -------      -------------
    Total current assets......       86,731        (28,928)          10,426         --             68,229
Property and equipment --
 net..........................       68,665         --                --           (5,891)(c)      62,774
Television programming........        3,172         --                --            --              3,172
Other assets..................          909         --                --            --                909
Investment in TeleNoticias....        4,148         --                --            --              4,148
Broadcast licenses and
 reorganization value in
 excess of identifiable
 assets.......................      --              --                --           92,792(d)       92,792
                                -------------   ------------       --------       -------      -------------
                                  $ 163,625      $ (28,928)        $ 10,426       $86,901        $232,024
                                -------------   ------------       --------       -------      -------------
                                -------------   ------------       --------       -------      -------------


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Current liabilities:
  Accounts payable............    $   7,308      $  --             $  --          $ --           $  7,308
  Accrued expenses and
   other......................       20,567         --                --            2,737(d)       23,304
  Television programming
   obligations................        5,292         --                --            --              5,292
                                -------------   ------------       --------       -------      -------------
    Total current
     liabilities..............       33,167         --                --            2,737          35,904
Long-term debt................          200        100,524(a)         --            --            100,724
Capital lease obligations.....        7,263         --                --            --              7,263
Television programming
 obligations..................          763         --                --            --                763
Other liabilities.............       15,960         --                --            1,410(d)       17,370
Liabilities subject to
 settlement under chapter 11
 proceedings (including debt
 in default)..................      319,784       (319,784)(a)        --            --             --
Common stockholders' equity
 (deficiency).................     (213,512)       190,332(a)        10,426(b)     82,754(e)       70,000
                                -------------   ------------       --------       -------      -------------
                                  $ 163,625      $ (28,928)        $ 10,426       $86,901        $232,024
                                -------------   ------------       --------       -------      -------------
                                -------------   ------------       --------       -------      -------------

------------------------

(a)  To record discharge of  liabilities subject to  settlement pursuant to  the
     Plan: (i) cash distribution of $31,348,000, issuance of $88,669,000 in 10.25% Notes and issuance of 8,550,000 shares of New Common Stock valued at $7 per share ($59,850,000) in satisfaction of bondholder and general unsecured creditor claims, (ii) cash distribution of $219,000, issuance of $28,220,000 in 10.25% Notes and receipt of $2,639,000 from a co-defendant as part of the Blair settlement agreement (see Note 10), and (iii) $130,482,000 gain from the discharge of liabilities subject to settlement. Pursuant to the provisions of SOP 90-7, the $88,669,000 in 10.25% Notes issued to bondholders and general unsecured creditors and the $28,220,000 in 10.25% Notes issued as part of the Blair settlement agreement were recorded at their fair values of $76,254,000 and $24,270,000, respectively, based upon market trading activity at the time of consummation, reflecting an effective interest rate of 13.34%.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  CHAPTER 11 REORGANIZATION (CONTINUED)

     Cash of $907,000 and 10.25% Notes of $9,211,000 distributed represented interest accretion from January 31, 1994 through December 30, 1994, pursuant to the Plan.

     The Plan also provided for the payment of $7.0 million to settle all claims relating to an unfavorable long-term lease, which payment was made in June
     1994.

(b) To record cash received from existing stockholders for New Common Stock as part of the consummation of the Plan (1,450,000 shares at $7.19 per share pursuant to the Plan).

(c) To record the effect of adjusting carrying value to fair market value in accordance with fresh start reporting.

(d) To record broadcast licenses and reorganization value in excess of amounts allocable to identifiable net assets in accordance with fresh start reporting and accrue for additional reorganization costs.

(e)  To record the fresh start reorganization equity value at $70,000,000.

3.  PROPERTY AND EQUIPMENT

                                                                         PREDECESSOR
                                                                        --------------
DECEMBER 31                                                                  1993             1994
----------------------------------------------------------------------  --------------  ----------------
Land..................................................................  $    4,161,000  $      4,161,000
Buildings.............................................................      12,837,000        15,975,000
Broadcast equipment, antennas and transmitters........................      76,137,000        29,046,000
Satellite transponder.................................................       8,706,000         6,999,000
Leasehold interests...................................................      12,255,000         --
Leasehold improvements................................................       7,859,000         6,593,000
                                                                        --------------  ----------------
                                                                           121,955,000        62,774,000
Less accumulated depreciation and amortization........................     (54,913,000)        --
                                                                        --------------  ----------------
                                                                        $   67,042,000  $     62,774,000
                                                                        --------------  ----------------
                                                                        --------------  ----------------

4.  INVESTMENT IN TELENOTICIAS
    In July 1994, the Company entered into a partnership agreement with subsidiaries of Reuters Holdings PLC, an international news and information organization, Antena 3 de Television, S.A., a Spanish media company, and Arte Radiotelevisivo Argentino, S.A., an Argentinean media company, to launch a 24-hour international Spanish-language news service. The 24-hour news service, TeleNoticias, which began transmitting on December 1, 1994, is produced and distributed from the Company's network operations center in Hialeah, Florida. The Company holds a 42% interest in the partnership and accounts for its interest in the partnership using the equity method. The Company is required to make cash contributions to the partnership of up to $6.5 million during the partnership's first fiscal year, which commenced on September 16, 1994, and up to an aggregate of $10.0 million through its sixth fiscal year. The Company made cash contributions totalling $5.5 million to the partnership in 1994, primarily for start-up costs. Certain equipment purchases previously made by the Company were subsequently transferred to and reimbursed by the partnership. Commencing December 1994, TeleNoticias assumed production of the Company's network news programs for a six year period at an initial cost of $5 million per year, increasing by $500,000 each year. In addition, the Company provides certain services to the partnership including the use of a news studio in the Company's network operations center.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  ACCRUED EXPENSES

                                                                          PREDECESSOR
                                                                         --------------
DECEMBER 31                                                                   1993            1994
-----------------------------------------------------------------------  --------------  --------------
Accrued compensation and commissions...................................  $    5,530,000  $    3,865,000
Accrued agency commissions.............................................       3,808,000       4,334,000
Accrued reorganization costs...........................................       2,847,000       5,677,000
Other accrued expenses.................................................      10,342,000       9,428,000
                                                                         --------------  --------------
                                                                         $   22,527,000  $   23,304,000
                                                                         --------------  --------------
                                                                         --------------  --------------

6.  LONG-TERM DEBT

DECEMBER 31                                                                                   1994
--------------------------------------------------------------------------------------  ----------------
10.25% senior notes...................................................................  $    100,524,000
Revolving credit facility.............................................................           200,000
                                                                                        ----------------
                                                                                             100,724,000
Less: current portion.................................................................         --
                                                                                        ----------------
                                                                                        $    100,724,000
                                                                                        ----------------
                                                                                        ----------------

    All debt outstanding at December 31, 1993 was in default and was included in liabilities subject to settlement in the consolidated balance sheet.

    As described in Note 2, the Predecessor debt was exchanged for cash, debt and securities pursuant to the Plan. Significant terms of the reorganized Company's debt agreements are as follows:

      10.25% SENIOR NOTES: The 10.25% senior notes ("10.25% Notes") have been recorded at their fair value of $100,524,000 reflecting an effective interest rate of 13.34%, based upon market trading activity at the time of consummation. The 10.25% Notes are unsecured obligations of the Company with an outstanding aggregate principal amount of $116,888,000 bearing interest from December 31, 1994, payable semi-annually, and maturing December 30, 2001.

      The 10.25% Notes are redeemable, at the option of the Company, in whole or in part, at any time after December 30, 1997, by payment of accrued and unpaid interest thereon to the date of prepayment and payment of the following redemption prices for each $100 of principal amount thereof:

YEAR                                                                            PRICE
----------------------------------------------------------------------------  ---------
1998........................................................................  $     105
1999........................................................................  $     103
2000........................................................................  $     101

      The Company may also acquire 10.25% Notes in open market purchases, tender offers or in other market transactions.

      The Company is required to make the following mandatory sinking fund payments:

                                                                        PRINCIPAL
DECEMBER 30                                                               AMOUNT
--------------------------------------------------------------------  --------------
1999................................................................  $   25,000,000
2000................................................................  $   25,000,000
2001................................................................  $   66,889,000

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT (CONTINUED)
      The Company may credit against such required sinking fund obligations, in the order of the scheduled sinking fund payments, the principal amount of any and all 10.25% Notes acquired by the Company through open market purchases, tender offers, and other market transactions.

      REVOLVING CREDIT FACILITY: The Revolving Credit Facility ("Credit Facility") allows for borrowings up to $20 million, subject to the Company's maintenance of an adequate accounts receivable borrowing base, which was maintained at December 31, 1994. Interest accrues at a rate of prime plus 1.75% (10.25% at December 31, 1994) . Minimum annual interest during 1995 and 1996 is $360,000. The agreement expires December 30, 1999 and is cancelable at the Company's option prior to expiration upon payment of an early termination fee, except during the first 60 days of 1998 or 1999 when the agreement may be terminated without incurring an early termination fee. The Company is required to pay a fee of 0.5% per annum based on the average unborrowed portion of the Credit Facility. The Company is also required to pay other annual fees and expenses in connection with the borrowing agreement. The Credit Facility is secured by substantially all assets of the Company and does not require compensating balances.

    The 10.25% Notes and Credit Facility agreements contain certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on Telemundo and its subsidiaries certain limitations or prohibitions on: (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness of another; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries in order to secure debt; (iii) the sale of assets of the Company or any of its subsidiaries; (iv) the merger or consolidation of the Company with any person or other entity; (v) the payment of dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

    Liabilities recorded as of the Petition Date that were expected to be settled under a plan of reorganization were separately classified in the consolidated balance sheet at December 31, 1993. At December 31, 1993, such liabilities consisted primarily of debt in default aggregating $309,002,000 (including accrued interest of $28,233,000 prior to the Petition Date) and other obligations assumed as part of the acquisition of the Company's predecessor.

    Included in interest expense for the year ended December 31, 1993 was $7,100,000 representing the additional interest in the period to adjust certain debentures to their full face value. Contractual interest obligations were accrued up until June 8, 1993, the Petition Date. Additional interest expense of $39,400,000 and $21,300,000 would have been recorded through December 31, 1994 and 1993, respectively, if the involuntary petition had not been filed.

    In addition to not making the scheduled principal payments on matured senior notes, the Company did not make scheduled cash payments of interest totalling $10,300,000 and $10,400,000 in 1993 and 1992, respectively. Included in interest expense for the years ended December 31, 1993 and 1992 were accruals of interest at stipulated rates (ranging from 11.0% to 13.6%) on matured debt and on unpaid scheduled interest totalling $6,300,000 and $5,600,000, respectively.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES
    The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company files a separate Puerto Rico income tax return for its operations in Puerto Rico. The income tax provision consisted of:

                                                                                      PREDECESSOR
                                                                      -------------------------------------------
YEAR ENDED DECEMBER 31                                                    1992           1993           1994
--------------------------------------------------------------------  -------------  -------------  -------------
Puerto Rico (a).....................................................  $   3,065,000  $   3,195,000  $   3,279,000
Federal, state and local (b)........................................        200,000        156,000        110,000
                                                                      -------------  -------------  -------------
                                                                      $   3,265,000  $   3,351,000  $   3,389,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

(a)  Represents  a  provision  for  withholding  tax  related  to   intercompany
     interest.

(b)  Federal and state taxes are a result of the alternative minimum tax.

    The Company paid $1,260,000, $1,025,000 and $988,000 for withholding taxes related to its operations in Puerto Rico in 1994, 1993 and 1992, respectively. In addition, the Company paid U.S. income taxes of $153,000 and $208,000 in 1993 and 1992, respectively.

    The tax effects comprising the Company's net deferred taxes as of December 31, 1994 and 1993 are as follows:

                                                                                  PREDECESSOR
                                                                                ---------------
DECEMBER 31                                                                          1993              1994
------------------------------------------------------------------------------  ---------------  ----------------
Deferred Tax Assets:
  Net operating loss carryforwards ("NOLs")...................................  $    88,344,000  $     72,601,000
  Amortization of FCC broadcast licenses......................................       34,763,000        32,824,000
  Other.......................................................................        2,092,000         5,541,000
                                                                                ---------------  ----------------
                                                                                    125,199,000       110,966,000
Deferred Tax Liability:
  Amortization of FCC broadcast licenses and other............................        --              (36,138,000)
  Accelerated depreciation....................................................       (4,330,000)       (2,022,000)
                                                                                ---------------  ----------------
                                                                                     (4,330,000)      (38,160,000)
                                                                                ---------------  ----------------
Net deferred tax asset........................................................      120,869,000        72,806,000
Valuation allowance...........................................................     (120,869,000)      (72,806,000)
                                                                                ---------------  ----------------
Net deferred tax..............................................................  $     --         $      --
                                                                                ---------------  ----------------
                                                                                ---------------  ----------------

    Limitations imposed by Section 382 of the Internal Revenue Code after a change in control, which occurred on the consummation date, will limit the amount of NOLs which will be available to offset future U.S. taxable income to approximately $6,600,000 annually, or a total of $92,400,000 during the permitted carryover period, except in certain circumstances.

    As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, including its NOLs which are limited in any given year, a valuation allowance has been established to offset the existing net deferred tax asset.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES (CONTINUED)
    The Company has NOLs expiring as follows:

             U.S.                       PUERTO RICO
------------------------------  ----------------------------
2002........  $     22,606,000  1996........  $    5,772,000
2003........        43,317,000  1997........       4,958,000
2004........        31,103,000  1998........       5,973,000
2005........         6,262,000  1999........       5,657,000
2006........        31,799,000  2000........       3,402,000
2007........        26,942,000  2001........       1,629,000
                                              --------------
2008........         8,676,000
              ----------------
              $    170,705,000                $   27,391,000
              ----------------                --------------
              ----------------                --------------

    The Company also has state tax NOLs in various jurisdictions.

8.  WARRANTS
    Pursuant to the Plan, 639,750 warrants were issued and outstanding at December 31, 1994 entitling the holders of each warrant to purchase one share of Series A common stock at $7 per share. These warrants are exercisable from December 30, 1994 and expire on December 30, 1999.

    Also pursuant to the Plan, 416,667 warrants were issued to Reliance Group Holdings, Inc. and its affiliates. Each warrant entitles the holder to purchase one share of Series A common stock at $7.19 per share and is exercisable in three equal annual installments commencing December 30, 1995 and expires five years from the date it becomes exercisable.

    The warrants contain certain antidilutive provisions in the event of a change in the Company's capitalization.

9.  EMPLOYEE RETIREMENT AND INCENTIVE PLANS
    The Company maintains a qualified defined contribution retirement and savings plan for its U.S. employees. The aggregate cost for this plan totalled $1,054,000, $1,406,000 and $1,306,000 in 1994, 1993 and 1992, respectively.

    Pursuant to the Plan, the Company has adopted a Stock Plan (the "Stock Plan") whereby key employees may be granted restricted stock or options to acquire up to 1,000,000 shares of Series A common stock. 600,000 of these options were granted on the Consummation Date. Options to purchase 300,000 shares become exercisable upon the attainment of certain earnings targets for the six month period ending June 30, 1995; thereafter, if such earnings targets had been met, options to purchase 150,000 shares become exercisable in each of 1996 and 1997. Each option entitles the holder to purchase one share of Series A common stock at $7 per share for a maximum term of 10 years. The grantee must be employed by the Company on the vesting date in order for the options to become exercisable. Of the 600,000 options granted on the consummation date, 500,000 options issued to a former officer were canceled subsequent to December 31, 1994. The former officer was issued separate options to purchase 150,000 shares of Series A common stock with an exercise price of $7 per share exercisable from January 1, 1996 through December 31, 1998. The Stock Plan is administered by a committee of the Company's board of directors.

    Subsequent to year end, the Company issued options to purchase 512,500 shares of Series A common stock to an officer of the Company for a maximum term of 10 years. The exercise price of these options is $10 per share and one-quarter of the options vest annually upon the Company attaining certain earnings targets. Any options that have not vested at the end of nine years from the grant date will vest at that time if the officer is still employed by the Company.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. CONTINGENCIES AND COMMITMENTS
    Telemundo, several affiliates and its independent auditors were defendants in an action brought in December 1987 styled John Blair Communications, Inc., et. al. v. Reliance Capital Group, L.P., et. al. in the Supreme Court of the State of New York, County of New York. Telemundo and all other parties in the action have settled the action. Such settlement is included in Telemundo's Plan and is reflected in the consolidated financial statements.

    The Company and its subsidiaries are also involved in a number of other actions and are contesting the allegations of the complaints in each pending action and believe, based on current knowledge, that the outcome of all such actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

    The Company is obligated under various leases, some of which contain renewal options and provide for cost escalation payments. At December 31, 1994, future minimum rental payments under such leases are as follows:

                                                                           OPERATING
                                                                             LEASES      CAPITAL LEASES
                                                                         --------------  --------------
1995...................................................................  $    2,585,000  $    1,159,000
1996...................................................................       2,486,000       1,189,000
1997...................................................................       2,217,000       1,219,000
1998...................................................................       1,773,000       1,260,000
1999...................................................................       1,285,000       1,380,000
2000 and later.........................................................       1,823,000       4,715,000
                                                                         --------------  --------------
Total minimum lease payments...........................................  $   12,169,000      10,922,000
                                                                         --------------
                                                                         --------------
Less amount representing interest......................................                      (3,093,000)
                                                                                         --------------
Present value of minimum lease payments (includes current portion of
 $566,000).............................................................                  $    7,829,000
                                                                                         --------------
                                                                                         --------------

    Rent expense was $2,711,000,  $3,600,000 and $3,400,000  in 1994, 1993,  and
1992, respectively.

    Certain of the Company's affiliation agreements, which typically last two to five years, provide for compensation to affiliates.

    The Company has employment agreements with certain officers pursuant to which the Company has commitments for compensation aggregating $1,761,000, $1,725,000 and $1,214,000 for 1995, 1996 and 1997, respectively. These agreements provide for additional compensation based upon the achievement of certain performance targets.

11. TRANSACTIONS WITH AFFILIATES
    The  Company paid approximately $1,125,000, $1,053,000 and $933,000 in 1994,
1993 and 1992, respectively, to a broadcast television station affiliate, in which a director of the Company has a financial interest.

    Reliance Insurance Company provided the Company with certain insurance coverage for which the Company paid $910,000 and $593,000, in 1993 and 1992, respectively.

    In connection with the financial restructuring, the Company paid approximately $204,000, $150,000 and $198,000 in 1994, 1993 and 1992,
respectively, to a law firm in which a director of the Company is a partner. The payments were for services rendered prior to the director becoming a member of the board.

    Management believes that the transactions described above were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. OTHER (EXPENSE) INCOME
    Other expense in 1993 includes financial advisory and legal fees incurred prior to July 30, 1993 totalling $1,100,000 partially offset by the reversal of a $750,000 liability which was no longer required. Other income of $1,400,000 for the year ended December 31, 1992 consists primarily of the net effect of the reversal of $4,300,000 of liabilities provided at the date of acquisition of the Company's predecessor which were no longer required, offset by the payment of $3,000,000 in financial advisory and legal costs in conjunction with the financial restructuring.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      1994 QUARTER
                                                      --------------------------------------------
                                                        FIRST     SECOND      THIRD      FOURTH        YEAR
                                                      ---------  ---------  ---------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.........................................  $  37,974  $  49,094  $  44,739  $    52,087  $   183,894
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Operating income (loss).............................  $  (4,998) $   5,354  $   2,004  $    10,816  $    13,176
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Income (loss) before extraordinary items............  $  (7,330) $   2,908  $    (551) $    89,022  $    84,049
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Net income (loss)**.................................  $  (7,330) $   2,908  $    (551) $   219,504  $   214,531
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Net income (loss) per share.........................  $   *      $   *      $   *      $    *       $    *
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Common stock price range (a):
High................................................  $     .25  $     .25  $     .28      --
Low.................................................  $     .03  $     .06  $     .19      --

                                                                      1993 QUARTER
                                                       -------------------------------------------
                                                         FIRST      SECOND      THIRD     FOURTH       YEAR
                                                       ----------  ---------  ---------  ---------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue..........................................  $   33,401  $  44,799  $  47,257  $  52,352  $   177,809
                                                       ----------  ---------  ---------  ---------  -----------
                                                       ----------  ---------  ---------  ---------  -----------
Operating income (loss)..............................  $   (5,013) $   5,029  $   6,862  $   9,719  $    16,597
                                                       ----------  ---------  ---------  ---------  -----------
                                                       ----------  ---------  ---------  ---------  -----------
Net income (loss)....................................  $  (22,770) $  (4,155) $   6,011  $   6,855  $   (14,059)
                                                       ----------  ---------  ---------  ---------  -----------
                                                       ----------  ---------  ---------  ---------  -----------
Net income (loss) per share..........................  $   *       $   *      $   *      $   *      $    *
                                                       ----------  ---------  ---------  ---------  -----------
                                                       ----------  ---------  ---------  ---------  -----------
Common stock price range (a):
High.................................................  $      .88  $     .13  $     .10  $     .25
Low..................................................  $      .02  $     .01  $     .01  $     .01

------------------------
 * Net income (loss) per share is not applicable as the Company has been recapitalized and has adopted fresh start reporting as of December 31, 1994 (see Note 2).

** Net income for the year and for the fourth quarter was significantly impacted by certain nonrecurring income and expense items related to the Company's emergence from Chapter 11 bankruptcy proceedings (see Note 2).

(a) During 1994 and 1993 the Company's then-existing common stock was traded in the over-the-counter market and was quoted in the National Association of Securities Dealers Electronic Bulletin Board. Effective January 3, 1995, the Company's New Common Stock is traded over-the-counter and is quoted on the NASDAQ National Market.

                       TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                  SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                             (IN THOUSANDS OF DOLLARS)

                                        COLUMN B                COLUMN C                 COLUMN D       COLUMN E
                                       -----------  --------------------------------  ---------------  -----------
                                                         ADDITIONS
                                       ---------------------------------------------
                                       BALANCE AT     CHARGED TO       CHARGED TO      DEDUCTED FROM   BALANCE AT
                                        BEGINNING   PROFIT AND LOSS  OTHER ACCOUNTS      RESERVES        END OF
             DESCRIPTION                OF PERIOD      OR INCOME        DESCRIBE      -- DESCRIBE (A)    PERIOD
-------------------------------------  -----------  ---------------  ---------------  ---------------  -----------
Year Ended December 31, 1992:
  Allowance for doubtful accounts....   $   2,046      $   1,641        $  --            $   1,680      $   2,007
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------
Year Ended December 31, 1993:
  Allowance for doubtful accounts....   $   2,007      $   2,052        $  --            $   1,558      $   2,501
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------
Year Ended December 31, 1994:
  Allowance for doubtful accounts....   $   2,501      $   2,392        $  --            $   2,048      $   2,845
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------

Year Ended December 31, 1992:
  Reserve for TV Program Exhibition
   Rights............................   $   3,107      $   1,017        $  --            $   1,952      $   2,172
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------
Year Ended December 31, 1993:
  Reserve for TV Program Exhibition
   Rights............................   $   2,172      $   1,666        $  --            $   1,701      $   2,137
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------
Year Ended December 31, 1994:
  Reserve for TV Program Exhibition
   Rights............................   $   2,137      $   3,705        $  --            $   4,593      $   1,249
                                       -----------       -------          -------          -------     -----------
                                       -----------       -------          -------          -------     -----------

------------------------

(a) Amounts written off, net of recoveries

                 (This page has been left blank intentionally.)

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                  PREDECESSOR
                                                                                ----------------
NINE MONTHS ENDED SEPTEMBER 30                                                        1994              1995
------------------------------------------------------------------------------  ----------------  ----------------
Net revenue...................................................................  $    131,807,000  $    119,848,000
                                                                                ----------------  ----------------
Costs and expenses:
  Direct operating costs......................................................        68,734,000        59,148,000
  Selling, general and administrative expenses other than network and
   corporate..................................................................        27,107,000        25,917,000
  Network expenses............................................................        21,822,000        20,994,000
  Corporate expenses..........................................................         3,885,000         3,345,000
  Depreciation and amortization...............................................         7,899,000         8,653,000
                                                                                ----------------  ----------------
                                                                                     129,447,000       118,057,000
                                                                                ----------------  ----------------
Operating income..............................................................         2,360,000         1,791,000
Other expense.................................................................           (20,000)          (19,000)
Reorganization items..........................................................        (4,250,000)        --
Interest expense -- net of interest income of $164,000 in 1995................          (487,000)      (10,756,000)
Net loss from investment in TeleNoticias......................................         --               (4,590,000)
                                                                                ----------------  ----------------
Income (loss) before income taxes.............................................        (2,397,000)      (13,574,000)
Income tax provision..........................................................        (2,575,000)       (2,534,000)
                                                                                ----------------  ----------------
Net loss......................................................................  $     (4,972,000) $    (16,108,000)
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
Net loss per share............................................................  $      *          $          (1.61)
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
Average number of shares outstanding..........................................         *                10,000,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

------------------------

* Net income (loss) per share is not applicable as the Company has been recapitalized and has adopted fresh start reporting as of December 31, 1994 (see Note 2).

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31       SEPTEMBER 30
                                                                                      1994              1995
                                                                                ----------------  ----------------
                                    ASSETS                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents...................................................  $      1,850,000  $      9,030,000
  Accounts receivable, less allowance for doubtful accounts of $2,743,000 and
   $2,845,000.................................................................        47,673,000        37,938,000
  Television programming......................................................        12,410,000        14,210,000
  Prepaid expenses and other..................................................         6,296,000         5,095,000
                                                                                ----------------  ----------------
        Total current assets..................................................        68,229,000        66,273,000
Property and equipment -- net.................................................        62,774,000        60,086,000
Television programming........................................................         3,172,000         2,091,000
Other assets..................................................................           909,000           924,000
Investment in TeleNoticias....................................................         4,148,000           377,000
Broadcast licenses and reorganization value in excess of amounts allocable to
 identifiable assets -- net...................................................        92,792,000        90,848,000
                                                                                ----------------  ----------------
                                                                                $    232,024,000  $    220,599,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................................  $      7,308,000  $      7,903,000
  Accrued expenses and other..................................................        23,304,000        20,535,000
  Television programming obligations..........................................         5,292,000         5,991,000
                                                                                ----------------  ----------------
        Total current liabilities.............................................        35,904,000        34,429,000
Long-term debt................................................................       100,724,000       106,339,000
Capital lease obligations.....................................................         7,263,000         6,807,000
Television programming obligations............................................           763,000           816,000
Other liabilities.............................................................        17,370,000        17,977,000
                                                                                ----------------  ----------------
                                                                                     162,024,000       166,368,000
                                                                                ----------------  ----------------

Contingencies and commitments (Note 3)

Common stockholders' equity:
  Series A Common Stock, $.01 par value, 14,388,394 shares authorized,
   4,388,394 and 5,823,407 shares outstanding at December 31, 1994 and
   September 30, 1995.........................................................            44,000            58,000
  Series B Common Stock, $.01 par value, 5,611,606 shares authorized,
   5,611,606 and 4,176,693 shares outstanding at December 31, 1994 and
   September 30, 1995.........................................................            56,000            42,000
Additional paid-in capital....................................................        69,900,000        70,239,000
Retained earnings (deficit)...................................................                --       (16,108,000)
                                                                                ----------------  ----------------
                                                                                      70,000,000        54,231,000
                                                                                ----------------  ----------------
                                                                                $    232,024,000  $    220,599,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF CHANGES
                   IN COMMON STOCKHOLDERS' EQUITY (UNAUDITED)

                                  NUMBER OF
                                   SHARES                   COMMON
                                 OUTSTANDING                 STOCK
                          -------------------------  ---------------------
                           SERIES A      SERIES B    SERIES A    SERIES B     ADDITIONAL        RETAINED          COMMON
                            COMMON        COMMON      COMMON      COMMON        PAID-IN         EARNINGS       STOCKHOLDERS'
                             STOCK        STOCK        STOCK      STOCK         CAPITAL         (DEFICIT)         EQUITY
                          -----------  ------------  ---------  ----------  ---------------  ---------------  ---------------
Balance,
 December 31, 1994......    4,388,394     5,611,606  $  44,000  $   56,000  $    69,900,000  $            --  $    70,000,000
Net loss................           --            --         --          --               --      (16,108,000)     (16,108,000)
Stock option
 transactions (a).......           --            --         --          --          338,000               --          338,000
Warrant conversions.....          100            --         --          --            1,000               --            1,000
Stock conversions.......    1,434,913    (1,434,913)    14,000     (14,000)              --               --               --
                          -----------  ------------  ---------  ----------  ---------------  ---------------  ---------------
Balance,
 September 30, 1995.....    5,823,407     4,176,693  $  58,000  $   42,000  $    70,239,000  $   (16,108,000) $    54,231,000
                          -----------  ------------  ---------  ----------  ---------------  ---------------  ---------------
                          -----------  ------------  ---------  ----------  ---------------  ---------------  ---------------

------------------------
(a) Effect of the cancellation and issuance of options to a former officer.

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                   PREDECESSOR
                                                                                 ---------------
NINE MONTHS ENDED SEPTEMBER 30                                                        1994             1995
-------------------------------------------------------------------------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.......................................................................  $    (4,972,000) $   (16,108,000)
Charges not affecting cash:
  Depreciation and amortization................................................        7,899,000        8,653,000
  Interest accretion on 10.25% Senior Notes....................................        --               1,113,000
  Net loss from investment in TeleNoticias.....................................        --               4,590,000
Changes in assets and liabilities:
  Accounts receivable..........................................................        1,933,000        9,735,000
  Television programming.......................................................       (4,146,000)        (719,000)
  Television programming obligations...........................................          125,000          752,000
  Accounts payable and accrued expenses and other..............................        6,262,000        5,463,000
                                                                                 ---------------  ---------------
                                                                                       7,101,000       13,479,000
                                                                                 ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment............................................      (13,526,000)      (4,274,000)
Reimbursement by TeleNoticias partnership of equipment purchases...............        3,838,000        --
Capital contribution to TeleNoticias partnership...............................       (1,912,000)        (775,000)
                                                                                 ---------------  ---------------
                                                                                     (11,600,000)      (5,049,000)
                                                                                 ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of obligations under capital leases...................................         (420,000)        (413,000)
Advance under revolving credit facility........................................               --        4,718,000
Payment under revolving credit facility........................................               --         (216,000)
Payments of reorganization items, liabilities subject to settlement under
 chapter 11 proceedings and other settlement payments..........................      (10,785,000)      (5,339,000)
                                                                                 ---------------  ---------------
                                                                                     (11,205,000)      (1,250,000)
                                                                                 ---------------  ---------------
Increase (decrease) in cash and cash equivalents...............................      (15,704,000)       7,180,000
Cash and cash equivalents, beginning of period.................................       37,675,000        1,850,000
                                                                                 ---------------  ---------------
Cash and cash equivalents, end of period.......................................  $    21,971,000  $     9,030,000
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
Supplemental cash flow information:
  Interest paid................................................................  $     --         $     5,991,000
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------
  Income taxes paid, including Puerto Rico withholding taxes...................  $     1,121,000  $     1,707,000
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

                 See notes to consolidated financial statements

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
    In the opinion of management, the accompanying unaudited consolidated financial statements of Telemundo Group, Inc. ("Telemundo") and subsidiaries (collectively the "Company") include all adjustments (consisting of normal recurring accruals only) necessary to present fairly the Company's financial position at September 30, 1995, and the results of operations and cash flows for all periods presented. The results of operations for interim periods are not necessarily indicative of the results to be obtained for the entire year.

    For a summary of significant accounting policies, which have not changed from December 31, 1994, and additional financial information, see the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    On December 30, 1994 (the "Consummation Date"), Telemundo consummated its financial restructuring pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan"). The period prior to the consummation of the Plan is presented on a historical cost basis without giving effect to the reorganization and is separated by a line. For purposes of these financial statements, the term "Predecessor" refers to the Company prior to emergence from chapter 11 reorganization.

   BROADCAST LICENSES AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets represents the portion of reorganization value not attributable to specific tangible assets of the Company at the time of the reorganization. This value is attributable primarily to FCC broadcast licenses ($82,520,000 net of accumulated amortization). Intangible assets are being amortized on a straight-line basis over periods ranging from 10 to 40 years. On an ongoing basis, the Company will continue to review the carrying value of broadcast licenses and reorganization value in excess of amounts allocable to identifiable assets and if such review indicates that the value may not be fully recoverable, the carrying value will be reduced to estimated fair value.

    NET LOSS PER SHARE

    Net loss per share for the three and nine months ended September 30, 1995 is calculated by dividing the net loss by the average number of shares outstanding during the period. Conversion of stock options and warrants is not included in the computation as all stock options and warrants are antidilutive. As a result of the effects of the reorganization, per share information and average number of shares outstanding for the 1994 period are not applicable and therefore have been omitted from the accompanying financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made in the prior period's financial statements to conform with the current period's presentation.

3.  SUBSEQUENT EVENTS
    On November 8, 1995, a wholly-owned subsidiary of Telemundo entered into a definitive agreement to acquire, directly and indirectly, an aggregate 74.5% interest in a joint venture ("Video 44") which owns WSNS-TV, Channel 44, in Chicago. The purchase price for such acquisition is approximately $44.7 million (subject to adjustment based upon, among other things, the net working capital of Video 44 on the date of closing). The transaction is contingent upon, among other things, approval of the Federal Communications Commission, expiration or termination of the applicable waiting period under the Hart-

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)

3.  SUBSEQUENT EVENTS (CONTINUED)
Scott-Rodino Antitrust Improvements Act, and closing of financing necessary to consummate the transaction. The Company is considering various financing alternatives, which may include adjustments to the Company's capitalization.

    The Company holds a 42% interest in TeleNoticias del Mundo, L.P. ("TeleNoticias"), a 24-hour Spanish language news service distributed in Latin America, the United States and Europe. On October 16, 1995, a wholly-owned subsidiary of Telemundo filed an action in New York State court, naming the general and other limited partners of TeleNoticias as defendants, to address certain governance issues affecting TeleNoticias. In its complaint, the Company asserted, among other things, a cause of action for breach of a stockholders agreement and for a declaration that the Company has the right to nominate and remove the president of TeleNoticias. Certain of the defendants have asserted counter-claims against the Company for injunctive and declaratory relief as well as for damages in unliquidated amounts. The Company believes that the outcome of this litigation will not result in a material adverse effect on the Company or its access to news programming.

                 (This page has been left blank intentionally.)

                       Report of Independent Accountants

To the Joint Venturers
 of Video 44

    In our opinion, the accompanying balance sheets and the related statements of income, of joint venturers' equity and of cash flows present fairly, in all material respects, the financial position of Video 44 (an unincorporated joint venture) at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of Video 44's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Chicago, Illinois
March 27, 1995

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                                        1993            1994
                                                                                   --------------  --------------
Net revenues.....................................................................  $   13,988,120  $   16,385,054
                                                                                   --------------  --------------
Operating expenses
  Technical and program..........................................................       2,922,086       3,271,257
  Selling, general and administrative............................................       3,829,767       4,595,806
  Management fee -- related party (Note 7).......................................         400,000         400,000
  Depreciation and amortization..................................................       1,685,068       1,852,052
                                                                                   --------------  --------------
                                                                                        8,836,921      10,119,115
                                                                                   --------------  --------------
Operating income.................................................................       5,151,199       6,265,939
                                                                                   --------------  --------------
Interest income..................................................................          60,435          42,449
Interest expense -- related party................................................        (518,620)       (457,594)
                                                                                   --------------  --------------
                                                                                         (458,185)       (415,145)
                                                                                   --------------  --------------
Net income.......................................................................  $    4,693,014  $    5,850,794
                                                                                   --------------  --------------
                                                                                   --------------  --------------

         The accompanying notes are an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994

                                    ASSETS                                            1993              1994
------------------------------------------------------------------------------  -----------------  --------------
CURRENT ASSETS
  Cash and cash equivalents...................................................  $    1,616,623     $    1,188,721
  Accounts receivable -- trade, net of allowance for uncollectible accounts of
   $240,085 and $50,000 in 1993 and 1994, respectively........................       3,030,849          3,145,756
  Other current assets........................................................         245,293            209,302
                                                                                -----------------  --------------
    Total current assets                                                             4,892,765          4,543,779
                                                                                -----------------  --------------
PROPERTY AND EQUIPMENT
  Land........................................................................       1,090,252          1,090,247
  Building and improvements...................................................       1,632,932          1,661,875
  Equipment, furniture and fixtures, and vehicles.............................       4,299,155          4,397,302
                                                                                -----------------  --------------
                                                                                     7,022,339          7,149,424
  Less: Accumulated depreciation                                                     3,136,720          3,566,261
                                                                                -----------------  --------------
      Net property and equipment                                                     3,885,619          3,583,163
                                                                                -----------------  --------------
BROADCAST LICENSE (NET) -- NOTE 3.............................................      13,843,695         13,270,109
NON-COMPETE AGREEMENT (NET) -- NOTE 3.........................................       3,266,663          2,466,663
                                                                                -----------------  --------------
                                                                                $   25,888,742     $   23,863,714
                                                                                -----------------  --------------
                                                                                -----------------  --------------

                   LIABILITIES AND JOINT VENTURERS' EQUITY
------------------------------------------------------------------------------
CURRENT LIABILITIES
  Note payable -- related party -- current portion............................  $    3,200,000     $    2,000,000
  Accounts payable............................................................         164,255            223,262
  Partnership distributions payable...........................................         640,000           --
  Music license fees..........................................................         729,726            665,919
  Employee compensation.......................................................         740,031            779,752
  Advance payment for programming.............................................         --                 300,000
  Other.......................................................................         153,896            122,259
                                                                                -----------------  --------------
    Total current liabilities.................................................       5,627,908          4,091,192
NOTE PAYABLE -- RELATED PARTY -- LONG TERM....................................       5,400,000          1,600,000
JOINT VENTURERS' EQUITY.......................................................      14,860,834         18,172,522
                                                                                -----------------  --------------
                                                                                $   25,888,742     $   23,863,714
                                                                                -----------------  --------------
                                                                                -----------------  --------------

         The accompanying notes are an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                     STATEMENTS OF JOINT VENTURERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                                      NATIONAL
                                                                                    SUBSCRIPTION
                                                       HARRISCOPE      ESSANESS      TELEVISION
                                                      OF CHICAGO,      THEATRES      OF CHICAGO,
                                                          INC.        CORPORATION       INC.           TOTAL
                                                     --------------  -------------  -------------  --------------
Equity at January 1, 1993..........................  $    6,621,411  $   2,404,093  $   2,892,316  $   11,917,820
Net income for the year ended December 31, 1993....       2,346,507      1,196,719      1,149,788       4,693,014
Capital distributions..............................        (875,000)      (446,250)      (428,750)     (1,750,000)
                                                     --------------  -------------  -------------  --------------
Equity at December 31, 1993........................       8,092,918      3,154,562      3,613,354      14,860,834
Net income for the year ended December 31, 1994....       2,925,397      1,491,952      1,433,445       5,850,794
Capital distributions..............................      (1,269,554)      (647,472)      (622,080)     (2,539,106)
                                                     --------------  -------------  -------------  --------------
Equity at December 31, 1994........................  $    9,748,761  $   3,999,042  $   4,424,719  $   18,172,522
                                                     --------------  -------------  -------------  --------------
                                                     --------------  -------------  -------------  --------------

         The accompanying notes are an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                                         1993            1994
                                                                                    ---------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                        $     4,693,014  $   5,850,794
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................................        1,685,068      1,852,052
    (Increase) decrease in other assets and liabilities:
      Accounts receivable -- trade, net...........................................         (679,836)      (114,907)
      Other assets................................................................          (66,140)        35,996
      Accounts payable............................................................          (86,897)        59,007
      Accrued liabilities.........................................................         (252,335)       244,277
                                                                                    ---------------  -------------
        Net cash provided by operating activities.................................        5,292,874      7,927,219
                                                                                    ---------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures............................................................         (142,917)      (176,015)
  Escrow account..................................................................        5,703,431             --
  Acquisition of broadcast license and non-compete agreement......................      (18,338,707)            --
  Other...........................................................................           47,100             --
                                                                                    ---------------  -------------
        Net cash used by investing activities.....................................      (12,731,093)      (176,015)
                                                                                    ---------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuances of notes payable -- related party.......................       15,300,000             --
  Repayments of notes payable -- related party....................................       (7,200,000)    (5,000,000)
  Capital distributions...........................................................       (1,110,000)    (3,179,106)
                                                                                    ---------------  -------------
        Net cash provided by (used by) financing activities.......................        6,990,000     (8,179,106)
                                                                                    ---------------  -------------

DECREASE IN CASH AND CASH EQUIVALENTS.............................................         (448,219)      (427,902)

CASH AND CASH EQUIVALENTS
  Beginning of year...............................................................        2,064,842      1,616,623
                                                                                    ---------------  -------------
  End of year.....................................................................  $     1,616,623  $   1,188,721
                                                                                    ---------------  -------------
                                                                                    ---------------  -------------

         The accompanying notes are an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Video 44, a joint venture ("Venture"), was formed in 1980 for the purpose of constructing, owning and operating facilities to broadcast over Channel 44 in Chicago, Illinois. The Joint Venture Agreement provides for the capital, profits, assets and liabilities of Video 44 to be allocated to the joint venturers as follows:

Harriscope of Chicago, Inc. ("Harriscope")..........................      50.0%
Essaness Theatres Corporation ("Essaness")..........................      25.5%
National Subscription Television of Chicago, Inc. ("NST")...........      24.5%

    The Management Board of Video 44 consists of seven members, three of whom are appointed by an affiliate of Oak Industries, Inc., an investor in NST and Harriscope; two of whom are appointed by officers of Harriscope; and two of whom are appointed by officers of Essaness.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash balances and short-term investments with original maturities of three months or less. The Venture recorded $60,435 and $42,449 in interest income on short-term investments in 1993 and 1994, respectively. All amounts are recorded at cost, which approximates market.

    REVENUE RECOGNITION

    Advertising revenues are recognized when commercials are broadcast.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Additions and improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost and accumulated depreciation of property sold or retired are removed from the accounts, and gains or losses, if any, are reflected in earnings for the period.

    BROADCAST LICENSE AND NON-COMPETE AGREEMENTS

    Broadcast license costs are being amortized on a straight-line basis over 25 years. The non-compete agreement is being amortized on a straight-line basis over five years, the term of the non-compete agreement. Periodically the value of these assets are reviewed for impairment. Accumulated amortization at December 31, 1993 for the broadcast license and non-compete agreement was $495,012 and $733,337, respectively. Accumulated amortization at December 31, 1994 for the broadcast license and non-compete agreement was $1,068,598 and $1,533,337, respectively.

    INCOME TAXES

    No provision for income taxes is necessary in the financial statements of the Venture because, as a joint venture, it is not subject to income tax, and the tax effect of its activities accrues to the joint venturers.

    EMPLOYEE BENEFITS

    The Company sponsors two defined contribution employee benefit plans, one covering union employees and the other covering salaried employees. Annual contributions to these plans are based on a fixed rate per hour for union employees and a fixed percentage of wages for salaried employees. Expense relating to these plans amounted to $113,669 and $126,014 in 1993 and 1994, respectively.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS
    The following is an analysis of the activity in the allowance for doubtful accounts during 1993 and 1994:

Balance at December 31, 1992....................................  $ 165,734
Expense.........................................................    205,219
Write-offs (net of recoveries)..................................   (130,868)
                                                                  ---------
Balance at December 31, 1993....................................    240,085
Expense.........................................................    326,352
Write-offs (net of recoveries)..................................   (516,437)
                                                                  ---------
Balance at December 31, 1994....................................  $  50,000
                                                                  ---------
                                                                  ---------

NOTE 3 -- BROADCAST LICENSE
    In  August  1982,  the  Venture  filed  an  application  with  the   Federal
Communications Commission ("FCC") for renewal of its broadcast license. In November 1982, a competing application was filed for a construction permit for a new broadcast television station on the same frequency utilized by the Venture. The competing application was mutually exclusive with the application for
license  renewal  filed  by  the  Venture.  Comparative  hearings  on  the   two
applications were held during 1983 and 1984 and, in February 1986, an administrative law judge issued a decision granting the competing applicant's request for a construction permit and denying the Venture's application for renewal of its broadcast license. The Venture appealed the decision to the Review Board of the FCC and, in January 1989, the Review Board reversed the administrative law judge's opinion and granted the Venture's renewal application and denied the application of the competing applicant. The competing applicant appealed the FCC's decision to the U.S. Court of Appeals for the District of Columbia ("Court"). In April 1990, the Court ruled that the FCC's renewal of the Venture's license was arbitrary and capricious and remanded the case to the FCC for further proceedings.

    In a Memorandum Opinion and Order adopted September 1990, the FCC reversed its earlier order renewing the Venture's license, denied the Venture's application for renewal and granted a construction permit to the competing applicant. The ruling authorized the Venture to continue operation of the station for 91 days following the later of (a) the release of the order or (b) the completion of proceedings for reconsideration before the FCC and/or judicial review upon appeal. The Venture requested the FCC to reconsider its decision and in July 1991, the FCC upheld its earlier decision. The Venture then appealed the FCC decision to the Court.

    In October 1992, the Venture entered into an agreement ("Agreement") with the competing applicant to acquire the competing applicant's rights to the license that had been awarded to the competing applicant. The Agreement provided for two payments to be made by the Venture to the competing applicant: 1) the first payment, totalling $11,666,667 plus accrued interest at the prime rate plus 1% from September 1, 1992 to the date of payment, to be made within 10 days following the date on which an order by the FCC approving the settlement shall become a final order not subject to judicial review; and 2) the second payment, totalling $6,009,757, plus accrued interest on $5,833,833 of such amount at the prime rate plus 1% from September 1, 1992 to the date of payment, to be made within 10 days following the date on which an order by the FCC approving the transfer of the license to the Venture through its license renewal application shall become a final order not subject to judicial review.

    In connection with the Agreement, the Venture established an escrow account with a commercial bank to secure the payments to be made to the competing applicant. In October 1992, the Venture deposited $5,676,424 in cash in the
escrow   account.  In  addition,   Oak  Industries,  Inc.   and  the  Irving  B.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- BROADCAST LICENSE (CONTINUED)
Harris Revocable Trust ("Trust"), an investor in Harriscope, each issued letters of credit for $6,000,000 payable to the competing applicant, subject to the completion of the conditions outlined above for the first and second payments to the competing applicant.

    In February 1993, the FCC's order approving the Agreement between the Venture and the competing applicant became final. In February 1993, the Venture made its first payment to the competing applicant in the amount of $12,029,133. In May 1993, the FCC's order approving the transfer of the license to the Venture became final. In May 1993, the Venture made its second payment to the competing applicant in the amount of $6,309,574. The total purchase price of $18,338,707 was allocated to the broadcast license and the non-compete agreement in accordance with the terms of the agreement.

NOTE 4 -- DEBT
    On May 27, 1993, the Venture entered into a Term Loan Agreement ("Loan") for $10 million with the Trust. The Loan requires quarterly payments of principal and interest, beginning on September 30, 1993 and June 30, 1993, respectively, with final maturity on May 31, 1996. Future principal payments total $2.0 million in 1995 and $1.6 million in 1996. Interest accrues quarterly on the outstanding principal balance at the Venture's option of LIBOR plus 2.25% (8.25% at December 31, 1994) (decreasing to 1.5% after September 30, 1995) or the prime rate (as quoted by First National Bank of Chicago) plus .5% (9.0% at December 31, 1994) (with no premium after September 30, 1995). The Loan is secured by a first lien on and a security interest in both tangible and intangible assets of the Venture, including but not limited to accounts receivable, fixtures and equipment, and the Venture's broadcast license. The Loan contains certain covenants which, among other things, require the Venture to maintain at the end of each calendar quarter a defined cash flow coverage ratio and prohibit the Venture from making certain investments, incurring lease liabilities in excess of $125,000 per year or making capital expenditures in excess of $200,000 per year.

    In connection with entering into the Loan, the Venture incurred $117,929 of legal costs and closing fees, which have been deferred and are being amortized on a straight-line basis over the Loan term.

    The Loan proceeds were used to repay the amounts borrowed from the Lenders, as described below. The remaining proceeds were used for the second payment to the competing applicant (along with existing cash balances of the Venture) under the Agreement as described in Note 3.

    The total Loan balance outstanding of $3,600,000 at December 31, 1994 has been allocated between current and long-term liabilities, based on the scheduled repayment of the principal balance.

    On October 7, 1992, the Venture entered into a Financing Agreement with Oak Industries, Harriscope and the Trust (collectively, the "Lenders"), whereby the Lenders agreed to lend the Venture up to the following amounts as needed by the Venture to meet its financial obligations under the Agreement:

Oak Industries.................................................  $5,750,000
Trust..........................................................  $5,750,000
Harriscope.....................................................  $1,000,000

    The terms of the Financing Agreement provided for payment of interest at the prime rate plus 4%. On October 8, 1992, the Venture borrowed $500,000 from Harriscope under the terms of the Financing Agreement, with such amount payable on demand by Harriscope. Accordingly, such obligation was recorded as a current liability at December 31, 1992.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- DEBT (CONTINUED)
    On February 10, 1993, the Venture borrowed $2,650,000 from Oak Industries and $2,650,000 from the Trust under the terms of the Financing Agreement. Such funds, along with the balance in the escrow deposit account described in Note 3 and existing cash balances of the Venture, were used to pay the first payment to the competing applicant described in Note 3.

    Borrowings under the Financing Agreement were repaid in May 1993 and the financing agreement was subsequently canceled.

    Interest paid during fiscal years 1993 and 1994 totaled approximately $495,000 and $423,000, respectively.

NOTE 5 -- NETWORK AGREEMENT

    Since January 1989, the Venture has been an affiliate of Telemundo Group, Inc. ("Telemundo"). Pursuant to a Network Affiliation and Representation Agreement, Telemundo provides the Venture with Spanish-language programming for broadcast in the Chicago market and with national sales representation services to market commercial advertising time. Under the terms of the latest agreement effective January 1, 1993 and expiring December 31, 1995, Telemundo guaranteed the Venture a minimum level of Total Affiliate Revenues (as defined).

NOTE 6 -- LEASE AGREEMENT
    The Company leases certain operating facilities under a lease which expires in 1999, with the option to extend the lease term through September 30, 2009. The lease generally provides that the Company will pay for utilities, real estate taxes, maintenance and insurance. Minimum annual rental payments are $185,338 for the period 1995 through 1998 and $139,004 in 1999.

    Rent expense was $217,458 and $203,606 in 1993 and 1994, respectively.

NOTE 7 -- RELATED PARTY TRANSACTIONS
    In 1993 and 1994, the Venture paid management fees of $400,000 as follows:

        - $150,000 to Oak Industries, Inc.

        - $125,000 to an individual who is an investor in Essaness.

        - $75,000 allocated evenly to two individuals who are investors in Harriscope.

        - $50,000 to Harriscope Corporation, a corporation owned by an investor in Harriscope.

                 (This page has been left blank intentionally.)

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                              STATEMENTS OF INCOME
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995

                                                                                        1994            1995
                                                                                   --------------  --------------
Net revenues.....................................................................  $   11,873,186  $   13,256,810
                                                                                   --------------  --------------
Operating expenses
  Technical and program..........................................................       2,366,462       2,933,767
  Selling, general and administrative............................................       3,130,350       4,240,855
  Management fee -- related party................................................         300,000         300,000
  Depreciation and amortization..................................................       1,385,592       1,413,950
                                                                                   --------------  --------------
                                                                                        7,182,404       8,888,572
                                                                                   --------------  --------------
Operating income.................................................................       4,690,782       4,368,238
                                                                                   --------------  --------------
Interest expense, net of income..................................................        (302,651)       (117,174)
                                                                                   --------------  --------------
Net income.......................................................................  $    4,388,131  $    4,251,064
                                                                                   --------------  --------------
                                                                                   --------------  --------------

          The accompanying note is an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                                 BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1995

                                              ASSETS
--------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents.......................................................................  $    1,054,894
  Accounts receivable -- trade, net of
   allowance for uncollectible accounts of $195,426...............................................       3,376,348
  Other current assets............................................................................         243,085
                                                                                                    --------------
    Total current assets..........................................................................       4,674,327
                                                                                                    --------------
PROPERTY AND EQUIPMENT
  Land............................................................................................       1,090,247
  Building and improvements.......................................................................       1,683,673
  Equipment, furniture and fixtures, and vehicles.................................................       5,251,394
                                                                                                    --------------
                                                                                                         8,025,314
  Less: Accumulated depreciation..................................................................       3,950,008
                                                                                                    --------------
        Net property and equipment................................................................       4,075,306
                                                                                                    --------------
BROADCAST LICENSE (NET)...........................................................................      12,839,909
NON-COMPETE AGREEMENT (NET).......................................................................       1,866,660
                                                                                                    --------------
                                                                                                    $   23,456,202
                                                                                                    --------------
                                                                                                    --------------

                             LIABILITIES AND JOINT VENTURERS' EQUITY
--------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Note payable -- related party -- current portion................................................  $      900,000
  Accounts payable................................................................................         398,103
  Music license fees..............................................................................         547,628
  Employee compensation...........................................................................         783,113
  Advance payment for programming.................................................................         597,891
  Other...........................................................................................         195,881
                                                                                                    --------------
    Total current liabilities.....................................................................       3,422,616
JOINT VENTURERS' EQUITY...........................................................................      20,033,586
                                                                                                    --------------
                                                                                                    $   23,456,202
                                                                                                    --------------
                                                                                                    --------------

          The accompanying note is an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995

                                                                                          1994           1995
                                                                                     --------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................  $    4,388,131  $   4,251,064
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................       1,385,592      1,413,950
    (Increase) decrease in other assets and liabilities:
      Accounts receivable -- trade, net............................................          44,988       (230,592)
      Other assets.................................................................         (49,300)       (33,783)
      Accounts payable.............................................................          62,353        174,841
      Accrued liabilities..........................................................        (129,619)       256,583
                                                                                     --------------  -------------
        Net cash provided by operating activities..................................       5,702,145      5,832,063
                                                                                     --------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.............................................................        (108,076)      (875,890)
                                                                                     --------------  -------------
        Net cash used by investing activities......................................        (108,076)      (875,890)
                                                                                     --------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of notes payable -- related party.....................................      (3,700,000)    (2,700,000)
  Capital distributions............................................................      (2,879,106)    (2,390,000)
                                                                                     --------------  -------------
        Net cash used by financing activities......................................      (6,579,106)    (5,090,000)
                                                                                     --------------  -------------

DECREASE IN CASH AND CASH EQUIVALENTS..............................................        (985,037)      (133,827)

CASH AND CASH EQUIVALENTS
  Beginning of year................................................................       1,616,623      1,188,721
                                                                                     --------------  -------------
  End of period....................................................................  $      631,586  $   1,054,894
                                                                                     --------------  -------------
                                                                                     --------------  -------------

          The accompanying note is an integral part of this statement.

                                    VIDEO 44
                       (AN UNINCORPORATED JOINT VENTURE)
                          NOTE TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
NOTE 1 -- BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position of Video 44 as of September 30, 1995 and the results of its operations and its cash flows for each of the nine-month periods ended September 30, 1995 and 1994. All adjustments reflected in the accompanying unaudited financial statements are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY ONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................           3
Incorporation of Certain Documents by
  Reference....................................           3
Prospectus Summary.............................           5
Risk Factors...................................          14
Use of Proceeds................................          21
Capitalization.................................          22
Unaudited Pro Forma Consolidated Financial
  Data.........................................          23
Selected Historical Consolidated Financial
  Data.........................................          29
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........          30
Business.......................................          35
Management.....................................          51
Principal Stockholders.........................          53
The Acquisition................................          57
Consent Solicitation and Repurchase Offer......          59
Description of Certain Indebtedness............          60
Description of the Senior Notes................          63
Certain Federal Income Tax Considerations......          90
Underwriting...................................          93
Experts........................................          94
Legal Matters..................................          94
Index to Financial Statements..................         F-1


                                 --------------
UNTIL                  , 1996 (40  DAYS AFTER THE DATE  OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THE DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

$

TELEMUNDO GROUP, INC.

   % SENIOR NOTES
DUE 2006

                                     [LOGO]

SALOMON BROTHERS INC

ALEX. BROWN & SONS

    INCORPORATED


BT SECURITIES CORPORATION

PROSPECTUS

DATED              , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the Senior Notes.


SEC registration fee..........................................  $    60,345
NASD filing fee...............................................       19,942
Blue Sky fees and expenses....................................       20,000
Accounting fees and expenses..................................      150,000
Legal fees and expenses.......................................      470,000
Printing and engraving expenses...............................      400,000
Miscellaneous.................................................       49,713
                                                                -----------
    TOTAL.....................................................  $ 1,170,000
                                                                -----------
                                                                -----------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Article Seventh of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law ("DGCL") or (4) for any transaction from which the director derived an improper personal benefit.



    Section 145 of the DGCL permits the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding; provided that such persons satisfy certain standards set forth in such section.



    The Company's Amended and Restated By-laws provide, among other things, and subject to the procedures specified therein, that (1) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action (other than an action by or in the right of the Company) by reason of the fact that he is a director or officer of the Company, or is serving at the request of the Company as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is a director or officer of the Company, or is serving at the request of the Company as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such under liability insurance policies carried by the Company.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) Exhibits


 EXHIBIT
  NUMBER
----------
    1.1     Form of Underwriting Agreement between the Company and Salomon
             Brothers Inc.**
    2.1     Chapter 11 Plan of Reorganization filed with the United States
             Bankruptcy Court for the Southern District of New York (the
             "Bankruptcy Court") on November 19, 1993, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 22,
             1993 and incorporated herein by reference.
    2.2     Second Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code dated April 29, 1994, filed as Exhibit 28.1 to the Company's Current Report on Form 8-K dated July 20, 1994 and incorporated herein by reference.
    2.3     Second Amended Plan of Reorganization filed with the Bankruptcy
             Court on April 29, 1994, filed as Exhibit 2.2 to the Company's
             Quarterly Report on Form 10-Q for the quarter ended March 31,
             1994 (the "March 31, 1994 10-Q") and incorporated herein by reference.
    2.4     Order Pursuant to Section 1129 of the Bankruptcy Code confirming the Debtor's Second Amended Chapter 11 Plan of Reorganization
             dated July 20, 1994, filed as Exhibit 2.2 to the Company's
             Quarterly Report on Form 10-Q for the quarter ended September
             30, 1994 (the "September 30, 1994 10-Q") and incorporated herein by reference.
    4.1     Indenture dated as of December 30, 1994 between the Company and
             Bankers Trust Company, trustee, with respect to the 10.25%
             Senior Notes due December 30, 2001, filed as Exhibit 4.2 to the
             Company's Current Report on Form 8-K dated December 30, 1994
             (the "December 30, 1994 8-K") and incorporated herein by
             reference.
    4.2     Warrant Agreement dated as of December 30, 1994 between the
             Company and Shawmut Bank Connecticut, National Association,
             filed as Exhibit 4.3 to the December 30, 1994 8-K and
             incorporated herein by reference.
    4.3     Warrant Agreement dated as of December 30, 1994 between the
             Company and Reliance Insurance Company, filed as Exhibit 4.4 to the December 30, 1994 8-K and incorporated herein by reference.
    4.4     Registration Rights Agreement dated as of December 30, 1994 between the Company, Apollo Advisors, L.P. and Reliance
             Insurance Company, filed as Exhibit 4.5 to the December 30, 1994
             8-K and incorporated herein by reference.
    4.5     Supplemental Indenture dated as of December 12, 1995 between the
             Company and Bankers Trust Company, trustee, with respect to the
             10.25% Senior Notes due December 30, 2001.**
    4.6     Form of Indenture dated as of        , 1996 between the Company
             and Bank of Montreal Trust Company, as trustee, with respect to
             the     % Senior Notes due 2006.**
    5.1     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.**
   10.1     Employment Agreements between the Company and each of Joaquin F.
             Blaya, Jose C. Cancela, Filiberto Fernandez and Jose Del Cueto,
             filed as Exhibit 10.19 to the Company's Quarterly Report on Form
             10-Q for the quarter ended June 30, 1992, and incorporated herein by reference.

 EXHIBIT
  NUMBER
----------
   10.2     Employment Agreement between the Company and Gustavo Pupo-Mayo dated as of September 16, 1994 filed as Exhibit 10.9 to the 1994
             Form 10-K and incorporated therein by reference.
   10.3     Continuation Agreement between the Company and Bernard S. Carrey dated October 15, 1993 filed as Exhibit 10.18 to the 1993 10-K and incorporated herein by reference.
   10.4     Continuation Agreement between the Company and Kevin M. Sheehan dated October 15, 1993 filed as Exhibit 10.19 to the 1993 10-K and incorporated herein by reference.
   10.5     Amendment No. 1 dated as of May 15, 1994 to Employment Agreement between the Company and Joaquin F. Blaya dated as of May 26,
             1992, filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1994 (the "June 30, 1994 10-Q") and incorporated herein by reference.
   10.6     Employment Agreement between the Company and Joaquin F. Blaya dated as of May 15, 1994, filed as Exhibit 10.2 to the June 30,
             1994 10-Q and incorporated herein by reference.
   10.7     Employment Agreement dated as of May 15, 1994 between the Company and Peter J. Housman II, filed as Exhibit 10.3 to the June 30,
             1994 10-Q and incorporated herein by reference.
   10.8     Amendment No. 1 dated as of May 15, 1994 to Employment Agreement between the Company and Jose C. Cancela dated as of May 27,
             1992, filed as Exhibit 10.4 to the June 30, 1994 10-Q and
             incorporated herein by reference.
   10.9     Employment Agreement dated as of May 15, 1994 between the Company and Jose C. Cancela, filed as Exhibit 10.5 to the June 30, 1994
             10-Q and incorporated herein by reference.
   10.10    Settlement Agreement dated May 16, 1994 between John Blair
             Communications, Inc., John Blair & Company, Inc., Blair
             Entertainment Corporation, JHR Acquisition Corp., Telemundo
             Group, Inc., Reliance Capital Group, L.P. Reliance Associates,
             L.P. Reliance Capital Group, Inc., Reliance Group Holdings,
             Inc., Deloitte & Touche, Henry R. Silverman, Donald G. Raider,
             Peter J. Housman II, and the Official Committee of Unsecured
             Creditors in Telemundo Group, Inc.'s Chapter 11 case, filed as
             Exhibit 10.6 to the June 30, 1994 10-Q and incorporated herein by reference.
   10.11    Limited Partnership Agreement dated July 20, 1994 between
             Telemundo News Network, Inc., Telenoticias del Mundo, Inc.,
             Reuter Latam News, Inc., Antena 8 International, Inc. and Artear
             Argentina Corporation, filed as Exhibit 10.8 to the June 30,
             1994 10-Q and incorporated herein by reference.
   10.12    Loan and Security Agreement dated as of December 31, 1994 between the Company and Foothill Capital Corporation, filed as Exhibit
             10.1 to the December 30, 1994 8-K and incorporated herein by reference.
   10.13    Agreement to Purchase NST Venture Interest and Capital Stock by
             and among The Stockholders of Harriscope of Chicago, Inc. and
             National Subscription Television of Chicago, Inc. and Telemundo
             of Chicago, Inc. dated as of November 8, 1995, filed as Exhibit
             10.1 to the Form 10-Q/A filed November 27, 1995 and incorporated herein by reference.
   10.14    Form of Partnership Agreement, dated November 8, 1995, by and among Essaness Theatres Corporation, Telemundo of Chicago, Inc.
             and Harriscope of Chicago, Inc., filed as Exhibit 10-2 to the
             Form 10-Q/A filed November 27, 1995 and incorporated herein by reference.

 EXHIBIT
  NUMBER
----------
   10.15    Consent between the Company and Foothill Capital Corporation, dated as of February 2, 1996, to the Loan and Security Agreement
             between the Company and Foothill Capital Corporation, dated as of December 31, 1994.**
   23.1     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
             Exhibit 5.1).**
   23.2     Consent of Deloitte & Touche LLP.**
   23.3     Consent of Price Waterhouse LLP.**
   24.1     Power of Attorney.*
   25.1     Statement of Eligibility of Trustee.**


------------------------

 * Filed with the Registration Statement on Form S-3 (No. 33-64599) dated November 27, 1995.

** Filed herein.

    (b) Financial Statement Schedules

    See Index to Financial Statements, page F-1.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant for expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hialeah, State of Florida, on February 6, 1996.


                                          TELEMUNDO GROUP, INC.


                                          By: _________________*________________

                                                     Roland A. Hernandez
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated on February 6, 1996.



                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                          *                             President and Chief Executive Officer and Director
                 Roland A. Hernandez                     (Principal Executive Officer)

                /s/Peter J. Housman II
                 Peter J. Housman II                    Chief Financial Officer (Principal Financial Officer)

                          *
                   Steven E. Dawson                     (Principal Accounting Officer)

                          *
                    Leon D. Black                       Director

                          *
                    Guillermo Bron                      Director

                          *
                      Alan Kolod                        Director

                          *
                   Bruce H. Spector                     Director

                          *
                   Barry W. Ridings                     Director

                          *
                   Edward M. Yorke                      Director

                          *
                 David E. Yurkerwich                    Director

             *By  /s/Peter J. Housman II
                 Peter J. Housman II
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER    DESCRIPTION                                                      PAGE
----------  ------------------------------------------------------------    -----
    1.1     Form of Underwriting Agreement between the Company and
             Salomon Brothers Inc.**
    2.1     Chapter 11 Plan of Reorganization filed with the United
             States Bankruptcy Court for the Southern District of New
             York (the "Bankruptcy Court") on November 19, 1993, filed
             as Exhibit 2.1 to the Company's Current Report on Form 8-K
             dated November 22, 1993 and incorporated herein by
             reference.
    2.2     Second Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code dated April 29, 1994, filed as
             Exhibit 28.1 to the Company's Current Report on Form 8-K
             dated July 20, 1994 and incorporated herein by reference.
    2.3     Second Amended Plan of Reorganization filed with the
             Bankruptcy Court on April 29, 1994, filed as Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March 31, 1994 10-Q") and
             incorporated herein by reference.
    2.4     Order Pursuant to Section 1129 of the Bankruptcy Code
             confirming the Debtor's Second Amended Chapter 11 Plan of
             Reorganization dated July 20, 1994, filed as Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 (the "September 30, 1994 10-Q")
             and incorporated herein by reference.
    4.1     Indenture dated as of December 30, 1994 between the Company and Bankers Trust Company, trustee, with respect to the
             10.25% Senior Notes due December 30, 2001, filed as Exhibit
             4.2 to the Company's Current Report on Form 8-K dated
             December 30, 1994 (the "December 30, 1994 8-K") and
             incorporated herein by reference.
    4.2     Warrant Agreement dated as of December 30, 1994 between the
             Company and Shawmut Bank Connecticut, National Association,
             filed as Exhibit 4.3 to the December 30, 1994 8-K and
             incorporated herein by reference.
    4.3     Warrant Agreement dated as of December 30, 1994 between the
             Company and Reliance Insurance Company, filed as Exhibit
             4.4 to the December 30, 1994 8-K and incorporated herein by reference.
    4.4     Registration Rights Agreement dated as of December 30, 1994 between the Company, Apollo Advisors, L.P. and Reliance
             Insurance Company, filed as Exhibit 4.5 to the December 30,
             1994 8-K and incorporated herein by reference.
    4.5     Supplemental Indenture dated as of December 12, 1995 between the Company and Bankers Trust Company, trustee, with
             respect to the 10.25% Senior Notes due December 30, 2001.**
    4.6     Form of Indenture dated as of        , 1996 between the
             Company and Bank of Montreal Trust Company, as trustee,
             with respect to the     % Senior Notes due 2006.**
    5.1     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.**
   10.1     Employment Agreements between the Company and each of
             Joaquin F. Blaya, Jose C. Cancela, Filiberto Fernandez and
             Jose Del Cueto, filed as Exhibit 10.19 to the Company's
             Quarterly Report on Form 10-Q for the quarter ended June
             30, 1992, and incorporated herein by reference.
   10.2     Employment Agreement between the Company and Gustavo
             Pupo-Mayo dated as of September 16, 1994 filed as Exhibit
             10.9 to the 1994 Form 10-K and incorporated therein by
             reference.

 EXHIBIT
  NUMBER    DESCRIPTION                                                      PAGE
----------  ------------------------------------------------------------    -----
   10.3     Continuation Agreement between the Company and Bernard S.
             Carrey dated October 15, 1993 filed as Exhibit 10.18 to the
             1993 10-K and incorporated herein by reference.
   10.4     Continuation Agreement between the Company and Kevin M.
             Sheehan dated October 15, 1993 filed as Exhibit 10.19 to
             the 1993 10-K and incorporated herein by reference.
   10.5     Amendment No. 1 dated as of May 15, 1994 to Employment
             Agreement between the Company and Joaquin F. Blaya dated as of May 26, 1992, filed as Exhibit 10.1 to the Company's
             Form 10-Q for the quarter ended June 30, 1994 (the "June
             30, 1994 10-Q") and incorporated herein by reference.
   10.6     Employment Agreement between the Company and Joaquin F.
             Blaya dated as of May 15, 1994, filed as Exhibit 10.2 to
             the June 30, 1994 10-Q and incorporated herein by
             reference.
   10.7     Employment Agreement dated as of May 15, 1994 between the
             Company and Peter J. Housman II, filed as Exhibit 10.3 to
             the June 30, 1994 10-Q and incorporated herein by
             reference.
   10.8     Amendment No. 1 dated as of May 15, 1994 to Employment
             Agreement between the Company and Jose C. Cancela dated as of May 27, 1992, filed as Exhibit 10.4 to the June 30, 1994
             10-Q and incorporated herein by reference.
   10.9     Employment Agreement dated as of May 15, 1994 between the
             Company and Jose C. Cancela, filed as Exhibit 10.5 to the
             June 30, 1994 10-Q and incorporated herein by reference.
   10.10    Settlement Agreement dated May 16, 1994 between John Blair
             Communications, Inc., John Blair & Company, Inc., Blair
             Entertainment Corporation, JHR Acquisition Corp., Telemundo
             Group, Inc., Reliance Capital Group, L.P. Reliance
             Associates, L.P. Reliance Capital Group, Inc., Reliance
             Group Holdings, Inc., Deloitte & Touche, Henry R.
             Silverman, Donald G. Raider, Peter J. Housman II, and the
             Official Committee of Unsecured Creditors in Telemundo
             Group, Inc.'s Chapter 11 case, filed as Exhibit 10.6 to the
             June 30, 1994 10-Q and incorporated herein by reference.
   10.11    Limited Partnership Agreement dated July 20, 1994 between
             Telemundo News Network, Inc., Telenoticias del Mundo, Inc.,
             Reuter Latam News, Inc., Antena 8 International, Inc. and
             Artear Argentina Corporation, filed as Exhibit 10.8 to the
             June 30, 1994 10-Q and incorporated herein by reference.
   10.12    Loan and Security Agreement dated as of December 31, 1994
             between the Company and Foothill Capital Corporation, filed as Exhibit 10.1 to the December 30, 1994 8-K and
             incorporated herein by reference.
   10.13    Agreement to Purchase NST Venture Interest and Capital Stock
             by and among The Stockholders of Harriscope of Chicago,
             Inc. and National Subscription Television of Chicago, Inc.
             and Telemundo of Chicago, Inc. dated as of November 8,
             1995, filed as Exhibit 10.1 to the Form 10-Q/A filed
             November 24, 1995 and incorporated herein by reference.
   10.14    Form of Partnership Agreement, dated November 8, 1995, by
             and among Essaness Theatres Corporation ("Essaness"),
             Telemundo of Chicago, Inc. and Harriscope of Chicago, Inc.,
             filed as Exhibit 10-2 to the Form 10-Q/A filed November 24,
             1995 and incorporated herein by reference.
   10.15    Consent between the Company and Foothill Capital
             Corporation, dated as of February 2, 1996, to the Loan and
             Security Agreement between the Company and Foothill Capital
             Corporation, dated as of December 31, 1994.**
   23.1     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             (included in Exhibit 5.1).**

 EXHIBIT
  NUMBER    DESCRIPTION                                                      PAGE
----------  ------------------------------------------------------------    -----
   23.2     Consent of Deloitte & Touche LLP.**
   23.3     Consent of Price Waterhouse LLP.**
   24.1     Power of Attorney.*
   25.1     Statement of Eligibility of Trustee.**


------------------------

 *Filed  with  the  Registration  Statement on  Form  S-3  (No.  33-64599) dated
  November 27, 1995.

** Filed herein.